AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Preliminary Offering Circular Dated October 21, 2024

RoyaltyTraders LLC dba SongVest

1053 East Whitaker Mill Rd., Suite 115

Raleigh, NC 27604

(919) 324-2945

www.songvest.com

Best Efforts Offering of Royalty Share Units

RoyaltyTraders LLC dba SongVest, a Delaware limited liability company (which we refer to as “SongVest”, “we,” “us,” “our” or “our company”), is offering, on a best efforts basis, units (the “Royalty Share Units”) representing the right to a portion of specified royalty sharing agreements (each, a “Royalty Share Agreement”) identified in the “Royalty Share Offering Table” beginning on page iii. The Royalty Share Units will be made available for purchase via the web-based investment platform www.songvest.com, (the “SongVest Platform”), which is owned and operated by our affiliate RT2, LLC, (“RT2”), a Delaware limited liability company which is under common control with our company.

All of the Royalty Share Units of our company offered hereunder may collectively be referred to in this Offering Circular as the “Royalty Share Units” and each, individually, as a “Royalty Share Unit.” The Royalty Share Agreements described above may collectively be referred to in this Offering Circular as the “Royalty Share Agreements” and each, individually, as a “Royalty Share Agreement.” Finally, the offerings of the Royalty Share Units may collectively be referred to in this Offering Circular as the “offerings” and each, individually, as an “offering.” See “Securities Being Offered” for additional information regarding the Royalty Share Units.

The Royalty Share Units represent the contractual right to receive a portion of any royalty stream from the music portfolio underlying Royalty Share Agreements. SongVest will enter into Royalty Share Agreements with music portfolio owners to obtain rights to the music portfolio which, once the purchase option is executed, will result in SongVest receiving all of, or a portion of the royalties generated by that portfolio. Investors will acquire Royalty Share Units from SongVest to receive a pro rata portion of what SongVest has received (net of SongVest’s Administrative Fee) based on the number of Royalty Share Units that investor holds compared to the outstanding number of Royalty Share Units for that asset. Purchasing the Royalty Share Units does not confer to the investor any ownership in our company or the underlying music portfolio.

There will be a separate closing with respect to each offering. The closing of an offering will occur on the earliest to occur of (i) the date subscriptions for the number of Royalty Share Units offered for a Royalty Share Agreement have been accepted or (ii) a date determined by our company in its sole discretion, provided that subscriptions for the number of Units offered for a Royalty Share Agreement have been accepted. If closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or amendment thereof, as applicable, is qualified by the U.S. Securities and Exchange Commission, or the Commission, or (ii) any date on which our company elects to terminate the offering for a particular Royalty Share in its sole discretion. No securities are being offered by existing securityholders.

Each offering is being conducted on a “best efforts” basis pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended. The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest bearing escrow account with North Capital Private Securities Corporation and will not be commingled with the operating account of our company until, if and when there is a closing with respect to that investor group. Our company will be permitted to purchase Royalty Share Units alongside investors in offerings of series of Royalty Share Units conducted by our company at its discretion. The company will not use the proceeds raised from an offering for such purposes – rather, the company would use its own, separate cash reserves to purchase such Royalty Share Units.

	Price to public	Broker-Dealer discount and commissions(1)		Proceeds to Issuer(5)
“No Scrubs – TLC Version” Royalty Share Asset*
Per Royalty Share Unit	$100.00	$1.00		$99.00
Total Minimum(3)	$0.00	$0.00		$0.00
Total Maximum(3)	$51,200.00	$512.00		$50,688
“Creep – TLC Version” Royalty Share Asset*
Per Royalty Share Unit	$100.00	$1.00		$99.00
Total Minimum(3)	$0.00	$0.00		$0.00
Total Maximum(3)	$63,500.00	$635.00		$62,865
“Beyonce’s Radio” Royalty Share Asset*
Per Royalty Share Unit	$30.00	$0.30	(2)	$29.70
Total Minimum(3)	$0.00	$0.00		$0.00
Total Maximum(3)	$32,400.00	$324.00		$32,076.00
“BulletBoys – I Know There’s Something Going On” Royalty Share Asset*
Per Royalty Share Unit	$50.00	$0.50	(2)	$49.50
Total Minimum(3)	$0.00	$0.00		$0.00
Total Maximum(3)	$30,250.00	$302.50		$29,947.50
“BulletBoys – Smooth Up In Ya – 2024 Version” Royalty Share Asset*
Per Royalty Share Unit	$60.00	$0.60	(2)	$59.40
Total Minimum(3)	$0.00	$0.00		$0.00
Total Maximum(3)	$36,300.00	$363.00		$35,937.00
“Cainon Lamb (Beyonce’s Countdown and More)” Royalty Share Asset
Per Royalty Share Unit	$60.00	$0.60	(2)	$59.40
Total Minimum(3)	$0.00	$0.00		$0.00
Total Maximum(3)	$30,960.00	$309.60		$30,650.40
“Justin Bieber’s Rockin’ Around the Christmas Tree” Royalty Share Asset*
Per Royalty Share Unit	$31.50	$0.32	(2)	$31.18
Total Minimum(3)	$0.00	$0.00		$0.00
Total Maximum(3)	$94,500.00	$945.00		$93,555.00
“Young Thug – Best Friend” Royalty Share Asset*
Per Royalty Share Unit	$30.00	$0.30	(2)	$29.70
Total Minimum(3)	$0.00	$0.00		$0.00
Total Maximum(3)	$16,560.00	$165.60		$16,394.40

*	A “second-price” auction was utilized to help our company determine the Royalty Share Unit price for this series being offered by our company, which was conducted during “testing the waters” period under Rule 255 of Regulation A. See “Plan of Distribution and Selling Securityholders – Price Discovery” for further information on how our company determined the offering price per share for this series of Royalty Share Units. There is no obligation for any person who indicated interest as part of the auction process to invest in the Royalty Share Units.
(1)	We have engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”) to perform administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. Compensation to Dalmore includes a 1% commission payable to Dalmore for proceeds raised, as well as a one-time due diligence fee of $5,000 and one-time consulting fee of $10,000 payable by our company to Dalmore.
(2)	For this offering, we intend to use a portion of our Sourcing Fee to pay the 1% commission and all expenses payable to Dalmore and our transfer agent.
(3)	Because these are best efforts offerings, the actual public offering amounts and proceeds to us are not presently determinable and may be substantially less than each total maximum offering set forth above. Further, for each offering set forth above with a minimum offering amount, we will only close on investments and accept funds from investors if we have raised that minimum offering amount set forth above for that particular offering. Investors’ funds will be placed in an escrow account until the applicable minimum offering is met. Escrowed funds will be invested only in investments permissible under SEC Rule 15c2-4 (See Notice 84-7). In the event the minimum offering amount is not met, all investors’ funds will be promptly returned to each subscriber in accordance with SEC Rule 10b-9.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Ongoing Reporting and Supplements to this Offering Circular.”

An investment in our Royalty Share Units involves a high degree of risk. See “Risk Factors” on page 7 for a description of some of the risks that should be considered before investing in our Royalty Share Units.

Generally, no sale may be made to you in any offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF ANY OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are offering to sell, and seeking offers to buy, our Royalty Share Units only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our Royalty Share Units. Neither the delivery of this Offering Circular nor any sale or delivery of our Royalty Share Units shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is following the Offering Circular format described in Part II (a)(1)(i) of Form 1-A.

i

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, our manager, our company, our affiliates, and the SongVest Platform; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither we nor our manager can guarantee future performance, or that future developments affecting our company, our manager, our affiliates, or the SongVest Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ROYALTY SHARE UNITS OFFERING TABLE

The table below shows key information related to the offering of each series of Royalty Share Units under this Offering Statement. Please also refer to “The Underlying Portfolio” and “Use of Proceeds” sections for further details.

Royalty Share Unit Name	Underlying Portfolio(s)	Offering Price per Unit	Minimum Offering Amount(2)	Minimum Offering Amount(2)	Maximum Units	Opening Date	Closing Date	Final Amount Sold ($)	Distributions Paid ($)	Status(4)
“Beyonce’s Radio”	“Beyonce’s Radio” Producer’s Share	$30	$-	$32,400	1,080	N/A	N/A	N/A	N/A	Not Yet Qualified
Bullet Boys – I Know There’s Something Going On	“I Know There’s Something Going On” Sound Recording Owner’s Share	$50	$-	$30,250	605	N/A	N/A	N/A	N/A	Not Yet Qualified
Bullet Boys– Smooth Up In Ya – 2024 Version	“Smooth Up” Sound Recording Owner’s Share	$60	$-	$36,300	605	N/A	N/A	N/A	N/A	Not Yet Qualified
“Canion Lamb (Beyonce’s Countdown and More)”	“Beyonce’s Countdown and More” Writer’s Share	$60	$-	$30,960	516	N/A	N/A	N/A	N/A	Not Yet Qualified
“Justin Bieber’s Rockin’ Around the Christmas Tree”	“Rockin’ Around the Christmas Tree” Producer’s Share	$31.50	$-	$94,500	3,000	N/A	N/A	N/A	N/A	Not Yet Qualified
“Young Thug – Best Friend”	“Best Friend” Writer’s Share	$30	$-	$16,560	552	N/A	N/A	N/A	N/A	Not Yet Qualified
“No Scrubs – TLC Version”	“No Scrubs – TLC Version” Sound Recording Owner’s Share	$100	$-	$51,200	512	N/A	N/A	N/A	N/A	Not Yet Qualified
“Creep – TLC Version”	“Creep – TLC Version” Sound Recording Owner’s Share	$100	$-	$63,500	635	N/A	N/A	N/A	N/A	Not Yet Qualified

(1)	The offering price per Royalty Share Unit for this offering was determined by our company. To assist in this determination, our company utilized a “second-price” auction during the testing the waters period under Rule 255 of Regulation A.
(2)	The Minimum Offering Amount is the minimum amount of proceeds our company must raise in order to close on investments in the applicable offering. The Maximum Offering Amount includes the cost to acquire the 100% of the Music Royalty Asset set forth in the “Underlying Portfolio(s)” column in the table above, and, as applicable, the Minimum Offering Amount represents the cost to a smaller percentage of that Music Royalty Asset (as set forth in the applicable Royalty Share Agreement). Each of the minimum and maximum offering amounts (with the exception of the “TLC” offerings) also includes the Sourcing Fee.
(3)	Represents total distributions paid to holders of Royalty Share Units as of the date of this offering circular.
(4)	In this column, “Not Yet Qualified” indicates offerings submitted for review to the SEC under this offering statement, but that have not yet been qualified by the SEC.

The company previously offered is Royalty Share Units pursuant to an offering statement on Form 1-A (File No. 024-11532), in which the Royalty Share Units set forth in the table were offered and sold. On September 27, 2024, this offering was terminated.

Royalty Share Unit Name	Underlying Portfolio(s)	Offering Price per Unit		Minimum Offering Amount(2)	Maximum Offering Amount(2)	Maximum Units	Opening Date	Closing Date	Final Amount Sold ($)	Distributions Paid(3)
“Hit The Quan”	“Hit the Quan” Producer’s Share	$16.00	(1)	$31,200	$31,200	1,950	September 30, 2021	February 22, 2022	$31,200	$16,054.09
“Sanguine Paradise”	“Sanguine Paradise” Writer’s Share	$250.00	(1)	$47,500	$158,000	632	February 9, 2022	N/A	N/A	N/A
“Gang Forever”	“Gang Forever” Artist’s Share	$250.00	(1)	$57,000	$190,000	760	February 9, 2022	N/A	N/A	N/A
“3 Headed Goat”	“3 Headed Goat” Writer’s Share	$250.00	(1)	$161,500	$537,750	2,151	February 9, 2022	N/A	N/A	N/A
“Chippass”	“Chippass” Record Label’s Share	$250.00	(1)	$13,750	$27,750	111	September 13, 2022	October 13, 2022	$27,750	$6,033.96
“DJ Fresh”	“DJ Fresh” Record Label’s Share & Writer’s Share	$300.00	(1)	$39,600	$79,200	264	September 13, 2022	N/A	N/A	N/A
“Runnin’ (Lose It All)”	“Runnin’ (Lose It All)” Writer’s Share & Publisher’s Share	$250.00	(1)	$133,250	$266,500	1,066	November 22, 2022	N/A	N/A	N/A
“Fear No More”	“Fear No More” Writer’s Share	$100.00	(1)	$7,700	$14,000	140	November 22, 2022	December 22, 2022	$14,000	$1,625.40
“Cross Me”	“Cross Me” Writer’s Share	$100.00	(1)	$11,500	$21,500	215	November 22, 2022	February 6, 2023	$12,300	$1,344.44
“YoungBoy NBA – Drawing Symbols”	“YoungBoy NBA – Drawing Symbols” Writer’s Share	$100.00	(1)	$7,700	$13,800	138	January 3, 2023	N/A	N/A	N/A
“Onyx, Travis Scott, The Notorious B.I.G. & More”	“Onyx, Travis Scott, The Notorious B.I.G. & More” Writer’s Share (excluding Performance) & Publisher’s Share	$150.00	(1)	$33,000	$64,500	430	January 3, 2023	February 2, 2023	$64,500	$12,637.70
“Young L”	“Young L” Writer’s Share & Co-Publisher’s Share	$103.00	(1)	$10,197	$20,394	198	March 6, 2023	March 13, 2023	$20,394	$4,445.10
“Cainon Lamb”	“Cainon Lamb” Writer’s Share	$150.00	(1)	$86,250	$171,000	1,140	March 6, 2023	April 30, 2023	$104,400	$11,741.52
“Erik Cain”	“Erik Cain” Sound Recording Owner’s Share	$100.00	(1)	$15,700	$29,800	298	March 6, 2023	March 24, 2023	$29,800	$4,514.70
“No Scrubs – TLC Version”	“No Scrubs – TLC Version” Sound Recording Owner’s Share	$100.00	(1)	N/A	$130,000	1,300	August 28, 2023	September 21, 2024	$78,800	$2,710.05
“Creep – TLC Version”	“Creep – TLC Version” Sound Recording Owner’s Share	$100.00	(1)	N/A	$105,000	1,050	August 28, 2023	September 21, 2024	$41,500	$609.00
“Diggin On You – TLC Version”	“Diggin On You – TLC Version” Sound Recording Owner’s Share	$110.00	(1)	N/A	$22,000	200	August 28, 2023	July 31, 2024	$22,000	$710.00
“Swish Swish”	“Swish Swish” Writer’s Share & Publisher’s Share	$100.00		$18,200	$36,300	363	December 6, 2023	January 16, 2024	$36,600	$1,081.74
“Allstar JR 3 Macs”	“Allstar JR 3 Macs” Sound Recording “Shaudie Man STEP” Owner’s Share	$50.00		$36,550	$73,100	1,462	N/A	N/A	N/A	N/A
“Shaudie Man STEP”	Sound Recording Owner’s Share	$50.00		$19,950	$39,900	798	N/A	N/A	N/A	N/A
“Willie Taylor Soakin Wet”	“Willie Taylor Soakin Wet” Sound Recording Owner’s Share	$50.00		$19,750	$39,500	790	N/A	N/A	N/A	N/A
“Beyonce’s Radio”	“Beyonce’s Radio” Producer’s Share	$30.00		$16,200	$32,400	1,080	July 12, 2024	N/A	N/A	N/A
Bullet Boys – I Know There’s Something Going On	“I Know There’s Something Going On” Sound Recording Owner’s Share	$50.00		$15,150	$30,250	605	July 12, 2024	N/A	N/A	N/A
Bullet Boys– Smooth Up In Ya – 2024 Version	“Smooth Up” Sound Recording Owner’s Share	$60.00		$18,180	$36,300	605	July 12, 2024	N/A	N/A	N/A
“Canion Lamb (Beyonce’s Countdown and More)”	“Beyonce’s Countdown and More” Writer’s Share	$60.00		$35,160	$70,260	1,171	July 12, 2024	September 21, 2024	$39,300	N/A
“Justin Bieber’s Rockin’ Around the Christmas Tree”	“Rockin’ Around the Christmas Tree” Producer’s Share	$31.50		$47,250	$94,500	3,000	July 12, 2024	N/A	N/A	N/A
“Young Thug – Best Friend”	“Best Friend” Writer’s Share	$30.00		$8,280	$16,560	552	July 12, 2024	N/A	N/A	N/A

(1)	The offering price per Royalty Share Unit for this offering was determined by our company. To assist in this determination, our company utilized a “second-price” auction during the testing the waters period under Rule 255 of Regulation A.
(2)	The Minimum Offering Amount is the minimum amount of proceeds our company had to raise in order to close on investments in the applicable offering. The Maximum Offering Amount includes the cost to acquire the 100% of the Music Royalty Asset set forth in the “Underlying Portfolio(s)” column in the table above, and, as applicable, the Minimum Offering Amount represents the cost to a smaller percentage of that Music Royalty Asset (as set forth in the applicable Royalty Share Agreement). Each of the minimum and maximum offering amounts (with the exception of the “Hit the Quan” and “TLC” offerings) also includes the Sourcing Fee.
(3)	Represents total distributions paid to holders of Royalty Share Units as of the date of this offering circular.

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular. You should read the entire Offering Circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.” You are encouraged to seek the advice of your attorney, tax consultant, and business advisor with respect to the legal, tax, and business aspects of an investment in our Royalty Share Units. All references in this Offering Circular to “$” or “dollars” are to United States dollars.

The Company

Overview

Revenue generated in the music industry is expected to grow in the foreseeable future. A June 2019 Goldman Sachs equity research report forecasted that the recorded music market will hit $45 billion by 2030, driven by 1.15 billion users paying for music-streaming subscriptions and 40% penetration in developed markets such as the U.S. Despite this optimistic outlook, many record labels continue to seek alternative methods of financing while optimizing their digital marketing strategy in the music streaming economy. Further, while donation crowdfunding platforms like Kickstarter, and investment platforms like Royalty Exchange have seen some success in providing opportunities to invest in music to the public, investors and music fans still have limited access to investing in music royalty assets. Even those who do have access to top quality music royalty assets are faced with high fees, lack of transparency, and significant operational overheads. With high transactional costs and low transaction volumes, investors in music assets often suffer from illiquidity, resulting in long holding periods that make such investments inaccessible and unattractive for many investors.

We believe our offerings of Royalty Share Units offers a solution to this problem by allowing the public to acquire a portion of music royalties generated by their favorite artists’ albums. The Royalty Share Units allow investors to invest in the royalty streams from compositions by their favorite artists and get royalty distributions related to those assets. Our Royalty Share Units will be offered exclusively via the SongVest Platform – a platform that combines crowdfunding, investing, and a social network involving fans to create a robust online marketplace where the public can acquire Royalty Share Units related to their favorite artists’ music.

We plan to use the proceeds from these offerings of Royalty Share Units to acquire, hold and manage royalty interests derived from intellectual property created in the media industry (“Music Royalty Assets”). Music Royalty Assets are passive (non-operating) interests in media catalogs (collections of work) that provide the right to revenue produced from the catalog. As it relates to music catalogs, this includes revenue generated from streaming, downloads, physical album sales and other forms of usage by movies, television and advertisements. The Royalty Share Units being offered represent the right to a share of revenues flowing from the royalties generated by a particular Music Royalty Asset, which are acquired through Royalty Share Agreements that we enter into with the owners of those Music Royalty Assets.

We intend to acquire Music Royalty Assets ranging in price anywhere from $20,000 to $250,000. Some assets may also be below or above this range. Our mission is to democratize wealth accumulation by providing access, liquidity and transparency to investments in Music Royalty Assets.

Our company may charge a “Sourcing Fee” for Music Royalty Assets acquired using the proceeds from our offerings (the “Sourcing Fee”). The Sourcing Fee may be between 0% and 25% of the purchase price of the Music Royalty Asset set forth in the applicable Royalty Share Agreement for each offering, and will generally be set based on the level of difficulty and costs related to sourcing the particular Music Royalty Asset related to the series of Royalty Share Units. The Sourcing Fee may be waived by our manager. Additionally, our company will receive an “Administrative Fee” of up to 10% of value of the value of the royalty payments collected by our company to be distributed to holders of the Royalty Share Units, as compensation for managing the Music Royalty Assets (and corresponding Royalty Share Agreements). The amount of the Administrative Fee will be determined by the company for each series of Royalty Share Units on an individual basis, and will only be received by our company if distributions are made to Royalty Share Unit holders. If no distributions are made, no Administrative Fees will be received by our company.

History and Structure

Our company is a limited liability company formed on March 18, 2021 pursuant to the Delaware Limited Liability Company Act, or the LLC Act.

From inception through October 2024, our operations were focused on both the offering and sale of Royalty Share Units, as well as the operation of the SongVest Platform, which allows investors to pick and invest in the royalty streams from compositions by artists, and receive royalty distributions from those assets. Additionally, the SongVest Platform allows investors to impact the success of artists with their albums. Record labels are provided with tools and strategies enabled by the SongVest Platform, such as email marketing, to collectively promote albums, potentially furthering the success of a release, and generating more revenue.

In October 2024, our company underwent a restructuring, whereby we became a wholly-owned subsidiary of SAJA LLC, a newly-formed Delaware limited liability company, and certain aspects of our operations – primarily, the ownership and operation of the SongVest Platform – were transferred into a newly-formed sister entity, RT2, which is also a wholly-owned subsidiary of SAJA LLC. Both our company and RT2 are managed by SAJA LLC. As a result of this restructuring, our company’s sole business operation is the acquisition of Music Royalty Assets and making offers and sales of related Royalty Share Units. See “Interest of Management and Others in Certain Transactions” for more information on this restructuring, as well as for a description of certain agreements we entered into in connection with this restructuring.

Manager

Our company is managed by SAJA LLC, a Delaware limited liability company formed on October 3, 2024 (“SAJA”), which also owns 100% of our company. Throughout this Offering Circular, we refer to SAJA as the “manager”.

The manager has identified the Music Royalty Assets that the proceeds of the offerings described in this Offering Circular will be used to purchase, and generally is responsible for the day-to-day operations of our company.

Price Discovery

To determine the per Royalty Share Unit price for each series of such units, we may utilize the SongVest Platform to conduct a “second-price” auction during a testing the waters period under Rule 255 of Regulation A. On the SongVest Platform, a page will display the projected number of Royalty Share Units to be offered in a particular series’ offering in an auction environment. Each bidder can bid for as many or as few Royalty Share Units as they are willing to pay for, subject to a minimum bid size of one Royalty Share Unit. However, all winning test bidders have a projected payment based only on the lowest qualifying (successful) bid. The bid price will only increment higher when all Royalty Share Units of the next bid increment are completely bid out. Then the process repeats itself for the next round of bidding. If there are more successful bids than Royalty Share Units available, priority goes to the bidders whose bids are the highest and then to bidders who submitted their bids first in time. In order to beat a competing bidder, a bidder must bid a higher price per Royalty Share Unit than the other bidder(s), regardless of the number of Royalty Share Units that are being bid for. Bidding is conducted in $1.00 increments.

Any bids submitted in the “second-price” auction described above will only be non-binding indications of interest as required by Rule 255 of Regulation A. No commitments to invest or funds will be accepted prior to qualification of a series of Royalty Share Units. The “second-price” auction is solely being used to gauge interest and to help guide our company in determining a price for a particular offering of Royalty Share Units. Any person who indicated interest as part of the auction process has no obligation to invest or respond to the company’s solicitations following qualification of the offering as the price determined by the auction. Our company has ultimate discretion as to what price will be set for all Royalty Share Units that it offers, and has no obligation to set a particular price based on the results of such an auction. We may also forego conducting a second-price auction altogether, and determine the price for our Royalty Share Units internally.

Distributions

The Royalty Share Units provide investors with the pro rata right to cash flow (consisting of music royalties) generated pursuant to a particular Royalty Share Agreement, following the deduction of Administrative Fees by our company. As royalties are paid to our company pursuant to a Royalty Share Agreement, we will place all those royalties in a designated bank account. Each quarter, all royalties received by our company pursuant to that Royalty Share Agreement will be distributed to the applicable Royalty Share Unitholders on a pro rata basis, after deducting the Administrative Fee. For the terms of each series of Royalty Share Unit being offered by our company, see the “Securities Being Offered” section of this Offering Circular.

The Offerings

Securities being offered:

We are offering the number of Royalty Share Units of each series at a price per interest set forth in the “Series Offering Table” section above.

Each series of Royalty Share Units relates to a different Music Royalty Asset, and has its own terms. See “Securities Being Offered” for further details. The Royalty Share Units are investment contracts which make royalty share payments based on the flow of royalties from a particular Music Royalty Asset, which is governed by the terms of the applicable Royalty Share Agreement relating to the Music Royalty Asset. The Royalty Share Units do not have any voting rights, and do not represent any ownership interest in our company. The purchase of a particular series of Royalty Share Units is an investment only in that particular Music Royalty Asset of our company and does not create any rights to royalty payments from any other Music Royalty Asset. The Royalty Share Agreements are structured as a purchase option, which gives us the right, but not the obligation to purchase a specific Music Royalty Asset subject to the agreement through the proceeds of the unit series offering related to that Music Royalty Asset.

Minimum subscription:	The minimum subscription by an investor is one (1) Royalty Share Unit. The per Royalty Share Unit price will vary by series.

Broker:	We have entered into an agreement with the Dalmore Group, LLC (the “Broker”), which is acting as our executing broker in connection with each offering. The Broker is a broker-dealer which is registered with the Commission and will be registered in each state where each offering will be made prior to the launch of such offering and with such other regulators as may be required to execute the sale transactions and provide related services in connection with each offering. The Broker is a member of Financial Industry Regulatory Authority, Inc., or FINRA, and the Securities Investor Protection Corporation, or SIPC.

Restrictions on investment:

Each investor must be a “qualified purchaser.” See “Plan of Distribution and Selling Securityholders—Investor Suitability Standards” for further details. Our manager may, in its sole discretion, decline to admit any prospective investor, or accept only a portion of such investor’s subscription, regardless of whether such person is a “qualified purchaser.” Furthermore, our manager anticipates only accepting subscriptions from prospective investors located in states where the Broker is registered.

Generally, no sale may be made to you in any offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Escrow account:

For any offering with a minimum, the subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest-bearing escrow account with North Capital Private Securities Corporation, the “Escrow Agent”, and will not be commingled with the operating account of any series of units until, if and when there is a closing with respect to that investor group.

When the Escrow Agent has received instructions from our manager that an offering will close and the investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such investor’s subscription proceeds in its possession to the account of the particular series of units.

If any offering is terminated without a closing, or if a prospective investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective investors will be returned promptly to them without interest. Any costs and expenses associated with a terminated offering will be borne by our manager.

Offering period:	There will be a separate closing with respect to each offering. The closing of an offering will occur on the earliest to occur of (i) the date subscriptions for the number of Royalty Share Units offered for a series have been accepted or (ii) a date determined by our manager in its sole discretion, provided that, if a minimum offering amount has been established, subscriptions for the minimum number of Royalty Share Units offered for that series have been accepted. If closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or amendment thereof, as applicable, is qualified by the Commission, which period may be extended with respect to a particular series by an additional six months by our manager in its sole discretion, or (ii) any date on which our manager elects to terminate the offering for a particular series of units in its sole discretion. No securities are being offered by existing securityholders.

Use of proceeds:	The proceeds received in an offering will be applied in the following order of priority of payment:

● Acquisition Cost of the Music Royalty Asset: Actual cost of the underlying Music Royalty Asset related to a series of Royalty Share Units;

●

Offering Expenses: In general, these costs include actual fees, costs and expenses incurred in connection with an offering, including legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering;

●

Acquisition Expenses: In general, these include costs associated with the acquisition of the Music Royalty Assets related to a series of Royalty Share Units, such as due diligence costs (i.e. lien searches, confirming sellers have valid royalty rights, etc.) and legal costs (in connection with contract drafting, etc.).

●

Sourcing Fee: We will be paid a Sourcing Fee from the proceeds of each offering as compensation for sourcing each Music Royalty Asset in an amount between 0% and 25% of the consideration being paid for the “purchase price” for the Music Royalty Asset set forth in the applicable Royalty Share Agreement for each offering; provided that such Sourcing Fee may be waived by the company, at the discretion of our manager.

Our company bears all offering expenses and acquisition expenses described above on behalf of each series of Royalty Share Units that are offered by the company and will be reimbursed from the proceeds of each offering for certain offering expenses, but not for acquisition expenses or certain offering expenses (such as legal costs, etc.). See “Use of Proceeds to Issuer” and “Plan of Distribution and Selling Securityholders—Fees and Expenses” sections for further details.

Risk factors:	Investing in our Royalty Share Units involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our Royalty Share Units. Certain risks investors should consider include:

	●	We are an early-stage company with a limited track record and a limited operating history from which you can evaluate our company or the investment opportunities we are providing in this offering.

	●	Our auditor has issued a “going concern” opinion in the financial statements included with this offering circular. We currently are not generating sufficient revenue to carry out our planned business operations. We expect our operations to continue to consume substantial amounts of cash.

	●	We expect that, in order to maintain and grow our operations, we will need to promote multiple Royalty Share Unit offerings. There can be no assurance that we will be able to promote enough offerings to sustain our business model.

	●	There are few businesses that have pursued a strategy or investment objective similar to ours, which may make it difficult for our company and Royalty Share Units to gain market acceptance.

●	We are substantially reliant on our ability to utilize the SongVest Platform.

●	Our success depends in large part upon our manager and its ability to execute our business plan.

●	In the event a royalty holder breaches the terms of a Royalty Share Agreement, we would have limited recourse and due to that we may not be able to collect the royalties the royalty holder represented and may not be able to get the funds paid to the royalty holder back to reimburse the investors.

●	Potential breach of the security measures of the SongVest Platform could have a material adverse effect on our company.

●	We may encounter limitations on the effectiveness of our internal controls and a failure of our internal controls to prevent error or fraud may harm our business and holders of Royalty Share Units.

●	Income generated by music royalty rights may be reduced if the recorded music industry fails to grow or streaming revenue fails to grow at a sufficient rate to offset download and physical sales declines.

●	Changes in technology may affect our ability to receive payments from music royalty rights.

●	Failure to obtain, maintain, protect and enforce our intellectual property rights could substantially harm our business, operating results and financial condition.

●	Digital piracy may lead to decreased sales in the recorded music industry and affect our ability to receive income from music royalty rights.

●	Sellers of the Music Royalty Assets do not owe any fiduciary duties to us or our investors, and they have no obligation to enhance the value of the underlying music royalty rights or disclose information to our investors.

●	Any amounts paid to holders of a particular series of Royalty Share Units will only reflect the royalty performance of the underlying Music Royalty Asset.

●	There is currently no public trading market for our Royalty Share Units; there can be no assurance that any trading market will develop.

●	If a market ever develops for our Royalty Share Units, the market price and trading volume may be volatile.

●	There may be state law restrictions on an investor’s ability to sell its Royalty Share Units making it difficult to transfer, sell or otherwise dispose of our Royalty Share Units.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under subscription agreement.

●	Our subscription agreement has a forum selection provisions that requires that certain disputes be resolved in a court in the State of North Carolina, regardless of convenience or cost to shareholders.

RISK FACTORS

The Royalty Share Units offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that our investment objectives will be achieved or that a secondary market would ever develop for our Royalty Share Units, whether via the SongVest Platform, via third party registered broker-dealers or otherwise. The risks described in this section should not be considered an exhaustive list of the risks that prospective investors should consider before investing in our Royalty Share Units. Prospective investors should obtain their own legal and tax advice prior to making an investment in our Royalty Share Units and should be aware that an investment in our Royalty Share Units may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in our Royalty Share Units.

Risks Related to the Structure, Operation and Performance of our Company

We are an early-stage company with a limited track record and a limited operating history from which you can evaluate our company or the investment opportunities we are providing in this offering.

Our company was recently formed and has primarily generated revenues to date from operations that are secondary to our company’s primary plan of operations (which is the acquiring and managing of Music Royalty Assets) and further, which our company no longer engages in as result of our October 2024 restructuring. With respect to acquiring and managing Music Royalty Assets, our company has limited operating history upon which prospective investors may evaluate its performance. No guarantee can be given that our company will successfully employ the Music Royalty Assets to create a return for investors.

Our auditor has issued a “going concern” opinion in the financial statements included with this offering circular. We currently are not generating sufficient revenue to carry out our planned business operations. We expect our operations to continue to consume substantial amounts of cash.

Our company’s audited financials indicate substantial doubt about our company’s ability to continue as a going concern. Our company reported net losses during the years ended December 31, 2023 and 2022, and reported negative cash flows from operations during the years ended December 31, 2023 and 2022. We expect that, until we acquire a sufficient amount of Music Royalty Assets, we will not be generating sufficient revenue to carry out our planned operations. In order to generate sufficient revenues to carry out our plan of operations and cover our expenses, including the expenses of our offerings, we believe we will need to continue to acquire Music Royalty Assets until we reach a sufficient scale. We expect that our costs may increase as we continue identifying and negotiating with artists and record labels and entering into new Royalty Share Agreements and thereby incurring more costs. Further, the Music Royalty Assets we license may still be in development (such as an incomplete music album from an artist) and therefore may not be generating sales when we acquire such assets. If a lack of available capital means that we are unable to expand our operations or otherwise take advantage of business opportunities, our business, financial condition and results of operations could be adversely affected.

We expect that, in order to maintain and grow our operations, we will need to promote multiple Royalty Share Unit offerings. There can be no assurance that we will be able to promote enough offerings to sustain our business model.

Although SongVest already has a pipeline of royalty holders to seed our company with offerings, we will need to have a continuous pipeline of offerings that allow us to achieve certain economies of scale in regard to marketing, distribution and other functions. However, we may fail to have a sufficient pipeline of offerings to support our business model and we may fail to achieve economies of scale. There can be no assurance that we will be able to have a sufficient number of successful offerings to achieve revenues that exceed our costs and margins that justify our continued operations.

There are few businesses that have pursued a strategy or investment objective similar to ours, which may make it difficult for our company and Royalty Share Units to gain market acceptance.

We believe that few other companies crowd fund Music Royalty Assets or propose to run a platform for crowd funding Music Royalty Assets. Our company and our Royalty Share Units may not gain market acceptance from potential investors, potential asset sellers or service providers within the music industry. This could result in an inability of our manager to operate the Music Royalty Assets profitably. This could impact the issuance of further series of Royalty Share Units and additional Music Royalty Assets being acquired by us. This would further inhibit market acceptance of our company and if we do not acquire any additional Music Royalty Assets in a timely manner, it will be difficult for us to establish a sustainable business strategy and gain market acceptance.

We are substantially reliant on our ability to utilize the SongVest Platform.

Our strategy for offering and selling Royalty Share Units is substantially dependent on our ability to utilize the SongVest Platform. In October 2024, we entered into a Services Agreement with RT2, our affiliate and owner of the SongVest Platform, which provides us with access to, and use of the SongVest Platform to facilitate a number of functions related to our Royalty Share Unit offerings, including “testing the waters” communications, marketing, “second price” auctions, as hosting our offerings, as well as processing subscriptions. While both our company and RT2 is owned and managed by SAJA, if for any reason our Services Agreement were cancelled and we were no longer able to utilize the SongVest Platform, we would likely experience a significant material adverse effect as a result, and would likely have to expend significant financial and management resources towards finding an alternative platform to support our offerings – and we may ultimately be unsuccessful in pivoting away from the SongVest Platform.

Our success depends in large part upon our manager and its ability to execute our business plan.

The successful operation of our company is in part dependent on the ability of our manager to enter into Royalty Share Agreements for Music Royalty Assets. The success of our company (and therefore, each series of Royalty Share Units) will be highly dependent on the expertise and performance of our manager, its expert network and other investment professionals (which include third party experts) to source, acquire and manage the Music Royalty Assets. The loss of the services of one or both members of the manager could have a material adverse effect on the Music Royalty Assets, in particular, their ongoing management and ability to provide value for the holders of the series Royalty Share Units.

In the event a royalty holder breaches the terms of a Royalty Share Agreement, we would have limited recourse and due to that we may not be able to collect the royalties the royalty holder represented and may not be able to get the funds paid to the royalty holder back to reimburse the investors.

Each Royalty Share Agreement will be between a royalty holder and SongVest. Holders of our Royalty Share Units will have no rights under any Royalty Share Agreement, whether as third-party beneficiaries or otherwise. In the event that we terminate any Royalty Share Agreement due to a material breach by a royalty holder – for example, if the royalties they represent they owned were in fact not theirs to assign royalty income rights to – we will likely not make any royalty payments to holders of the relevant Royalty Share Units.

We intend to enforce all contractual obligations to the extent we deem necessary and in the best interests of our company and holders of Royalty Share Units. However, the royalty holder who misrepresents the royalties they have assigned in the Royalty Share Agreement may not return some or all of the payments they received as part of the sale of the Music Royalty Asset to SongVest, which means that Royalty Share Unit holders may not receive some or all of the investment they made in those units.

Potential breach of the security measures of the SongVest Platform could have a material adverse effect on our company.

The highly automated nature of the SongVest Platform through which potential investors bid during the testing the waters phase, or acquire Royalty Share Units may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The SongVest Platform processes certain confidential information about investors, and while there are measures in place to protect confidential information and maintain appropriate cybersecurity of the SongVest Platform, there can be no guarantee that such measures will be sufficient to prevent a cybersecurity breach of the data of the SongVest Platform. Any accidental or wilful security breaches or other unauthorized access to the SongVest Platform could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose RT2, LLC or our shared parent company and manager to liability related to the loss of the information or time-consuming and expensive litigation. It could also expose us to negative publicity, or loss of the proprietary nature of our manager’s and our affiliates’ trade secrets. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the SongVest Platform software are exposed and exploited, the relationships between our company, investors, users and the asset sellers could be severely damaged, and our company could incur liability or have its attention significantly diverted from utilization of the Music Royalty Assets, which could have a material negative impact on the value and payments available for the Royalty Share Units.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we, the third-party hosting used by the SongVest Platform and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors, the asset sellers or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of the SongVest Platform. Any security breach, whether actual or perceived, could harm our reputation and that of the SongVest Platform, which is an integral part of our business and offering ecosystem. This could impair our ability to achieve our objectives of acquiring additional Music Royalty Assets through the issuance of further series of Royalty Share Units and monetizing them together with existing assets through revenue generating events and leasing opportunities.

We may encounter limitations on the effectiveness of our internal controls and a failure of our internal controls to prevent error or fraud may harm our business and holders of Royalty Share Units.

Because we operate with minimal employees, we may encounter limitations on the effectiveness of our internal controls over financial reporting, public disclosures and other matters. For example, as a result of our staffing, our processing of financial information may suffer from a lack of segregation of duties, such that journal entries and account reconciliations are not reviewed by someone other than the preparer. If we encounter limitations on the effectiveness of our internal controls and are unable to remediate them, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a Regulation A reporting company in an accurate, complete and timely manner. This could harm our business and holders of Royalty Share Units.

Risks Related to the Music Industry

Income generated by music royalty rights may be reduced if the recorded music industry fails to grow or streaming revenue fails to grow at a sufficient rate to offset download and physical sales declines.

Legal digital music has rapidly grown since 2003, and revenue from music downloads and streaming services have emerged, with streaming revenue experiencing multi-year growth and currently accounting for more than 50% of the overall revenue in the recorded music business. According to the International Federation of the Phonographic Industry (“IFPI”) 2024 Global Music Report, global recorded music market grew by 10.2% in 2023, reaching $28.6 billion in revenue. Streaming continues to dominate, with total streaming revenues rising to $19.3 billion, representing 67.3% of the total market. Subscription-based streaming grew by 11.2%, making up nearly 48.9% of the global market, with over 667 million users of paid subscription accounts.

This is a significant update from 2022, where streaming revenues accounted for $17.5 billion, or 67% of total global recorded music revenues, showing a continued upward trend in digital music consumption

There can be no assurances that this growth pattern will persist or that digital revenue will grow at a rate sufficient to offset declines in physical sales, or that changes in streaming models will not negatively impact income generated from our music royalty rights. A declining recorded music industry is likely to lead to reduced levels of revenue and operating income generated by the recorded music business. There are also a variety of factors that could cause the prices in the recorded music industry to be reduced. They are, among others, consumption during a global pandemic and fear for economic downturns, price competition from the sale of motion pictures and videogames in physical and digital formats, the negotiating leverage of mass merchandisers, big-box retailers and distributors of digital music, the increased costs of doing business with mass merchandisers and big-box retailers as a result of complying with operating procedures that are unique to their needs and any associated changes.

Changes in technology may affect our ability to receive payments from music royalty rights.

The recorded music business is dependent in part on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. For example, the recorded music business may be further adversely affected by technological developments that facilitate the piracy of music, such as Internet peer-to-peer filesharing activity, by an inability to enforce intellectual property rights in digital environments, and by a failure to develop successful business models applicable to a digital environment. The recorded music business also faces competition from other forms of entertainment and leisure activities, such as cable and satellite television, motion pictures, and videogames, whether in physical or digital formats. The new digital business, including the impact of ad-supported music services, some of which may be able to avail themselves of “safe harbor” defenses against copyright infringement actions under copyright laws, may also limit the recorded music industry’s ability to receive income from music royalty rights. Due to such “safe harbor” defenses, revenue from ad-supported music services may not fully reflect increases in consumption of recorded music. In addition, the recorded music industry is currently dependent on a small number of leading digital music services, which allows such services to significantly influence the prices that can be charged in connection with the distribution of digital music. It is possible that the share of music sales by a small number of leading mass-market retailers, as well as online retailers and digital music services, will continue to grow, which could further increase their negotiating leverage and put pressure on prices, ultimately decreasing the income we will receive from music royalty rights.

Failure to obtain, maintain, protect and enforce our intellectual property rights could substantially harm our business, operating results and financial condition.

The success of our company depends on our ability to obtain, maintain, protect and enforce our rights under each Royalty Share Agreement. The measures that we take to obtain, maintain, protect and enforce our rights, including, if necessary, litigation or proceedings before governmental authorities and administrative bodies, may be ineffective, expensive and time-consuming and, despite such measures, we may not be able to enforce royalty collection on our Music Royalty Assets. Additionally, changes in law may be implemented, or changes in interpretation of such laws may occur, that may affect our ability to obtain, maintain, protect or enforce rights to our Music Royalty Assets. Moreover, with music royalty rights, it is possible that despite our due diligence efforts there could be successful challenges by third parties to the ownership of a particular copyright or royalty stream or, if acquired as a group of assets, the entire group in which case the value of the asset(s) might be significantly less valuable, or have no value. Failure to obtain, maintain, protect or enforce our rights could harm our brand or brand recognition and adversely affect our business, financial condition and results of operation.

Digital piracy may lead to decreased sales in the recorded music industry and affect our ability to receive income from music royalty rights.

The combined effect of the decreasing cost of electronic and computer equipment and related technology such as the conversion of music into digital formats have made it easier for consumers to obtain and create unauthorized copies of music recordings in the form of, for example, MP3 files. For example, a 2023 IFPI “Engaging with Music” report indicates that online music piracy remains a significant issue globally, with 29% of music consumers admitting to engaging in some form of copyright infringement. Stream-ripping continues to be the dominant form of piracy, representing 26% of illegal activity, with its prevalence especially high among younger demographics—43% of people aged 16-24 reported using stream-ripping services. The main motivation for piracy remains the desire to avoid paying for music subscriptions, as 55% of stream-rippers stated this as their reason. Such piracy will have a negative effect on revenues attributable to music royalty rights we acquire. In addition, while growth of music-enabled mobile consumers offers new opportunities for growth in the music industry, it also opens the market up to risks from behaviors such as “sideloading” and mobile app-based downloading of unauthorized content. As the business shifts to streaming music or access models, piracy in these models is increasing. For example, the practice of “stream-ripping,” where websites or software programs enable end-users to obtain an unauthorized copy of the audio file associated with a music video, is a growing practice among young people and in parts of the world with high mobile data costs. The impact of digital piracy on legitimate music sales and subscriptions is hard to quantify but we believe that illegal filesharing and other forms of unauthorized activity has a substantial negative impact on music sales and on the royalty income that we may receive, including royalties derived from music royalty rights. The music industry is working to control this problem in a variety of ways including by litigation, by lobbying governments for new, stronger copyright protection laws and more stringent enforcement of current laws, through graduated response programs achieved through cooperation with Internet service providers and legislation being advanced or considered in many countries, through technological measures and by enabling legitimate new media business models. However, we do not know whether such measures will be effective, and if such measures are not effective, our royalty income derived from our music royalty rights may decrease.

Sellers of the Music Royalty Assets do not owe any fiduciary duties to us or our investors, and they have no obligation to enhance the value of the underlying music royalty rights or disclose information to our investors.

The intellectual property owners have no obligation to enhance the value of the underlying music royalty rights we may acquire. For example, the recording artist may decide to retire which may have the effect of decreasing future royalty income on the music. Furthermore, neither the recording artist nor the intellectual property rights owner owe any fiduciary duties to us or our investors. Our investors will have no recourse directly against the recording artist or the intellectual property rights owner, either under the agreement to purchase the music royalty rights or under state or federal securities laws.

Risks Related to the Offerings and Ownership of our Royalty Share Units

Any amounts paid to holders of a particular series of Royalty Share Units will only reflect the royalty performance of the underlying Music Royalty Asset.

Investors are acquiring Royalty Share Units which reflect the royalty performance only of the Music Royalty Asset associated with those units. As such, investors will not receive the benefit of diversification in assets or share in the performance of other Music Royalty Assets relating to other series.

There is currently no public trading market for our Royalty Share Units; there can be no assurance that any trading market will develop.

There is currently no public trading market for any series of our Royalty Share Units, and an active market may not develop or be sustained. If an active public trading market for our Royalty Share Units does not develop or is not sustained, it may be difficult or impossible for investors to resell their Royalty Share Units at any price. Even if a public market does develop, the market price could decline below the amount an investor paid for their Royalty Share Units.

If a market ever develops for our Royalty Share Units, the market price and trading volume may be volatile.

If a market develops for our Royalty Share Units, the market price of our Royalty Share Units could fluctuate significantly for many reasons, including reasons unrelated to our performance, such as reports by industry analysts, investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of our Royalty Share Units may decline as well.

In addition, fluctuations in operating results of a particular series of Royalty Share Units or the failure of operating results to meet the expectations of investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

There may be state law restrictions on an investor’s ability to sell its Royalty Share Units making it difficult to transfer, sell or otherwise dispose of our Royalty Share Units.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether the Royalty Share Units being offered under this Offering Circular will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our Royalty Share Units. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our Royalty Share Units. Investors should consider the resale market for our Royalty Share Units to be limited. Investors may be unable to resell their Royalty Share Units, or they may be unable to resell them without the significant expense of state registration or qualification.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under subscription agreement.

Those persons who want to invest in our Royalty Share Units must sign a subscription agreement for the particular series of Royalty Share Units, which will contain representations, warranties, covenants, and conditions customary for offerings of this type. Under Section 6 of our subscription agreement, investors waive the right to a jury trial of any claim they may have against our company arising out of or relating to the subscription agreement. This includes legal actions that include claims based on federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether such waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before investing in this offering.

If you bring a claim against our company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against our company. If a lawsuit is brought against our company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by our company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the Royalty Share Units are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the Royalty Share Units of the transferor that were in effect immediately prior to the transfer, including but not limited to those in the subscription agreement.

Our subscription agreement has a forum selection provisions that requires that certain disputes be resolved in a court in the State of North Carolina, regardless of convenience or cost to shareholders.

Under our subscription agreement, subscribers are required to resolve disputes related to the subscription agreement in a competent court located in the State of North Carolina. The forum selection provision in our subscription agreement applies to all actions or proceedings relating to the subscription agreement. This forum selection provision does not apply to claims brought under federal securities law.

The forum selection provision in our subscription agreement may limit subscribers’ ability to obtain a favorable judicial forum for disputes with our company, which may discourage lawsuits against the company. The requirement that any action be heard in a competent court in the State of North Carolina, may also create additional expense for any person contemplating an action against our company, or limit the access to information to undertake such an action, further discouraging lawsuits.

It is also possible that, notwithstanding the forum selection clause included in our subscription agreement, a court could rule that such provision is inapplicable or unenforceable. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in, an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

In addition, when the Royalty Share Units are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the Royalty Share Units of the transferor that were in effect immediately prior to the transfer of the Royalty Share Units, including but not limited to those in the subscription agreement.

DILUTION

Dilution means a reduction in value, control or earnings of the Royalty Share Units the investor owns. There will be no dilution to any investors associated with any offering because once a particular series of Royalty Share Units is fully issued, our company will not sell additional Royalty Share Units of that same series.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

We are offering, on a best efforts basis, the membership Royalty Share Units of each of the series in the “Series Offering Table” beginning on page 3. The offering price for each series was determined by our manager.

Royalty Share Units are available for purchase on the SongVest Platform. The SongVest Platform enables investors to browse and screen the potential investments offered by our company and sign subscription agreements electronically. We intend to distribute each series of Royalty Share Units exclusively through the SongVest Platform. Neither our company, our manager SAJA, nor RT2 is a member firm of FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of our Royalty Share Units.

There will be a separate closing with respect to each series of Royalty Share Units. The closing of each series will occur on the earliest to occur of (i) the date subscriptions for the number of Royalty Share Units offered for a series have been accepted or (ii) a date determined by our manager in its sole discretion, provided that subscriptions for the number of Royalty Share Units offered for a series have been accepted. If closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or amendment thereof, as applicable, is qualified by the Commission, which period may be extended with respect to a particular series by an additional six months by our manager in its sole discretion, or (ii) any date on which our manager elects to terminate the offering for a particular series of units in its sole discretion.

The Royalty Share Units are being offered by subscription only in the United States and to residents of those states in which the offer and sale is not prohibited. This Offering Circular does not constitute an offer or sale of Royalty Share Units outside of the United States.

Those persons who want to invest in our Royalty Share Units must sign a subscription agreement for the particular series of Royalty Share Units, which will contain representations, warranties, covenants, and conditions customary for offerings of this type. See “—How to Subscribe” below for further details. Copies of the form of subscription agreement for each series are filed as Exhibit 4.1 and onwards in the offering statement.

For offerings with a minimum offering amount, investors’ funds will be placed in an escrow account until our company receives proceeds equal to the Minimum Offering Amount. Any escrowed funds will be invested only in investments permissible under SEC Rule 15c2-4. In the event the Minimum Offering Amount is not met, all investors’ funds will be promptly returned to each subscriber in accordance with SEC Rule 10b-9.

Our company will be permitted to purchase Royalty Share Units in offerings of series of Royalty Share Units conducted by our company at its discretion. The company will not use the proceeds raised from the offering for such purposes – rather, the company would use its own, separate cash reserves to purchase such Royalty Share Units, should it choose to do so. Our company primarily intends to purchase Royalty Share Units only in situations where the company believes a particular offering may not reach the Minimum Offering Amount, and rather than terminate the offering, the company would purchase the remaining Royalty Share Units so that the offering may close, and investors can receive their Royalty Share Units.

The Royalty Share Units will be issued in digital book-entry form without certificates.

Services Agreement with RT2

On October 11, 2024, we entered into a services agreement (the “Services Agreement”) with our affiliate, RT2, which owns and operates the SongVest Platform. Pursuant to the Services Agreement, RT2 agreed to provide staff, technology, administration and marketing/sales support functions to our company as necessary to carry out our intended business of acquiring Music Royalty Assets and offering and selling Royalty Share Units related to those Music Royalty Assets. In particular, RT2 agreed to allow our company to utilize the SongVest Platform to market and conduct its offerings of Royalty Share Units. In consideration for the services to be provided by RT2, our company agreed to pay to RT2, on a monthly basis, twenty percent (20%) of monthly net income earned by our company (which will earned solely from Sourcing Fees and Administrative fees). For the avoidance of doubt, payments to RT2 under the Services Agreement are not considered offering expenses”

The Services Agreement has an unlimited term, and may be terminated at any time by the mutual written agreement of the parties.

A copy of the Services Agreement is filed an exhibit to the offering statement of which this Offering Circular forms a part.

Engagement with Dalmore Group, LLC

The company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with our offerings, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

●

Review each investors subscription agreement to confirm such investors participation in the offering and provide a determination to our company whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor.

●	Not provide any investment advice nor any investment recommendations to any investor.

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore $15,000 in one-time set up fees, consisting of the following:

●	$5,000 advance payment for due diligence fees.

●	$10,000 consulting fee due and payable immediately after FINRA issues a no objection letter.

In addition, the company will pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering after the SEC has qualified the Offering Statement and the offering commences. Additionally, we have agreed to pay Dalmore a flat fee of $1,000 for each series of Royalty Share Units that we offer. Thus, the total maximum fees payable to Dalmore for the offerings of our company pursuant to this offering statement is $11,557 (not including the $15,000 in one-time set up fees).

Investor Suitability Standards

Our Royalty Share Units are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any series of Royalty Share Units of our company (in connection with any series of units offered under Regulation A) does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

Our Royalty Share Units will not be offered or sold to prospective investors subject to ERISA and investors living in Canada.

If an investor lives outside the United States, it is his or her responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

Our manager will be permitted to make a determination that the subscribers of our Royalty Share Units in any offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in our Royalty Share Units may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our Royalty Share Units. See “Risk Factors.”

Minimum Investment

The minimum subscription by an investor is one (1) Royalty Share Unit of a particular series. The per unit price will vary by series.

Escrow Agent

The Escrow Agent is North Capital Private Securities Corporation, who has been appointed as escrow agent for each offering pursuant to escrow agreements among the Escrow Agent and our company. A copy of the escrow agreement is included as Exhibit 8.1 in the offering statement of which this Offering Circular is part.

Fees and Expenses

See “Use of Proceeds to Issuer” for a description of the specific expenses for each offering.

Offering Expenses

Included in the proceeds for each series of Royalty Share Units will be specific amounts to cover fees, costs and expenses incurred in connection with the offering of that series of Royalty Share Units (which we collectively refer to as the “Offering Expenses”). Offering Expenses consist of legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering.

Sourcing Fee

Our company may collect a sourcing fee as compensation for sourcing each Music Royalty Asset (which we refer to as the “Sourcing Fee”). This fee will be set at between 0% and 25% of the “purchase price” – i.e. the price the company ultimately pays for the Music Royalty Asset upon purchase of such Music Royalty Asset which is set forth in the applicable Royalty Share Agreement. The “purchase price” is determined by the company in its sole discretion, and will generally be set based on the level of difficulty and costs related to sourcing the particular Music Royalty Asset related to the series of Royalty Share Units – however, we may utilize a “second price” auction to help determine an appropriate purchase price for an asset. The Sourcing Fee may be waived by our manager on per offering basis.

Price Discovery

To help us determine the per Royalty Share Unit price for each series, we may utilize a “second-price” auction during a testing the waters period under Rule 255 of Regulation A, which will be conducted via the SongVest Platform. No commitments to invest or funds will be accepted prior to qualification of a series of Royalty Share Units. The “second-price” auction is solely being used to gauge interest and to help guide our company determine a price for a particular offering of Royalty Share Units. By “winning” the auction, bidders will have first access to purchasing Royalty Share Units following qualification of the offering. Any person who indicated interest as part of the auction process has no obligation to invest or respond to the company’s solicitations following qualification of the offering as the price determined by the auction.

Prior to commencing an auction, SongVest will enter into an agreement with an owner of the Music Royalty Asset, pursuant to which the owner of the Music Royalty Asset will agree to allow SongVest to conduct an auction to determine the value of the Music Royalty Asset (the “Listing Agreement”). Additionally, the Listing Agreement will contain a “reserve price”, representing SongVest’s estimated value of the Music Royalty Asset. The “reserve price” only represents an estimation of the value of the asset, and is not binding on the asset seller or SongVest. The Listing Agreement does not bind the owner of the Music Royalty Asset or SongVest to enter into a Royalty Share Agreement. A form of the Listing Agreement is included as Exhibit 6.2 to the offering statement of which this Offering Circular forms a part.

SongVest will display the projected number of Royalty Share Units to be offered in a particular series’ offering in an auction environment. Each bidder can bid for as many or as few Royalty Share Units as they are willing to pay for, subject to a minimum bid size of one Royalty Share Unit. However, all “winning” test bidders have a projected payment based only on the lowest qualifying (successful) bid. The bid price will only increment higher when all Royalty Share Units of the next bid increment are completely bid out. Then the process repeats itself for the next round of bidding. If there are more successful bids than Royalty Share Units available, priority goes to the bidders whose bids are the highest and then to bidders who submitted their bids first in time. In order to succeed, a competing bidder must bid a higher price per Royalty Share Unit than the other bidder(s), regardless of the number of Royalty Share Units that are being bid for. Bidding is conducted in $1 increments.

Each “second-price” auction will have a set start and end date and time, which will be prominently displayed on the webpage where the auction is being hosted.

Registered users will be notified in email of upcoming auctions and we will promote the auctions as well on social media so that new users can register on the website to also participate in the auction.

Once the auction goes live, all registered users will have the opportunity to place a bid with number of Royalty Share Units they request. After submitting a bid, a bidder will see (i) the number of Royalty Share Units bid for; (ii) the bid price submitted for each of those Royalty Share Units; and (iii) the total number of Royalty Share Units already bid (all bidders) and the number of shares still available at that price. In the example below, we can see the user bid 500 Units at $11, and visually they can see that 500 units were bid and 500 units are still available.

The top bar chart visually represents how many Royalty Share Units (in total) were bid and how many are left. The bottom chart shows the status of the bidders’ units. Once all of the units for the current bid price are allocated, then the price moves to the next increment. In the example below, the $11 units have been fully bid out, and 750 units at the next price point ($12) have been allocated. The bidder can now visually see that the 750 units at $12 have taken 250 of the units they bid at $11. If all of the units at $12 are allocated, then this bidder will have zero units since their bid was at $11.

Bidders can always easily see the available Royalty Share Units as the share price increases and how that affects their current bid and/or proxy bid especially how it relates to their units being outbid which will reduce their number of units or totally eliminate their units they will have first access to following qualification. At that point they will need to enter a new bid at the next bid increment.

For proxy bids, in the example below, we can see how the user placed a proxy bid at a higher amount than the current bid. The bidder can easily see the priority of their Royalty Share Units as well as what bid price the proxy is.

Although there will initially be a set time and date that an auction will end, an auction end-time can be extended if a bid is placed in the last 5 minutes of an auction. If this occurs, the auction will be extended an additional 5 minutes. This can repeat until there are no further bids in the last 5 minutes of an auction, at which point the auction will close. All bidders in an auction will receive notification via email when they are outbid on any number of units they have and of the close of an auction. In the example below, users can also see all bids being placed and if they are a hard bid or proxy (auto) bid as well as the end time of the auction in the upper right.

BID HISTORY

Time Left: 16H:39M:28S

Name	Price	Shares	Type	Date
Sean	$ 12	750	Proxy	07-01-2021 10:05 am
Sean	$ 11	500	Proxy	07-01-2021 10:05 am
25	$ 11	500	Normal	07-01-2021 10:03 am
16	$ 10	500	Normal	07-01-2021 9:52 am
15	$ 10	500	Normal	07-01-2021 9:52 am

Showing 1-5 of 5

1

250

750 units @ $ 15

Bid History

EDIT PROXY BID

Any bids submitted in the “second-price” auction described above will only be non-binding indications of interest as required by Rule 255 of Regulation A. No commitments to invest or funds will be accepted prior to qualification of a series of Royalty Share Units. The “second-price” auction is solely being used to gauge interest and to help guide our company determine a price for a particular offering of Royalty Share Units, but our company has ultimate discretion as to what price will be set the price for all Royalty Share Units that it offers, and does has no obligation to set a particular price based on the results of such an auction. We may also forego conducting a second-price auction altogether, and determine the price for our Royalty Share Units internally.

Illustrative Example

Here is an example of how an auction might work (with “win” being used to represent the Royalty Share Units the bidder will have first access to following qualification of the offering):

If the series were to auction 1,000 Royalty Share Units for a certain Music Royalty Asset.

1.	Bidder “A” bids for 300 units at $22 each.
2.	Bidder “B” bids for 600 units at $21 each.
3.	Bidder “C” bids for 250 units at $18 each.
4.	Bidder “D” bids for 150 units at $17 each.

The outcome of this auction would be:

1.	Bidder “A” wins 300 units at $18 each.
2.	Bidder “B” wins 600 units at $18 each.
3.	Bidder “C” wins 100 units at $18 each.

The price is $18 per Royalty Share Unit as that was the lowest successful bid at which all of the Royalty Share Units are sold (hence the second price). Upon qualification by the SEC of an offering of the series of Royalty Share Units, all winning bidders would be given first access to buy the number of Royalty Share Units at which a successful auction is concluded during the TTW phase even if that number of units is lower than the number of units in their original bid. (See Bidder “C” in the example above). Non-winning bidders will not be provided first access to invest in an offering, and will gain access to the offering at the same time as the general public.

The auction may be extended if i) the quantity and price of bids fail to meet the reserve price (the minimum price at which the SongVest is willing to sell the series of Royalty Share Units in an offering) and SongVest agrees to extend the auction beyond its normal timeframe or ii) if a bidder places a bid within the last 5 minutes of the auction, the auction will automatically be extended for 5 minutes.

After the Auction

Once an auction has been completed for a particular Music Royalty Asset, our company will review the results of the auction, and use that information to assist our company in setting a price for the Royalty Share Units for the offering of that Music Royalty Asset. These Royalty Share Units will only be available for purchase once the SEC has qualified an offering related to those Royalty Share Units.

Once qualified, our company will offer all “winning” bidders who participated in the auction a special 24 hour window that is only available to those “winning” bidders. In this 24 hour window, only this group will be provided access to the offering, providing them with an opportunity to invest before the offering is opened up to the general public. At such time, these “winning” bidders would be given the opportunity to buy the number of Royalty Share Units for which they submitted a bid submitted in the auction (or less, if they choose). “Winning” bidders may also purchase additional Royalty Share Units beyond what they have reserved once the 24 hour early-access window has concluded. “Winning” bidders have no obligation to invest or even respond to the company’s solicitations following qualification of the offering.

The company will notify “winning” bidders via email that the offering has been qualified, the Royalty Share Units are available for purchase, and will advise them of this special 24 hour window available to them.

All Royalty Share Units will be offered for purchase via the web-based investment platform www.songvest.com.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide information regarding this offering other than as set forth in this Offering Circular. Except as otherwise indicated, all information contained in this Offering Circular is given as of the date of this Offering Circular. Neither the delivery of this Offering Circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “Offering Circular supplement” that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the Commission and any Offering Circular supplement together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the Commission.

The Offering Circular and all supplements and reports that we have filed or will file in the future can be read on the Commission website at www.sec.gov or in the legal section on the SongVest Platform (at www.songvest.com/offering). The contents of the SongVest Platform (other than the offering statement, this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

How to Subscribe

Potential investors who are “qualified purchasers” may subscribe to purchase our Royalty Share Units. Any potential investor wishing to acquire our Royalty Share Units must:

1.	Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular and attached as exhibits to the offering statement or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in our Royalty Share Units is suitable for you.

2.	Review the subscription agreement (including the “Investor Qualification and Attestation” attached thereto), which was pre-populated following your completion of certain questions on the SongVest Platform application, and if the responses remain accurate and correct, sign the completed subscription agreement using electronic signature. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

3.	Once the completed subscription agreement is signed, you will be instructed to transfer funds in an amount equal to the purchase price for Royalty Share Units you have applied to subscribe for (as set out on the front page of your subscription agreement) by ACH into the escrow account. The Escrow Agent will hold such subscription monies in escrow until such time as your subscription agreement is either accepted or rejected by our manager and, if accepted, such further time until you are issued the Royalty Share Units.

4.	Our manager will review the subscription documentation completed and signed by you. You may be asked to provide additional information. Our manager will contact you directly if required. We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw any offering at any time prior to closing.

5.	Once the review is complete, our manager will inform you whether or not your application to subscribe for the Royalty Share Units is approved or denied and if approved, the number of Royalty Share Units you are entitled to subscribe for. If your subscription is rejected in whole or in part, then any subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. Our manager accepts subscriptions on a first-come, first served basis subject to the right to reject or reduce subscriptions.

6.	If all or a part of your subscription is approved, then the number of Royalty Share Units you are entitled to subscribe for will be issued to you upon the closing. Simultaneously with the issuance of the Royalty Share Units, the subscription monies held by the Escrow Agent in escrow on your behalf will be transferred to the account of the applicable series as consideration for such Royalty Share Units.

By executing the subscription agreement, you agree to be bound by the terms of the subscription agreement and the Royalty Share Units. Our company and our manager will rely on the information you provide in the subscription agreement, including the “Investor Qualification and Attestation” attached thereto and the supplemental information you provide in order for our manager to verify your status as a “qualified purchaser.” If any information about your “qualified purchaser” status changes prior to you being issued the Royalty Share Units, please notify our manager immediately using the contact details set out in the subscription agreement.

For further information on the subscription process, please contact our manager using the contact details set out in the “Where You Can Find Additional Information” section.

The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest-bearing account with the Escrow Agent and will not be commingled with the operating account of our company, until if and when there is a closing with respect to that investor. When the Escrow Agent has received instructions from our manager that an offering will close and the investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such investor’s subscription proceeds in its possession to our company. If an offering is terminated without a closing, or if a prospective investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective investors will be returned promptly to them without interest or deductions. Any costs and expenses associated with a terminated offering will be borne by our company.

Investor Perks

NFT Perk

Each purchaser of a “No Scrubs – TLC Version”, “Creep – TLC Version”, and/or “Diggin On You – TLC Version” Royalty Share Unit will also have the opportunity to claim one (1) non-transferrable digital collectible in the form of a Non-Fungible Token (NFT) and also referred to as a Digital Collectible, for each one (1) “No Scrubs – TLC Version”, “Creep – TLC Version”, and/or “Diggin On You – TLC Version” Royalty Share Unit purchased. These NFTs may be claimed from OneOf, Inc. (“OneOf”), a third-party partner of the company that owns and operates an online digital collectibles marketplace at the web address www.oneof.com.

At the closing of the offerings, purchasers of “No Scrubs – TLC Version”, “Creep – TLC Version”, and/or “Diggin On You – TLC Version” Royalty Share Units will be given the opportunity to claim their applicable NFTs. SongVest will provide the name and email address of the investor who opted-in to receive a NFT from OneOf, at which point OneOf will create a free account for the investor and preload this account with the correct NFT(s). OneOf will then send a link (via email) to the investor who opted in that will provide the instructions on how to redeem the on OneOf’s marketplace at www.oneof.com.

Purchasers must have an account on OneOf’s marketplace in order to redeem the NFT. OneOf will be responsible for minting and generating the NFTs on the Tezos blockchain, and distributing such NFTs to qualified accounts (i.e. purchasers “No Scrubs – TLC Version”, “Creep – TLC Version”, and/or “Diggin On You – TLC Version” Royalty Share Units that have valid accounts on OneOf’s marketplace). These NFTs may be redeemed at no additional charge to the purchasers of the “No Scrubs – TLC Version”, “Creep – TLC Version”, and/or “Diggin On You – TLC Version” Royalty Share Units. The NFTs will consist of a Tezos blockchain tracked image of the album cover associated with the “No Scrubs – TLC Version”, “Creep – TLC Version”, and/or “Diggin On You – TLC Version” song recordings.

For the investor to sign up to receive the NFT from OneOf, only a valid email address and mobile phone number are required. There are no fees charged for claiming the NFT or creating a OneOf account. Once the investor completes the claim process, they will see a pop-up that directs the investor to view the NFT(s) in “My Collection”. If the investor does not see the free NFT they claimed, the investor can contact OneOf’s Customer Support at support@oneof.com.

The NFT(s) claimed on OneOf are held in the OneOf custodial wallet for the investor, protected by OneOf’s custody bank partner or kept in the OneOf cold storage location. NFT’s can be transferred to an external wallet. To export the NFT, the user simply clicks “Export NFT” next to the NFT. They will need to complete the verification process, and the steps prompted. OneOf will validate and process the export request within 2-5 business days.

After exporting an NFT out of OneOf, any airdrop traits related to the NFT will become inactive. Sending an NFT to an incompatible wallet or address may result in the complete loss of the NFT. Currently, once an NFT is exported out of the OneOf platform, it cannot be re-imported back in.

The total number of NFTs created will equal the total number of Royalty Share Units qualified in the TLC offerings. We expect there will be NFTs eligible to be claimed that are not claimed by purchasers of TLC Royalty Share Units and any unclaimed NFT’s will remain at OneOf in an escrow account tied to the email of the buyer. The rights to unclaimed NFTs will not be transferred to the company or OneOf and will remain available to be claimed through OneOf.

There is no charge to the investor to claim the NFTs associated with Royalty Share Units purchased, and no obligation for the investor to claim these NFTs. However, only the purchasers of the particular Royalty Share Units associated with the particular NFTs being offered as perks herein may claim the NFT and cannot transfer the ability to claim NFTs associated with the purchase of Royalty Share Units to another party. Once the NFTs are claimed by the purchaser and transferred to the purchaser’s digital wallet, the purchaser may then transfer the NFT as they see fit but they cannot resell it on the OneOf platform. Additionally, while there are three separate NFT types that are available to be claimed depending on the Royalty Share Units purchased (a “No Scrubs – TLC Version” NFT, a “Creep – TLC Version” NFT, and a “Diggin On You – TLC Version” NFT), all NFTs available to be claimed in association with the purchase of Royalty Share Units in a particular offering will be identical - i.e., all purchasers of “No Scrubs – TLC Version” Royalty Share Units will be eligible to claim the same “No Scrubs – TLC Version” NFT.

We are of the opinion that these NFTs being given to certain investors as perks do not have any cash value and do not alter the sales price or cost basis of the securities being offered in this offering. Instead, these NFTs are intended to be a perk given to our investors as a “thank you” to investors that help us achieve our mission, as well as a “thank you” from TLC to its fans that are investing in the Royalty Share Units associated with TLC’s song recordings. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing. The NFTs themselves do not grant any rights to receive Royalty Share Units now or in the future.

OneOf Agreement

Our company entered into an agreement with OneOf, pursuant to which OneOf agreed, in exchange for a $100,000 payment by the company to OneOf, to create and distribute the TLC NFTs described above to purchasers of the TLC Royalty Share Units described above. In addition, utilizing its existing relationship with TLC, OneOf agreed to facilitate the sale by TLC to the company of the Music Royalty Rights related to the “No Scrubs – TLC Version”, a “Creep – TLC Version”, and a “Diggin On You – TLC Version” song recordings, which our company subsequently acquired pursuant to the TLC Agreement, and are described further below in this offering circular.

Our company’s agreement with OneOf, was originally entered into on January 12, 2023. Our company and OneOf have subsequently agreed to amend the original agreement to update and correct certain terms in the original agreement pursuant to an Addendum agreement. A copy of the original agreement with OneOf and the form of Addendum are filed as an exhibit to the offering statement of which this offering circular forms a part.

USE OF PROCEEDS TO ISSUER

The allocation of the net proceeds of each offering set forth below represents our intentions based upon our current plans and assumptions regarding the specified Music Royalty Asset associated with each current or planned offering of our company. The company reserves the right to modify the use of proceeds as set forth below.

“No Scrubs – TLC Version” Royalty Share Asset

We estimate that the gross proceeds of the offering of “No Scrubs – TLC Version” Royalty Share Units will be approximately $51,200, assuming the full amount of the offering is sold. We intend to use the proceeds from this offering as follows:

Uses	Maximum Offering	Percentage Use
General and Administrative(1)	$0.00	0.0%
Sourcing Fee(2)	$0.00	0.0%
Offering Expenses(3)	$1,200	2.3%
Repayment of Debt(4)	$50,000.00	97.7%
Total Proceeds	$51,200.00	100.0%

(1)	General and Administrative consists of the general operating expenses of the company, and may include compensation to the company’s managers, as well as other members of the company’s workforce.
(2)	The company will not collect a Sourcing Fee in this offering.
(3)	Represents certain other offering expenses related to fees payable to Dalmore ($1,000) and our transfer agent ($500), and the 1% commission payable to Dalmore on gross proceeds raised in this offering.
(4)	The company intends to use a portion of the proceeds from this offering to repay amounts outstanding under a promissory note owed to an unrelated third party issued on March 27, 2023. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Indebtedness” for a description of the promissory note the company intends to repay using the proceeds from this offering.

“Creep – TLC Version” Royalty Share Agreement

We estimate that the gross proceeds of the offering of “Creep – TLC Version” Royalty Share Units will be approximately $63,500 (assuming the full amount of the offering is sold. We intend to use the proceeds from this offering as follows:

Uses	Maximum Offering	Percentage Use
General and Administrative(1)	$11,359.00	17.9%
Sourcing Fee(2)	$0.00	0.0%
Offering Expenses(3)	$2,141.00	3.4%
Repayment of Debt(4)	$50,000.00	78.7%
Total Proceeds	$63,500.00	100.0%

(1)	General and Administrative consists of the general operating expenses of the company, and may include compensation to the company’s managers.
(2)	The company will not collect a Sourcing Fee in this offering.
(3)	Represents certain other offering expenses related to fees payable to Dalmore ($1,000) and our transfer agent ($500), and the 1% commission payable to Dalmore on gross proceeds raised in this offering.
(4)	The company intends to use a portion of the proceeds from this offering to repay amounts outstanding under a promissory note owed to an unrelated third party issued on March 27, 2023. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Indebtedness” for a description of the promissory note the company intends to repay using the proceeds from this offering.

“Beyonce’s Radio” Royalty Share Asset

We estimate that the gross proceeds of the offering of “Beyonce’s Radio” Royalty Share Units will be approximately $32,400, assuming the full amount of the offering is sold. There is no minimum amount that must be raised for this offering to close. We intend to use the proceeds from this offering as follows:

Uses	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset(1)	$26,776.86	82.6%
Sourcing Fee	$5,623.14	17.4%
Offering Expenses(2)	$0	0.0%
Total Proceeds	$32,400.00	100%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “Beyonce’s Radio” Music Royalty Asset with an effective date of May 23, 2024, a form of which is included as an exhibit to this offering statement of which this offering circular forms a part. If our company raises less than the maximum offering, our company will purchase a proportionally smaller amount of the full royalty interest acquirable under the Royalty Share Agreement, depending on the amount raised by the company from this offering.
(2)	The company will not use proceeds from this offering to pay offering expenses.

“BulletBoys – I Know There’s Something Going On” Royalty Share Asset

We estimate that the gross proceeds of the offering of “BulletBoys – I Know There’s Something Going On” Royalty Share Units will be approximately $30,250, assuming the full amount of the offering is sold. There is no minimum amount that must be raised for this offering to close. We intend to use the proceeds from this offering as follows:

Uses	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset(1)	$25,000.00	82.6%
Sourcing Fee	$5,250.00	17.4%
Offering Expenses(2)	$0	0.0%
Total Proceeds	$30,250.00	100%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “BulletBoys – I Know There’s Something Going On” Music Royalty Asset with an effective date of May 30, 2024, a form of which is included as an exhibit to this offering statement of which this offering circular forms a part. If our company raises less than the maximum offering, our company will purchase a proportionally smaller amount of the full royalty interest acquirable under the Royalty Share Agreement, depending on the amount raised by the company from this offering.
(2)	The company will not use proceeds from this offering to pay offering expenses.

“BulletBoys – Smooth Up” Royalty Share Asset

We estimate that the gross proceeds of the offering of “BulletBoys – Smooth Up” Royalty Share Units will be approximately $36,300, assuming the full amount of the offering is sold. There is no minimum amount that must be raised for this offering to close. We intend to use the proceeds from this offering as follows:

Uses	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset(1)	$30,000.00	82.6%
Sourcing Fee	$6,300.00	17.4%
Offering Expenses(2)	$0	0.0%
Total Proceeds	$36,300.00	100%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “BulletBoys – Smooth Up” Music Royalty Asset with an effective date of May 30, 2024, a form of which is included as an exhibit to this offering statement of which this offering circular forms a part. If our company raises less than the maximum offering, our company will purchase a proportionally smaller amount of the full royalty interest acquirable under the Royalty Share Agreement, depending on the amount raised by the company from this offering.
(2)	The company will not use proceeds from this offering to pay offering expenses.

“Cainon Lamb (Beyonce’s Countdown and More)” Royalty Share Asset

We estimate that the gross proceeds of the offering of “Cainon Lamb (Beyonce’s Countdown and More)” Royalty Share Units will be approximately $30.960, assuming the full amount of the offering is sold. There is no minimum amount that must be raised for this offering to close. We intend to use the proceeds from this offering as follows:

Uses	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset(1)	$25,586.78	82.6%
Sourcing Fee	$5,373.22	17.4%
Offering Expenses(2)	$0.00	0.0%
Total Proceeds	$30,960.00	100%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “Cainon Lamb (Beyonce’s Countdown and More)” Music Royalty Asset with an effective date of January 8, 2024, a form of which is included as an exhibit to this offering statement of which this offering circular forms a part. If our company raises less than the maximum offering, our company will purchase a proportionally smaller amount of the full royalty interest acquirable under the Royalty Share Agreement, depending on the amount raised by the company from this offering.
(2)	The company will not use proceeds from this offering to pay offering expenses.

“Justin Bieber’s Rockin’ Around the Christmas Tree” Royalty Share Asset

We estimate that the gross proceeds of the offering of “Justin Bieber’s Rockin’ Around the Christmas Tree” Royalty Share Units will be approximately $94,500, assuming the full amount of the offering is sold. There is no minimum amount that must be raised for this offering to close. We intend to use the proceeds from this offering as follows:

Uses	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset(1)	$75,000.00	79.4%
Sourcing Fee	$19,500.00	20.6%
Offering Expenses(2)	$0	0.0%
Total Proceeds	$94,500.00	100%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “Justin Bieber’s Rockin’ Around the Christmas Tree” Music Royalty Asset with an effective date of June 19, 2024, a form of which is included as an exhibit to this offering statement of which this offering circular forms a part. If our company raises less than the maximum offering, our company will purchase a proportionally smaller amount of the full royalty interest acquirable under the Royalty Share Agreement, depending on the amount raised by the company from this offering.
(2)	The company will not use proceeds from this offering to pay offering expenses.

“Young Thug’s Best Friend” Royalty Share Asset

We estimate that the gross proceeds of the offering of “Young Thug’s Best Friend” Royalty Share Units will be approximately $16,560, assuming the full amount of the offering is sold. There is no minimum amount that must be raised for this offering to close. We intend to use the proceeds from this offering as follows:

Uses	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset(1)	$13,685.95	82.6%
Sourcing Fee	$2,874.05	17.4%
Offering Expenses(2)	$0	0.0%
Total Proceeds	$16,560.00	100%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “Young Thug’s Best Friend” Music Royalty Asset with an effective date of June 6, 2024, a form of which is included as an exhibit to this offering statement of which this offering circular forms a part. If our company raises less than the maximum offering, our company will purchase a proportionally smaller amount of the full royalty interest acquirable under the Royalty Share Agreement, depending on the amount raised by the company from this offering.
(2)	The company will not use proceeds from this offering to pay offering expenses.

THE UNDERLYING MUSIC PORTFOLIOS

The discussions contained in this section relating to the Music Royalty Assets underlying Royalty Share Agreements described herein, as well as the music industry in general are taken from the royalty statements from the royalty providers and third-party sources that we believe to be reliable. We believe that the information from such sources contained herein regarding the “Music Royalty Assets described below and the music industry are reasonable, and that the factual information therein is fair and accurate. However, investors should be aware that there is no guarantee that information derived from third-party sources is entirely accurate.

Summary

The “No Scrubs – TLC Version” Music Royalty Asset

Summary Overview

The “No Scrubs – TLC Version” Music Royalty Asset is one (1) of three (3) underlying assets of the TLC Royalty Share Agreement (the “TLC Agreement”). With respect to the “No Scrubs – TLC Version” Music Royalty Asset portion of the TLC Agreement, the TLC Agreement provides fifty percent (50%) of all streaming and digital download revenues generated from the “No Scrubs – TLC Version” recording paid by Distrokid.

The TLC Agreement was initially entered into on August 22, 2022, and originally provided the company with the rights to “No Scrubs – TLC Version” “Creep – TLC Version” and “Waterfalls – TLC Version”. The company and TLC II, LLC have subsequently agreed to enter into an Addendum to the TLC Agreement to replace “Waterfalls – TLC Version” with “Diggin’ On You – TLC Version”. A copy of the TLC Agreement and the form of Addendum are filed as an exhibit to the offering statement of which this offering circular forms a part. We refer to the original TLC Agreement and the Addendum collectively herein as the “TLC Agreement”.

About TLC

TLC is an American girl group formed in Atlanta, Georgia, in 1989 The group’s best-known line-up was composed of Tionne “T-Boz” Watkins, Lisa “Left Eye” Lopes and Rozonda “Chilli” Thomas. The group enjoyed success during the 1990s, with nine top-ten hits on the Billboard Hot 100, including four number-one singles: “Creep”, “Waterfalls”, “No Scrubs”, and “Unpretty”. The group also recorded four multi-platinum albums, including CrazySexyCool (1994), which received a diamond certification from the Recording Industry Association of America (RIAA). TLC also became the first R&B group in history to receive the Million certification from the Recording Industry Association of Japan (RIAJ) for FanMail (1999).

Having sold over 72 million records worldwide, TLC is one of the best-selling American girl groups. VH1 ranked TLC as the greatest female group, placing them at number 12 on the list of 100 Greatest Women in Music. Billboard magazine ranked TLC as one of the greatest musical trios, as well as the seventh-most-successful act of the 1990s. The group’s accolades include four career Grammy Awards, five MTV Video Music Awards, and five Soul Train Music Awards.

About “No Scrubs – TLC Version” by TLC

“No Scrubs – TLC Version” is new sound recording by TLC, the best-selling American girl group of all time, that was initially released January 31, 2023. It is a re-recording of TLC’s previous number-one single “No Scrubs” released in February 1999 that reached #1 on the Billboard Hot 100 chart and is certified 5x Platinum by the RIAA. As a new recording, the song was fully owned by the band and for the first time upon recording – and after selling our company 50% of the royalty rights to this song, TLC and holders of the “No Scrubs – TLC Version” Royalty Share Units will together receive all royalties generated from the song,

Royalty Share Agreement Terms

The TLC Agreement is between and our company and TLC II, LLC, an entity owned by the members of TLC. The “No Scrubs – TLC Version” Music Royalty Asset is one (1) of three (3) underlying assets of the TLC Agreement. With respect to the “No Scrubs – TLC Version” Music Royalty Asset portion of the TLC Agreement, the TLC Agreement provides the company with fifty percent (50%) of all streaming and digital download revenues generated from the “No Scrubs – TLC Version” recording paid by DistroKid for the life of the copyright. Digital sales and streaming data shall be determined by reference to the royalty statements from the royalties paid to the TLC II, LLC monthly by DistroKid, which shall be conclusive and binding upon the parties to the TLC Agreement, absent manifest error.

Financial Highlights

“No Scrubs – TLC Version” was released in January 2023 – however, promotion for this song only commenced in May of 2023. As such, there is limited financial data available for its performance, and limited royalties have been earned on this recording as of the date of this offering circular. Investors should be aware that past financial performance of the original “No Scrubs” recording may not be indicative of the future performance of this re-recorded “No Scrubs – TLC Version”.

Administrative Fee for the TLC Royalty Share Agreement

The Administrative Fee (i.e., the amount to be paid to our company as a percentage of the value of the royalty payments collected by our company to be distributed to holders of “No Scrubs – TLC Version” Royalty Share Units) is 5.00%.

The “Creep – TLC Version” Music Royalty Asset

Summary Overview

The “Creep – TLC Version” Music Royalty Asset is one (1) of three (3) underlying assets of the TLC Royalty Share Agreement (the “TLC Agreement”). With respect to the “Creep – TLC Version” Music Royalty Asset portion of the TLC Agreement, the TLC Agreement provides fifty percent (50%) of all streaming and digital download revenues generated from the “Creep – TLC Version” recording paid by Distrokid.

The TLC Agreement was initially entered into on August 22, 2022, and originally provided the company with the rights to “No Scrubs – TLC Version” “Creep – TLC Version” and “Waterfalls – TLC Version”. On June 8, 2023, the company and TLC II, LLC entered into an Addendum to the TLC Agreement, which replaced “Waterfalls – TLC Version” with “Diggin’ On You – TLC Version”.

The TLC Agreement and Addendum, which we refer to collectively as the “TLC Agreement”, are filed as an exhibit to the offering statement of which this offering circular forms a part.

About TLC

TLC is an American girl group formed in Atlanta, Georgia, in 1989 The group’s best-known line-up was composed of Tionne “T-Boz” Watkins, Lisa “Left Eye” Lopes and Rozonda “Chilli” Thomas. The group enjoyed success during the 1990s, with nine top-ten hits on the Billboard Hot 100, including four number-one singles: “Creep”, “Waterfalls”, “No Scrubs”, and “Unpretty”. The group also recorded four multi-platinum albums, including CrazySexyCool (1994), which received a diamond certification from the Recording Industry Association of America (RIAA). TLC also became the first R&B group in history to receive the Million certification from the Recording Industry Association of Japan (RIAJ) for FanMail (1999).

Having sold over 72 million records worldwide, TLC is one of the best-selling American girl groups. VH1 ranked TLC as the greatest female group, placing them at number 12 on the list of 100 Greatest Women in Music. Billboard magazine ranked TLC as one of the greatest musical trios, as well as the seventh-most-successful act of the 1990s. The group’s accolades include four career Grammy Awards, five MTV Video Music Awards, and five Soul Train Music Awards.

About “Creep – TLC Version” by TLC

“Creep – TLC Version” is new sound recording by TLC, the best-selling American girl group of all time, that was initially released January 31, 2023. It is a re-recording of TLC’s previous number-one single “Creep” released in October 1994 that reached #1 on the Billboard Hot 100 chart and is certified Platinum by the RIAA. As a new recording, the song was fully owned by the band and for the first time upon recording – and after selling our company 50% of the royalty rights to this song, TLC and holders of the “No Scrubs – TLC Version” Royalty Share Units will together receive all royalties generated from the song.

Royalty Share Agreement Terms

The TLC Agreement is between and our company and TLC II, LLC, an entity owned by the members of TLC. The “Creep – TLC Version” Music Royalty Asset is one (1) of three (3) underlying assets of the TLC Agreement. With respect to the “Creep – TLC Version” Music Royalty Asset portion of the TLC Agreement, the TLC Agreement provides the company with fifty percent (50%) of all streaming and digital download revenues generated from the “Creep – TLC Version” recording paid by DistroKid for the life of the copyright. Digital sales and streaming data shall be determined by reference to the royalty statements from the royalties paid to the TLC II, LLC monthly by DistroKid, which shall be conclusive and binding upon the parties to the TLC Agreement, absent manifest error.

Financial Highlights

“Creep – TLC Version” was released in January 2023 – however, promotion for this song only commenced in May of 2023. As such, there is limited financial data available for its performance, and limited royalties have been earned on this recording as of the date of this offering circular. Investors should be aware that past financial performance of the original “Creep” recording may not be indicative of the future performance of this re-recorded “Creep – TLC Version”.

Administrative Fee for the TLC Royalty Share Agreement

The Administrative Fee (i.e., the amount to be paid to our company as a percentage of the value of the royalty payments collected by our company to be distributed to holders of “Creep – TLC Version” Royalty Share Units) is 5.00%.

The “Beyoncé’s Radio” Music Royalty Asset

Summary Overview

The “Beyoncé’s Radio” Music Royalty Asset is the underlying asset of the “Beyoncé’s Radio” Royalty Share Agreement (the “Agreement”). The Agreement contains up to one hundred percent (100%) of the producer’s share of revenues from the sale and exploitation of the paid by Sony Music Entertainment from the composition “Radio” recorded by Beyoncé, as well as revenues from sale and exploitation of videos related to this composition.

About Beyoncé

A multifaceted superstar by any measure, Beyoncé rose to fame in the late ‘90s as the central member of pop-R&xB group Destiny’s Child, and in the following decade embarked on a multi-platinum, record-breaking solo career with Dangerously in Love (2003), her first in an unbroken string of number one pop solo albums. Chart-topping singles such as “Crazy in Love” (2003), “Irreplaceable” (2006), and “Single Ladies (Put a Ring on It)” (2008), combined with sold-out world tours and Grammy Awards, all heightened her profile in the 2000s.

In 2008, the singer released her third studio album, I Am...Sasha Fierce, which includes “Radio,” the title included in this offering. The double-disc effort emphasized her two distinct personalities, allowing Beyoncé to explore both mainstream sounds and traditional R&B. Billboard named her female artist of the decade, while the RIAA acknowledged that, with 64 gold and platinum certifications, she was the decade’s top-selling artist.

Beyoncé followed ten Grammy nominations in 2010 with 2011 album 4, which debuted at the top of the Billboard 200. Once Beyoncé released her self-titled visual album (2013), it was evident that the powerhouse vocalist, songwriter, and dancer wasn’t merely an entertainer but a progressive artist as well. The notion has been reaffirmed with her second visual album, Lemonade (2016), the Jay-Z collaboration Everything Is Love (2018), and her work on The Lion King (2019). She heralded her seventh studio album, Renaissance (2022), with the Top 20 single “Break My Soul” and followed it up with her latest, COWBOY CARTER in March 2024.

Royalty Share Agreement Terms

The “Beyoncé’s Radio” Royalty Share Agreement is between the producer of this song recording and our company. Pursuant to the Agreement, the company will be entitled to up to one hundred percent (100%) of the producer’s share of revenues from the sale and exploitation of the paid by Sony Music Entertainment from the composition “Radio” recorded by Beyoncé, as well as revenues from sale and exploitation of videos related to this composition.

Financial Highlights

The royalties paid over the last twelve months from the revenue stream contemplated in the “Beyoncé’s Radio” Royalty Share Agreement have averaged approximately $1,115 per bi-annual period.

	2021		2022		2023		Sum of Last 12 Months
	1H	2H	1H	2H	1H	2H	Presented
Total Royalties	$1,045	$1,491	$1,058	$1,855	$1,183	$1,047	$2,230

The spike in 2022 2H was due to payments from Peloton which were higher than in the immediately preceding and following periods. The 2023 1H period also included a payment from one source for historical settlements.

Royalties By Source

Royalties	2021		2022		2023		Sum of Last 12 Months	% of Total Last 12 Months
By Source	1H	2H	1H	2H	1H	2H	Presented	Presented
Apple	$262	$245	$351	$272	$274	$278	$552	25%
Peloton	$352	$826	$153	$1,103	$150	$323	$473	21%
Spotify	$174	$162	$271	$190	$190	$190	$380	17%
Charter Communications - Breakage	$-	$-	$-	$-	$336	$-	$336	15%
YouTube	$89	$130	$158	$131	$125	$154	$279	13%
Amazon	$73	$71	$63	$58	$55	$47	$103	5%
Tidal	$17	$6	$1	$40	$21	$16	$37	2%
The Rest	$77	$50	$60	$62	$32	$39	$71	3%
Total Royalties	$1,045	$1,491	$1,058	$1,855	$1,183	$1,047	$2,230	100%

Apple, Spotify, and YouTube streaming accounted for a combined 55% of the past twelve months’ earnings and 64% excluding the Charter Communications – Breakage payment, which was for historical settlements related to digital downloads. Peloton earnings vary a good bit from period to period but provided more than 10% of income even in lower-paying periods.

Administrative Fee for the “Beyonce’s Radio” Royalty Share Agreement

The Administrative Fee (i.e., the amount to be paid to our company as a percentage of the value of the royalty payments collected by our company to be distributed to holders of “Beyonce’s Radio” Royalty Share Units) is 5.00%.

“BulletBoys – I Know There’s Something Going On” Royalty Share Asset

The “BulletBoys – I Know There’s Something Going On” Music Royalty Asset is the underlying asset of the “BulletBoys – I Know There’s Something Going On” Royalty Share Agreement (the “Agreement”). The Agreement provides for up to 25% of the sound recording owner’s share of royalty income as paid by DistroKid for the sound recording “I Know There’s Something Going On” by recording artists BulletBoys.

“I Know There’s Something Going On” is a new recording by BulletBoys, to be released prior to the sale of any Royalty Share Units related to this offering. The song was originally recorded in 1982 by Frida. The original featured Phil Collins as producer, drummer, and backing vocalist, and reached #1 in Belgium and Switzerland. The original song peaked at #13 in the USA.

About BULLETBOYS

BULLETBOYS are an American rock band originally formed in 1986 from Los Angeles, California featuring an all star line-up with founding member front man MARQ TORIEN. The current lineup consists of guitarist IRA BLACK formerly of LIZZY BORDEN, DOKKEN, METAL CHURCH; bassist BRAD LANG formerly of Y&T, BURNING RAIN and drummer FRED ACHING from POWERFLO, BILLY BIO.

The band have released nine studio albums and are best known for their mega hits “SMOOTH UP IN YA”, “FOR THE LOVE OF MONEY”, “KISSIN KITTY” and “HARD AS A ROCK” which debuted and became number one in rotation on MTV between 1988 and 1991. They were featured on the certified double platinum soundtrack for WAYNES WORLD in 1992; BEERFEST in 2006 and HOT TUB TIME MACHINE in 2010.

BULLETBOYS are set to release a new single and follow-up album with tour dates in Spring 2024.

Royalty Share Agreement Terms

The “BulletBoys – I Know There’s Something Going On” Royalty Share Agreement is between the “I Know There’s Something Going On” sound recording owner and our company. The Agreement provides for up to 25% of the sound recording owner’s share of royalty income as paid by DistroKid for the sound recording “I Know There’s Something Going On” by recording artists BulletBoys.

Financial Highlights

“I Know There’s Something Going On” is a new recording by BulletBoys, to be released prior to the sale of any Royalty Share Units related to this offering. As such, there is no financial history to present for this recording.

Administrative Fee for the “BulletBoys – I Know There’s Something Going On” Royalty Share Agreement

The Administrative Fee (i.e., the amount to be paid to our company as a percentage of the value of the royalty payments collected by our company to be distributed to holders of “BulletBoys – I Know There’s Something Going On” Royalty Share Units) is 5.00%.

“BulletBoys – Smooth Up In Ya - 2024 Version” Royalty Share Asset

The “BulletBoys – Smooth Up In Ya - 2024 Version” Music Royalty Asset is the underlying asset of the “BulletBoys – Smooth Up In Ya - 2024 Version” Royalty Share Agreement (the “Agreement”). The Agreement provides for up to 25% of the sound recording owner’s share of royalty income as paid by DistroKid for the sound recording “Smooth Up In Ya - 2024 Version” by recording artists BulletBoys.

“Smooth Up In Ya - 2024 Version” is a new recording by BulletBoys, planned to be released prior to making any sales of the Royalty Share Units related to this offering. The original “Smooth Up In Ya” was BULLETBOYS debut release in 1988. It has been featured on the big screen in Empire Records (1995), Hot Tub Time Machine (2010), and in the HBO series Euphoria.

Royalty Share Agreement Terms

The “BulletBoys – Smooth Up In Ya - 2024 Version” Royalty Share Agreement is between the “Smooth Up In Ya - 2024 Version” sound recording owner and our company. The Agreement provides for up to 25% of the sound recording owner’s share of royalty income as paid by DistroKid for the sound recording “Smooth Up In Ya - 2024 Version” by recording artists BulletBoys.

Financial Highlights

“Smooth Up In Ya - 2024 Version” is a new recording by BulletBoys, not yet released. As such, there is no financial history to present for this recording.

Administrative Fee for the “BulletBoys – Smooth Up In Ya - 2024 Version” Royalty Share Agreement

The Administrative Fee (i.e., the amount to be paid to our company as a percentage of the value of the royalty payments collected by our company to be distributed to holders of “BulletBoys – Smooth Up In Ya - 2024 Version” Royalty Share Units) is 5.00%.

The “Cainon Lamb - Beyoncé’s Countdown and More” Music Royalty Asset

About Beyoncé and “Countdown”

A multifaceted superstar by any measure, Beyoncé rose to fame in the late ‘90s as the central member of pop-R&xB group Destiny’s Child, and in the following decade embarked on a multi-platinum, record-breaking solo career with Dangerously in Love (2003), her first in an unbroken string of number one pop solo albums. Chart-topping singles such as “Crazy in Love” (2003), “Irreplaceable” (2006), and “Single Ladies (Put a Ring on It)” (2008), combined with sold-out world tours and Grammy Awards, all heightened her profile in the 2000s.

In 2008, the singer released her third studio album, I Am...Sasha Fierce. The double-disc effort emphasized her two distinct personalities, allowing Beyoncé to explore both mainstream sounds and traditional R&B. Billboard named her female artist of the decade, while the RIAA acknowledged that, with 64 gold and platinum certifications, she was the decade’s top-selling artist.

Beyoncé followed ten Grammy nominations in 2010 with 2011 album 4, which debuted at the top of the Billboard 200 and includes title “Countdown,” featured in this catalog, which was certified a 2X-Platinum single by the RIAA in 2022.

Once Beyoncé released her self-titled visual album (2013), it was evident that the powerhouse vocalist, songwriter, and dancer wasn’t merely an entertainer but a progressive artist as well. The notion has been reaffirmed with her second visual album, Lemonade (2016), the Jay-Z collaboration Everything Is Love (2018), and her work on The Lion King (2019). She heralded her seventh studio album, Renaissance (2022), with the Top 20 single “Break My Soul” and followed it up with her latest, COWBOY CARTER in March 2024.

About “Let It Go” by Keyshia Cole, Missy Elliott, and Lil’ Kim

With a raspy soprano voice, Keyshia Cole became one of the most successful R&B artists to emerge in the mid-2000s. In 2007, she released album Just Like You, which featured four major singles, including “Let It Go,” a title in this catalog, with assists from major label artists Missy Elliott and Lil’ Kim. “Let It Go” was certified by the RIAA as a Platinum single later that same year, and the track received a Grammy nomination for Best Rap/Sung Collaboration, while Just Like You was nominated for Best Contemporary R&B Album.

Royalty Share Agreement Terms

The “Cainon Lamb – Beyonce Countdown and More” Royalty Share Agreement will be between the songwriter and our company. Pursuant to the Agreement, SongVest will have the right to receive up to 100% of the songwriter’s performance revenue share for the life of the copyrights listed below. Revenues the company will be entitled to receive from the copyrights listed below (assets) pursuant to this agreement include revenues earned in connection with the public performance of the copyrights, which will be paid at the percentage interest as defined in the “Cainon Lamb- Beyonce Countdown and More” Royalty Share Agreement. Sales shall be determined by reference to the royalty statements from the royalties paid to the songwriter quarterly by ASCAP, which shall be conclusive and binding upon the parties to the agreement, absent manifest error.

Financial Highlights

In December 2023, ASCAP paid to rightsholders amounts related to certain historical adjustments for Amazon Music streaming collections. The applicable amount for this payment for the assets included in this offering totaled $112, and this amount is excluded from the financial information provided in this listing. The underlying data for that payment may be found in the detailed data accompanying this listing.

The royalties paid over the past four quarters from the revenue stream contemplated in the “Beyoncé’s Countdown B” Royalty Share Agreement have averaged approximately $1,854 per quarter.

	2020				2021				2022				2023				2024	Sum of Last 4 Quarters
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Presented
Total Royalties	$2,567	$1,399	$1,368	$1,435	$1,544	$1,530	$2,179	$2,485	$1,699	$1,504	$2,281	$2,141	$1,519	$1,937	$1,993	$1,862	$1,622	$7,415

Royalties for 2021 Q3 and Q4 were higher than for the previous five periods due to increased television performance royalties for the catalog’s top title. Royalties for 2022 Q3 and Q4 were higher than the previous two periods primarily due to higher royalties from one streaming service for one title.

Revenue By Song

Revenues By Song are shown below:

Royalties	2021				2022				2023				2024	Sum of Last 4 Quarters	% of Total Last 4 Quarters
By Song	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Presented	Presented
Countdown	$446	$428	$1,276	$1,539	$401	$461	$1,220	$984	$688	$875	$832	$593	$739	$3,039	$41%
Let It Go	$362	$347	$287	$309	$592	$399	$392	$457	$307	$355	$446	$556	$359	$1,716	$23%
Where The Bag At	$128	$147	$99	$125	$96	$100	$110	$136	$70	$97	$86	$136	$75	$394	$5%
Thirsty	$44	$49	$39	$42	$37	$40	$56	$54	$34	$81	$80	$85	$61	$307	$4%
Everything To Me	$65	$72	$32	$36	$124	$67	$66	$76	$61	$91	$64	$62	$46	$263	$4%
Twerkoholic	$32	$35	$51	$32	$50	$54	$48	$52	$68	$69	$57	$86	$44	$256	$3%
Co-Sign	$48	$42	$39	$47	$31	$41	$43	$39	$22	$33	$57	$52	$86	$228	$3%
I’m Better	$67	$120	$46	$51	$64	$49	$45	$38	$31	$25	$51	$39	$27	$142	$2%
Ching A Ling	$48	$18	$53	$35	$40	$28	$54	$36	$31	$20	$50	$26	$27	$123	$2%
MCE	$-	$-	$-	$-	$-	$-	$-	$-	$-	$23	$34	$38	$28	$123	$2%
Excuse Me	$19	$19	$22	$23	$28	$22	$22	$26	$19	$24	$27	$26	$19	$96	$1%
Ain’t No Man	$11	$12	$12	$16	$11	$12	$11	$24	$12	$16	$34	$24	$14	$88	$1%
Until It’s Gone	$31	$34	$18	$19	$43	$25	$20	$21	$16	$26	$21	$21	$14	$82	$1%
The Rest	$242	$207	$205	$212	$183	$205	$195	$198	$160	$202	$153	$119	$85	$559	$8%
Total Royalties	$1,543	$1,530	$2,179	$2,486	$1,700	$1,503	$2,282	$2,141	$1,519	$1,937	$1,992	$1,863	$1,624	$7,416	$100%

The table above shows the 13 songs which individually accounted for greater than 1% of royalties for the past four quarters. The top two songs accounted for 64% of the past four quarters’ total royalties, with top title “Countdown” accounting for 41%.

The user will notice that the table above includes a line titled “The Rest.” This line item includes revenues from over 65 different compositions, none of which individually represents greater than 1% of the past four quarters’ total royalties.

		Release	Sum Last 4 Quarters	% of Total Last 4 Quarters
Top 7 Songs	Artist(s)	Date	Presented	Presented
Countdown	Beyoncé	2011	$3,039	41%
Let It Go	Keyshia Cole, Missy Elliott, Lil’ Kim	2007	$1,716	23%
Where The Bag At	City Girls	2018	$393	5%
Thirsty	PARTYNEXTDOOR	2014	$307	4%
Everything To Me	Monica	2010	$264	4%
Twerkoholic	B. Smyth	2014	$256	3%
Co-Sign	SWV	2012	$228	3%

The top seven compositions accounted for 83% of the past four quarters’ total royalties, and five of the top six related recordings were released in 2014 or earlier.

Revenue by Source

Revenue sources are shown below:

Royalties	2021				2022				2023				Sum of Last 4 Quarters Presented	% of Total Last 4 Quarters Presented
By Source	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Above	Above
Streaming	$891	$976	$899	$814	$892	$1,105	$880	$1,454	$1,288	$796	$1,097	$1,233	$4,414	58%
International Downloads	$131	$269	$249	$142	$169	$165	$116	$342	$598	$262	$262	$358	$1480	19%
Radio	$138	$65	$68	$113	$87	$67	$115	$135	$132	$81	$118	$168	$499	7%
Reprocessing	$-	$-	$59	$-	$-	$131	$129	$-	$-	$189	$195	$-	$384	5%
International - Other	$108	$68	$43	$76	$26	$104	$124	$57	$18	$82	$127	$97	$324	4%
Live	$65	$80	$29	$35	$3	$4	$10	$6	$16	$28	$54	$18	$116	2%
TV/Film Performance	$67	$44	$160	$971	$1,266	$69	$65	$205	$34	$53	$28	$43	$158	2%
The Rest	$34	$42	$23	$28	$41	$53	$65	$83	$55	$28	$57	$76	$216	3%
Total Royalties	$1,434	$1,544	$1,530	$2,179	$2,484	$1,698	$1,504	$2,282	$2,141	$1,519	$1,938	$1,993	$7,591	100%

Earnings from streaming, the top source for the catalog, reached a near-term peak in 2022 Q3 and have remained higher than prior periods primarily due to increased YouTube royalties for the top title. Royalties from International Downloads related to performance royalties paid for digital uses of music in the United Kingdom and other territories, with the top title generating 76% of the catalog’s international download royalties for the past four quarters.

The User will notice that the table above includes a line titled “Reprocessing.” This is reported by ASCAP as royalties for the re-processing of prior period domestic royalties associated with specific titles but not specific sources. The User will also notice that the table above includes a line titled “International – Other.” This relates to international royalties reported to ASCAP by various foreign collection societies associated with specific titles but not specific sources.

TV/Film Performance royalties were higher in 2021 Q3 and Q4 than in subsequent periods due to performances of the catalog’s top title on various television shows as a result of increased placements for the popular track.

Administrative Fee for the “Cainon Lamb – Beyonce’s Countdown and More” Royalty Share Agreement

The Administrative Fee (i.e., the amount to be paid to our company as a percentage of the value of the royalty payments collected by our company to be distributed to holders of “Cainon Lamb – Beyonce’s Countdown and More” Royalty Share Units) is 5.00%.

“Justin Bieber’s Rockin’ Around the Christmas Tree” Royalty Share Asset

The “Justin Bieber’s Rockin’ Around the Christmas Tree” Music Royalty Asset is the underlying asset of the “Justin Bieber’s Rockin’ Around the Christmas Tree” Royalty Share Agreement (the “Agreement”). The Agreement contains up to one hundred percent (100%) of the producer’s share of royalties paid by UMG earned in connection with sale, streaming, or other exploitation of the “Rockin’ Around the Christmas Tree” recording by Justin Bieber.

Artist and Song Background

“Rockin’ Around The Christmas Tree” is a song by Justin Bieber, cover of Brenda Lee’s song, originally released exclusively on Amazon Music. Since October 29, 2021, it is available on all streaming platforms.

Royalty Share Agreement Terms

The “Justin Bieber’s Rockin’ Around the Christmas Tree” Royalty Share Agreement is between the producer of the composition and our company. The Agreement contains up to one hundred percent (100%) of the producer’s share of royalties earned in connection with sale, streaming, or other exploitation of the “Rockin’ Around the Christmas Tree” recording by Justin Bieber. Sales shall be determined by reference to the royalty statements from the royalties paid to the producer by UMG, which shall be conclusive and binding upon the parties to the agreement, absent manifest error.

Financial Highlights

	2021Q4	2022Q2	2022Q4	2023Q2
Total	$1,455	$5,223	$1,234	$5,602

While this song was released in 2021, royalties have only been paid through the first half of 2023. We can see that the royalties are basically flat year to year with the major income coming during Christmas of course.

Because this song is seasonal it will not have the same bell curve of a new song that peaks and then see substantial downward trend over time. While this song can still decline, just keep in mind that a seasonal song does have a different trend line.

By Source	2021Q4	2022Q2	2022Q4	2023Q2	Grand Total
AMAZON	$1,344	$4,707	$1,145	$3,763	$10,959
AMAZON PRIME				$1,456	$1,456
APPLE	$32	$239	$17	$103	$391
SPOTIFY	$32	$115	$24	$105	$277
PANDORA	$11	$43	$12	$36	$101
DEEZER		$32	$0	$24	$56
NETEASE	$3	$18	$5	$18	$43
PPL	$25		$9		$34
KAKAO M			$1	$30	$31
YOUTUBE	$0	$13	$1	$12	$27
YANDEX		$12			$12
YOUTUBE, INC.	$3	$4	$2	$3	$12

Because the song was originally released exclusively through Amazon, the majority of its income is coming from that platform.

Administrative Fee for “Justin Bieber’s Rockin’ Around the Christmas Tree” Royalty Share Agreement

The Administrative Fee (i.e., the amount to be paid to our company as a percentage of the value of the royalty payments collected by our company to be distributed to holders of “Justin Bieber’s Rockin’ Around the Christmas Tree” Royalty Share Units) is 5.00%.

“Young Thug – Best Friend” Royalty Share Asset*

The “Young Thug – Best Friend” Music Royalty Asset is the underlying asset of the “Young Thug – Best Friend” Royalty Share Agreement (the “Agreement”). The Agreement contains up to one hundred percent (100%) of the songwriter’s share of public performance income paid by BMI earned by the “Best Friend” song recording by the artist Young Thung.

About Young Thug

Flouting hip-hop conventions while defying gender and sexuality stereotypes, Young Thug has been one of the most distinctive contemporary rap artists since attaining his chart debut with “Stoner” (2014). The eccentric rapper’s first of many gold- and platinum-certified recordings arrived amid a barrage of mixtapes that led to the Top Ten entries JEFFERY (2016) and Beautiful Thugger Girls (2017), and eventually his chart-topping debut studio album, So Much Fun (2019). A keen collaborator, Thug has been featured on dozens of tracks, including pop hits such as Camila Cabello’s “Havana,” Childish Gambino’s Grammy-winning “This Is America,” and Post Malone’s “Goodbyes,” and he has hit the upper reaches of the charts with the co-headlining commercial mixtapes Super Slimey (with Future) and Slime & B (with Chris Brown) as well as the crew compilation Slime Language 2. In 2021, he offered his second chart-topping studio album, Punk, followed in 2023 by Business Is Business.

An Atlanta native, Young Thug (born Jeffery Lamar Williams) released three volumes of his mixtape series before joining Gucci Mane’s 1017 Brick Squad crew in late 2012. His mixtape 1017 Thug followed in early 2013, featuring the quirky street single “Picacho.” Later in the year, his “Stoner” single appeared, but it didn’t catch fire until 2014, when an authorized remix featuring Wale opened the floodgates for a series of unauthorized remixes from artists like Jim Jones, lamsu!, and Trick Trick. The original track peaked that April and was eventually certified gold by the RIAA.

That same year, Thug signed to 300 Entertainment, the Atlantic-distributed imprint co-founded by Lyor Cohen and Kevin Liles, and continued recording mixtapes. His first release for the label, 2015’s Barter 6, climbed to number 22 on the Billboard 200 album chart. He began 2016 with I’m Up, the first of many mixtapes that year, which debuted at the same position as Barter. Months later, he dropped the Top Ten hit Slime Season 3. Before his next release, he was awarded a platinum certification for his 2015 track “Best Friend,” the title featured in this Royalty Share Units offering. At the end of the summer, he unexpectedly issued his third tape, originally titled No, My Name Is Jeffery and changed a week later to simply JEFFERY. With its provocative cover art and concept (each track was named after one of Thug’s idols), JEFFERY featured reggae/dub flourishes and appearances by Migos’ Offset and Quavo, Gucci Mane, Travis Scott, and Wyclef Jean.

Veering unexpectedly into new sonic territory, Beautiful Thugger Girls arrived in June 2017. Though it flirted with country and pop, the set retained Thug’s trademark weirdness at the fore. In 2017, he issued a pair of collaborations, first with producer Carnage on the Young Martha EP, which saw release that September, and then with Future on the October mixtape Super Slimey, and he was also featured on Camila Cabello’s number one pop hit “Havana.” The single “Ride on Me,” featuring A-Trak arrived in early 2018 ahead of the release of the Hear No Evil EP, which was issued that April. After he appeared on another number one hit, Childish Gambino’s “This Is America” (subsequently the Song of the Year winner at the 61st Grammy Awards), he issued the Young Stoner Life Records compilation Slime Language, which featured Lil Duke, Gunna, and Lil Uzi Vert. The next month, Thug released his third EP, On the Rvn. Debuting in the Top 20 of both the Billboard 200 and the R&B/ hiphop charts, the set featured guests 6LACK and Jaden Smith as well as Elton John, who gave Thug his seal of approval on the “Rocket Man”-sampling “High.” Thug’s first output in 2019 arrived in the form of a collaboration with J. Cole and Travis Scott titled “The London.” The single became his first Top 40 pop hit as a headliner — it peaked at number 12 on the Hot 100 — and was featured on his proper debut album, So Much Fun, which followed in August and topped the Billboard 200. Before the album’s second single, “Hot,” reached number 11 on the Hot 100, Thug was the featured artist on yet another hit, Post Malone’s Top Three “Goodbyes.” “The London” was later nominated for a Grammy in the category of Best Rap/Sung Performance. Thug’s work throughout 2020 included appearances on charting tracks by Migos, Gunna, DaBaby, and JackBoys, and a commercial mixtape collaboration with Chris Brown, Slime & B. He later reached the number one position for a second time with an appearance on Travis Scott’s single “Franchise.”

Kicking off 2021, Thug scored his first chart-topper of the year with the Young Stoner Life compilation Slime Language 2. The set featured Travis Scott, Drake, Lil Uzi Vert, Big Sean, Skepta, Future, Kid Cudi, and over a dozen more famous friends. By the end of the year, Thug delivered his second studio LP, Punk, a slight return to his more experimental side that featured guest spots from Doja Cat, Post Malone, Gunna, J. Cole, and many others. The album debuted at the number one spot on the Billboard 200 chart. Young Thug’s third long-player, Business Is Business, appeared in 2023, with features from Travis Scott, Future, Lil Uzi Vert, 21 Savage, and Drake.

Royalty Share Agreement Terms

The “Young Thug – Best Friend” Royalty Share Agreement is between our company and the songwriter of the “Best Friend” composition by Young Thug. The Agreement entitles the company to up to one hundred percent (100%) of the songwriter’s share of public performance income paid by BMI earned by the “Best Friend” song recording by the artist Young Thung.

Financial Highlights

The royalties paid over the last four quarters from the revenue stream contemplated in the “Young Thug - Best Friend” Royalty Share Agreement have averaged approximately $337 per quarter.

	2020	2021				2022				2023			Last 4
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Quarters
Total Royalties	$491	$722	$415	$364	$319	$400	$389	$325	$324	$339	$369	$315	$1,347

The peak earnings period in the past three years was 2021 Q1, when Apple Music reported its highest royalties and “General” international royalties were also at their highest of the periods shown.

Royalties	2020	2021				2022				2023			Last 4	% of Total Last 4
By Source	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Quarters	Quarters
YouTube	$91	$94	$81	$79	$85	$93	$115	$98	$90	$106	$97	$96	$389	29%
Apple Music	$172	$353	$193	$91	$85	$81	$93	$81	$82	$88	$81	$75	$327	24%
Spotify	$42	$43	$44	$47	$43	$38	$41	$36	$34	$40	$38	$35	$148	11%
Internet - Int’l	$-	$-	$-	$-	$66	$22	$50	$24	$34	$35	$43	$26	$137	10%
Live	$-	$-	$-	$-	$2	$-	$0	$0	$2	$5	$49	$18	$74	6%
Muzak	$12	$9	$-	$0	$0	$15	$8	$15	$13	$11	$9	$10	$43	3%
Radio	$15	$15	$16	$16	$14	$15	$9	$6	$7	$12	$7	$10	$36	3%
General - Int’l	$74	$167	$42	$83	$3	$85	$35	$14	$4	$15	$12	$4	$34	3%
Amazon Music	$19	$4	$-	$-	$-	$-	$-	$17	$20	$5	$5	$4	$34	2%
SiriusXM	$20	$-	$21	$21	$3	$18	$14	$7	$12	$2	$14	$3	$31	2%
SoundCloud	$6	$6	$6	$5	$5	$5	$6	$5	$5			$19	$25	2%
CMS	$10	$8	$-	$0	$0	$12	$6	$10	$10	$7	$5	$-	$22	2%
The Rest	$31	$22	$13	$21	$12	$15	$11	$13	$12	$14	$7	$14	$48	4%
Total Royalties	$491	$722	$415	$364	$319	$400	$389	$325	$324	$339	$369	$315	$1,347	100%

YouTube, Apple Music, and Spotify streaming accounted for a combined 64% of the past four quarters’ earnings, while “Internet – Int’l” payments, which represent international payments identified as digital in the BMI statements but not allocated to a specific source, accounted for another 10% of the royalties for the past four quarters. Royalties from Live performances were most prevalent in 2023 Q2 and accounted for 6% of the past four quarters’ royalties. Various other sources shown in the table individually provided 3% or less of royalties.

Administrative Fee for “Young Thug – Best Friend” Royalty Share Agreement

The Administrative Fee (i.e., the amount to be paid to our company as a percentage of the value of the royalty payments collected by our company to be distributed to holders of “Young Thug – Best Friend” Royalty Share Units) is 5.00%.

THE COMPANY’S BUSINESS

Overview of our Company

Our company is a limited liability company formed on March 18, 2021, pursuant to the Delaware Limited Liability Company Act, or the LLC Act. We founded RoyaltyTraders LLC with the mission to combine crowdfunding, investing, and a social network involving fans to create a robust online marketplace where the public can acquire revenue rights (i.e. Royalty Share Units) related to royalties generated by Music Royalty Assets in their favorite music artists’ creations. To this end, we created the SongVest Platform, which allows investors to pick and invest in the royalty streams from compositions by artists, and receive royalty distributions from those assets. Additionally, the SongVest Platform allows investors to impact the success of artists with their albums. Record labels are provided with tools and strategies enabled by the SongVest Platform, such as email marketing, to collectively promote albums, potentially furthering the success of a release, and generating more revenue.

In October 2024, our company underwent a restructuring, whereby we became a wholly-owned subsidiary of, and managed by, SAJA, and certain aspects of our operations – primarily, the ownership and operation of the SongVest Platform – were moved into a newly-formed sister entity, RT2, which is also a wholly-owned subsidiary of, and managed by, SAJA. As a result of this restructuring, our company’s sole business operation is the acquisition of Music Royalty Assets and making offers and sales of related Royalty Share Units. See “Interest of Management and Others in Certain Transactions” for more information on this restructuring, as well as for a description of certain agreements we entered into in connection with this restructuring.

Market Opportunity

SongVest is poised to take advantage of the growth of two industries – the music industry, and the growth of centralized marketplaces and crowdfunding platforms. SongVest intends to provide a means for investors to participate in the success of their favorite artists’ music, by purchasing Royalty Share Units that provide pro-rata rights to royalties of songs via a Royalty Share Agreement.

We believe music royalty owners, such as artists, record labels, songwriters, producers and estate heirs, are looking for ways to diversify their holdings and liquidity. The current options for financing music revenue streams are limited. In addition, investors and fans have limited access to music royalty investment opportunities because they usually do not have direct access to the holders of music rights. We believe there is a market opportunity to provide music fans with an opportunity to invest in multiple music royalty streams at a fractional level for as little as $10 to $20.

When we started the SongVest Platform, our goal was not just to be an investment platform, but more importantly serve as a central hub for music fans where we could engage with them, which we thought could help boost streaming and other revenue streams of the artists and record labels. Because our investors are fans and have a vested interest in the success of the music they have invested in, we believe it will be a rewarding experience for them.

We believe the SongVest Platform has the opportunity to advance the investment music space through its portal that is intended to provide updated information on which artist and album is trending across multiple social, sales, and streaming data streams. This is where fans can come to find new investment opportunities and share the investments they have made. Our expertise in music sales and marketing will facilitate music fan and investor interactions and will be sought after not only for investment purposes but also for our music market expertise.

We believe the music industry is poised for continued growth after a decline because of COVID. Goldman Sachs’ Music Industry’s long-term growth forecast predicts a compound annual growth rate (CAGR) settling in at 6% for the period of 2019 to 2030.

In addition, we have seen more and more fans and artists use centralized marketplaces, such as Kickstarter, Indiegogo, and Patreon to create different revenue streams which supports the thesis that there is a desire and need on the part of royalty owners for opportunities to capitalize on their future royalty earnings today. It is our mission to help facilitate those opportunities for those royalty owners, as well as to facilitate ways for fans of music to invest and earn while also supporting the artists they admire.

Key Aspects of Our Business

SongVest Platform

The SongVest Platform at www.songvest.com is intended to be a platform that connects investors with different royalty stream investments, and provides further opportunities for the royalty owners to engage with investors and music fans.

The SongVest Platform will have two main goals: (i) the listing of offerings we have for investment; and (ii) serving as a music portal that will provide social, sales, concert and streaming data to showcase the artists and songs that are driving the royalty investments.

The SongVest Platform currently provides to artists and record labels email marketing solutions that allow those parties to engage SongVest to reach out to investors on the SongVest Platform that are collecting royalties on the songs or catalog of songs from the Royalty Share Units they purchased. Through this channel, artists and record labels are able to efficiently communicate about relevant dates for events, concerns, new releases, and other promotions.

Investors in our offerings are able to view the Royalty Share Units they own via the SongVest Platform, as well as view royalty information about payments.

The SongVest Platform is owned and operated by our affiliate, RT2, LLC, which is also wholly-owned and managed by our manager, SAJA. We have contracted for the right to use the SongVest Platform via the Services Agreement, which is described elsewhere in this Offering Circular.

Pipeline

We will market to songwriters, producers, publishers and record labels to build the pipeline for investment opportunities, which we will make available on the SongVest portal. While songwriters, producers and publishers are more likely to want to monetize their assets, we believe record labels will see this as a way to directly connect with fans in ways they have not been able to before. We believe the real upside is in being able to educate record labels that this new way to have a direct connection with fans will allow them not only to increase current album revenue but also provide other forms of upsell and cross-sell opportunities to drive more revenue.

Competition

Our closest competitors are Royalty Exchange in the US and ANote in Europe. We are currently working on signing up top record labels, artists and obtaining industry backing to lock in SongVest as a first mover status given that our business model is different from the competition.

Royalty Share Agreements

It is our intention that each Royalty Share Agreement we enter into will be based on a template royalty agreement that acts as a standard baseline, however, variations may occur. The form of this baseline Royalty Share Agreement is included as an exhibit to the offering statement of which this Offering Circular is part, along with the specific Royalty Share Agreements related to each Music Royalty Asset that is related to an offering we are conducting. Generally, only certain terms of the baseline royalty agreement will be subject to negotiation with each royalty holder. We believe that many royalty owners will not “sell” 100% of their Music Royalty Assets in perpetuity but only sell a portion of them for a certain period of time. Therefore, our royalty agreements will be for a certain percentage of the Music Royalty Asset royalty income and for a certain period of time. We are expecting 30 to 40 year terms. We may also offer shorter term offerings with 3 to 10 year terms for sellers who just need a much shorter term and have a smaller financial need. We expect, though, that each Royalty Share Agreement will be structured as a purchase option agreement, which gives us the right, but not the obligation, to purchase the Music Royalty Asset, typically through the proceeds of the offering for the series related to that Royalty Share Agreement.

Our Manager

Under our amended and restated limited liability company agreement, SAJA is designated as manager of our company. SAJA also wholly-owns our company. Throughout this Offering Circular, we refer to SAJA as the manager of our company. Our manager will assist the company in identifying Music Royalty Assets to be acquired using the proceeds from the offerings we conduct.

See “Directors, Executive Officers and Significant Employees” for additional information regarding our manager and its control persons.

Indemnification of our Manager

Our amended and restated limited liability company agreement provides that, to the fullest extent permitted by Delaware law, our company will indemnify and hold harmless its members, managers, officers from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such a party may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of our company, regardless of whether such an individual continues to be a member, manager or officer of the Company at the time any such liability or expense is paid or incurred.

Music Royalty Asset Selection

Our asset selection criteria were established by our manager and are continually influenced by investor demand and current industry trends. The criteria are subject to change from time to time in the sole discretion of our manager. Although we cannot guarantee positive investment returns on the assets we acquire, we endeavor to select assets that are projected to generate positive return on investment, primarily based upon the asset’s historical performance data and assumptions about its ability to produce future royalty income. Our manager will endeavor to select assets with known royalty income history that have the opportunity to continue to produce royalty income for years to come. Our manager also considers the artist, the release date, top chart position, current social media statistics and other data points that might influence the future earnings of the song or songs represented in the Music Royalty Asset.

We will partner with artists, songwriters, producers, royalty owners and record labels to select songs, albums, and catalogs to be subject to a Royalty Share Agreement. We may select and bundle artists and albums for certain series of Royalty Share Units based on genre, relative success of past albums, fan base demographics, or other factors that make such assets fit together as a cohesive package.

Sourcing.

We have sales reps that will engage potential artists, record labels and songwriters who are interested in participating in our offerings. They will qualify potential prospects and work with them to understand the opportunity and pull the appropriate materials together. Sales reps are, and will be, paid via commission only on the value of deals sourced and closed upon by the company that such sales reps have introduced to our company.

As compensation for these services, our company will receive a Sourcing Fee equal to 0% to 25% of the “purchase price” – i.e., price to purchase the asset set forth in the applicable Royalty Share Agreement for a Music Royalty Asset. The Sourcing Fee will generally be set based on the level of difficulty and costs related to sourcing the particular Music Royalty Asset related to the series of Royalty Share Units. The “purchase price” is determined by the company in its sole discretion - however, may utilize a “second price” auction to help determine an appropriate purchase price for an asset. The Sourcing Fee may be waived or reduced by our manager on per series basis.

Due Diligence.

When evaluating an asset, we will consider the growth, its potential, historical significance, ownership history, past valuation of the asset and comparable assets. Our diligence process will include a review of public auction data, opinions from music advisors in our network, precedent and comparable transactions, among other metrics. We will also complete diligence on the royalty owners themselves and their assets. We will validate that there are no tax liens, divorce decrees, UCC filings or other factors that might encumber or impact the future royalty streams. The diligence process will be a part of a memo that will be put together for an investment review.

Asset Management.

Management of Music Royalty Assets we acquire will involve management of the relationship with the royalty rights holders, as well as oversight of compliance with the terms of the Royalty Share Agreements entered into by the company and royalty holders, to ensure that the company is receiving all payments owed to it pursuant to the terms of the applicable Royalty Share Agreement. The company will monitor the royalty distributions that are due on Music Royalty Assets and will allocate royalty streams to the right owners in a timely manner after such distributions are received by the company.

As compensation for such services, our company will receive an Administrative Fee equal to a certain percentage (up to a maximum of 10%) of value of the royalty payments collected by our company to be distributed to holders of the Royalty Share Units. Such percentage will be determined by for each series on an individual basis. We note that Administrative Fees will only be deducted from distributions actually made to holders of Royalty Share Units—and if there are no royalty payments paid, no Administrative Fees will be received by our company.

Employees

The company does not currently have any employees. Pursuant to the Services Agreement entered into with its affiliate and sister-company, RT2, RT2 provides our company access to RT2’s staff, technology, administration and marketing/sales support functions as necessary for us to carry out our business.

Government Regulation

The types of music royalties available to our company are governed by U.S. copyright law. The Copyright Act establishes compulsory license fees for musical works categorized as “mechanical royalties” along with the writers share and publishers share of music copyright. Additionally, we may utilize other types of royalty streams, like producers share or other specific royalty generating areas that can be contractually secured.

Legal Proceedings

None of our company or our manager is presently subject to any material legal proceedings.

Allocations of Expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from Music Royalty Assets made by our company will be allocated amongst the various series of Royalty Share Units. By way of example, it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific Music Royalty Asset)
Revenue	Revenue from royalty income	Allocable pro rata to the holders of the related Royalty Share Units after deduction of expenses.

Offering Expenses

Filing expenses related to submission of regulatory paperwork for a series of Royalty Share Units

Professional expenses related to the submission of regulatory paperwork for a series of Royalty Share Units

Audit and accounting work related to the regulatory paperwork or

Escrow agent fees for the administration of escrow accounts related to each series of Royalty Share Units

Compliance work including diligence related to the preparation of a series

The amount to be recovered by our company as stated in the Use of Proceeds above.

The amount to be recovered by our company as stated in the Use of Proceeds above.

The amount to be recovered by our company as stated in the Use of Proceeds above.

The amount to be recovered by our company as stated in the Use of Proceeds above.

The amount to be recovered by our company as stated in the Use of Proceeds above.

Sourcing Fee	Compensation for due diligence and efforts to secure a Music Royalty Asset	The amount to be recovered by our company as stated in the Use of Proceeds above.

Administrative Fee	Compensation for administration of the royalty payments to holders of the Royalty Share Units	Amount to be paid to our company is a percentage (not to exceed 10%) of the value of the royalty payments collected by our company to be distributed to holders of each series of Royalty Share Units. Such percentage will be determined on a series by series basis by our company.

Notwithstanding the foregoing, our manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to investors.

DESCRIPTION OF PROPERTY

The company uses office space at 1053 East Whitaker Mill Road, Suite 115, Raleigh, NC 27604. This office space is leased by our SAJA, our manager, who permits us to use this office space at no cost to our company.

We believe that all this property is suitable and adequate for our business as most employees are working remotely.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operation should be read in conjunction with our financial statements and the related notes included in this offering circular. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Our financial statements for the years ended December 31, 2023 and 2022 have been audited by Armanino LLP which is the successor to our previously named auditor, Brown Smith Wallace, LLP.

Overview

Since its formation in March 2021 through October 2024 our company has been engaged primarily in two areas: selling music catalogs and advances to our customers at auction as well as building the infrastructure to support our new royalty share model by developing the financial, offering and other materials to begin our offerings of Royalty Share Units.

In October 2024, our company underwent a restructuring, whereby we became a wholly-owned subsidiary of, and managed by, SAJA, and certain aspects of our operations – primarily, the ownership and operation of the SongVest Platform – were moved into a newly-formed sister entity, RT2, which is also a wholly-owned subsidiary of, and managed by, SAJA. As a result of this restructuring, our company’s sole business operation is the acquisition of Music Royalty Assets and making offers and sales of related Royalty Share Units. See “Interest of Management and Others in Certain Transactions” for more information on this restructuring, as well as for a description of certain agreements we entered into in connection with this restructuring.

We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

Operating Results

For the six months ended June 30, 2024 and June 30, 2023

Revenues. Revenues are generated at the company level. From January 1, 2024 through June 30, 2024, we generated $343,273 in gross revenues compared to gross revenues of $321,867 for the period January 1, 2023 through June 30, 2023. This increase is due to continued increases in our company’s brand awareness, a greater mix of product offerings, sales networking, and changes in our company’s macro-economic climate that have driven growth in revenues. For both periods, revenues were generated from commissions earned by our company on private sales of music catalogs to purchasers in private, one-off transactions as well as through Sourcing Fees earned in connection with our offerings of Royalty Share Units. Additionally, the company earned minimal revenue of $3,951.09 from Administrative Fees charged on distributions of royalties to investors in our Royalty Share Units. During the six months ended June 30, 2024, the majority of our revenues were generated from private catalog sales and advances. Revenues for the six months ended June 30, 2024 were offset by $3,057 in cost of sales from amortization of a revenue-generating asset.

Operating Expenses. From January 1, 2024 through June 30, 2024, we incurred $648,856 in operating expenses, a slight decrease compared to compared to $673,240 in operating expenses incurred during the six months ended June 30, 2023. The most significant component of our operating expenses during the six months ended June 30, 2024 was marketing & sales expenses of $354,890 incurred in connection with sales efforts related to our business of selling music catalogs, offering Regulation A+ exempt securities, and arranging advances for our customers. The second largest component of our operating expenses during this period was contractor payments of $243,082 to our internal team members. The remainder of expenses during this period were general & administrative expenses of $50,884. In comparison, for the period January 1, 2023 through June 30, 2023, $381,256 was for payments to contractors, $159,515 was for sales and marketing efforts, and the remainder of $132,469 for general and administrative costs. Operating expenses for the period ended June 30, 2024 were modestly lower due to decreased payments to contractors and G&A expenses due to achieve greater efficiencies within our business. This was partially offset by an increase in spending on sales and marketing in an effort to gain market traction for our company’s business.

Depreciation Expense. From January 1, 2024 through June 30, 2024, we incurred $24,045 in depreciation expense related to a capitalized software asset, compared to $23,345 for the six months ended June 30, 2023 related to this same asset.

Interest Expense. From January 1, 2023 through June 30, 2023, we incurred $101,299 in interest expense on our outstanding promissory notes detailed further below in this section under “Indebtedness”. From January 1, 2024 through June 30, 2024, we incurred $98,480 in interest expense on our outstanding promissory notes detailed further below in this section under “Indebtedness”. Additionally, interest expense of $6,511 and $5,481 on short term credit was paid during the six months ended June 30, 2024 and 2023, respectively.

Net Loss. As a result of the foregoing, we incurred a net loss of $431,165 for the period from January 1, 2024 through June 30, 2024 compared to a net loss of $476,017 for the period from January 1, 2023 through June 30, 2023.

We have normal operating expenses as well as planned additional expenses related to infrastructure investment needed to support our business operations. Our company will be responsible for its own operating expenses, as well as certain offering expenses applicable to our offerings of a series of Royalty Share Units.

For the years ended December 31, 2023 and December 31, 2022

Revenues. Revenues are generated at the company level. For the year ended December 31, 2022, we generated $551,211 in gross revenues. For the year ended December 31, 2023, we generated $941,442 in gross revenues. This change represents an increase in gross revenues of $390,231 for 2023 compared to 2022. Our average monthly revenue increased from approximately $45,934 in FY 2022 to approximately $78,454 in FY 2023. Revenues were generated in 2023 and 2022 primarily from commissions earned by our company on private sales and advances of music catalogs to purchasers in private, one-off transactions, as well as from Sourcing Fees earned in connection with our offerings of Royalty Share Units. Our company also received minimal revenues from Administrative Fees charged on distributions to investors in our Royalty Share Units in 2023 and 2022 as well as very minimal revenue from re-selling merchandise in 2023. Revenues increased in 2023 primarily from more, and larger, private sales of music catalogs in 2023 compared to 2022, despite earning less in Sourcing Fees as a result of fewer offerings of Royalty Share Units closing in 2023 compared to 2022.

Operating Expenses. For the year ended December 31, 2022, we incurred operating expenses of $1,316,587. For the year ended December 31, 2023, we incurred operating expenses of $1,407,492, an increase of $90,905 from 2022. Though average monthly expenses increased between FY 2022 ($109,716) and FY 2023 ($117,291), expenses as a percentage of revenue decreased, which demonstrates a gain in efficiency as our cost of earning a dollar in revenue continues to decline. Revenue increased by 70.8% whereas expenses only increased by 6.9% in the same period.

For the year ended December 31, 2023 and 2022, the most significant components of our operating expenses consisted of contractor payments to our internal team members. The next largest component of operating expenses were marketing & sales expenses incurred in connection with sales efforts related to our business of selling music catalogs, advances, and offerings of Royalty Share Units, which comprised approximately a third of our operating expenses in both FY 2023 and 2022. The company recorded $47,015 in straight line depreciation expense for capitalized software in service on January 1, 2023 and additions placed into service in throughout the 2023 fiscal year. The capitalized software has a 3-year useful life. Additionally, we recorded $10,445 as a provision for bad debts expense for receivable amounts aged over 90 days in FY 2023 as compared to $15,000 recorded as a provision for bad debts in FY 2022. The remainder of operating expenses during this period were general & administrative expenses, which were primarily comprised of accounting and audit services, software expenses, and rent for our offices.

The largest increases in operating expenses from 2022 to 2023 were in marketing and sales expenses. Our marketing and sales expenses increased in 2023 as a result of us engaging a consulting group to expand our reach to potential customers through offerings of Royalty Shares, and engagement with artists, songwriters, and music producers.

Interest Expense. For the year ended December 31, 2023, we incurred $179,166 in interest expense on short term credit and our outstanding promissory notes detailed further below in this section under “Indebtedness”. For the year ended December 31, 2022, we incurred total interest expense of $72,669 (restated) on short term credit and our outstanding promissory notes detailed further below in this section under “Indebtedness”.

Net Loss. As a result of the foregoing, we incurred a net loss of $686,087 for the year ended December 31, 2023, as compared to a net loss of $837,955 (restated) for the year ended December 31, 2022.

Effect of restated FY 2022. The January 1, 2022 balance of members’ equity decreased by $11,922 resulting in a restated members’ deficit of $3,138. The restated FY 2022 balance sheet presentation includes an increase in warrants liability of $6,167 and an increase in liabilities due to related parties, net, less current maturities of $44,928, which together results in an increase in Members’ deficit of $51,095 as of FY 2022 (restated) compared to FY 2022. The restated FY 2022 income statement presentation includes a reduction of interest expense of $22,927 and an increase in other income - change in fair value of warrant liability of $400 which results in a reduction in net loss of $23,327 for FY 2022 (restated) compared to FY 2022.

Offerings Summary

A summary of the offerings of Royalty Share Units under all of our offering statements that have closed, and the Sourcing Fees we have earned in connection with those offerings, is set forth below. Additionally, to the extent we have earned Administrative Fees on distributions made to investors in those offerings, that is also set forth in the table below.

Royalty Share Unit Name	Underlying Asset of Royalty Share Agreement	Term of Royalty Share Agreement	Closing Date	Final Amount Sold	Sourcing Fee	Distributions Paid To Holders of Royalty Share Units (1)	Administrative Fees Earned (1)(2)
“Hit The Quan”	“Hit the Quan” Producer’s Share (100%)	Life of the Copyright	February 22, 2022	$31,200	$0.00	$16,054.09	$1,605.41
“Chippass”	“Chippass” Record Label’s Share (90%)	Life of the Copyright	October 13, 2022	$27,750	$3,827.59	$6,033.96	$301.70
“Fear No More”	“Fear No More” Writer’s Share (40%)	Life of the Copyright	December 22, 2022	$14,000	$1,724.00	$1,625.40	$81.27
“Cross Me”	“Cross Me” Writer’s Share (50%)	Life of the Copyright	February 6, 2023	$12,300	$1,475.55	$1,344.44	$67.22
“Onyx, Travis Scott, The Notorious B.I.G. & More”	“Onyx, Travis Scott, The Notorious B.I.G. & More” Writer’s Share (excluding public performance) (100%) & Publisher’s Share (100%)	Life of the Copyright	February 2, 2023	$64,500	$8,689.66	$12,637.70	$631.89
“Young L”	“Young L” Writer’s Share (100%) & Co-Publisher’s Share (100%)	Life of the Copyright	March 14, 2023	$20,394	$2,812.97	$4,445.10	$222.26
“Cainon Lamb”	“Cainon Lamb” Writer’s Share (61%)	Life of the Copyright	May 1, 2023	$104,400	$15,693.10	$11,741.52	$587.08
“Erik Cain”	“Erik Cain” Sound Recording Owner’s Share (90%)	Life of the Copyright	March 24, 2023	$29,800	$3,903.45	$4,514.70	$225.74
“Diggin On You – TLC Version”	“Diggin On You – TLC Version” Sound Recording Owner’s Share (50%)	Life of the Copyright	December 28, 2023	$22,000	$0.00	$170.00	$8.50
“Swish Swish”	“Swish Swish” Writer’s Share (100%) & Publisher’s Share (100%)	Life of the Copyright	January 16, 2024	$36,300	$5,006.90	$1,081.74	$54.09
“No Scrubs – TLC Version”	“No Scrubs – TLC Version” Sound Recording Owner’s Share (50%)	Life of the Copyright	September 21, 2024	$78,800	$0.00	$2,710.05	$135.50
“Creep – TLC Version”	“Creep – TLC Version” Sound Recording Owner’s Share (50%)	Life of the Copyright	September 21, 2024	$41,500	$0.00	$609.00	$30.45
“Cainon Lamb” (Beyonce’s Countdown and More)	“Cainon Lamb” Writer’s Share (39%)	Life of the Copyright	September 21, 2024	$39,300	$2,874.05	$0.00	$0.00

(1)	Represents amounts as of the date of this offering circular.
(2)	Administrative fees are 5% for all Offerings aside from “Hit the Quan” which has Administrative fees of 10%.

We have normal operating expenses as well as planned additional expenses related to infrastructure investment needed to support our business operations. Our company will be responsible for its own operating expenses, as well as certain offering expenses applicable to our offerings of a series of Royalty Share Units.

Liquidity and Capital Resources

As of June 30, 2024, our company had $26,907 in cash on hand for operations compared to $26,517 on June 30, 2023. On September 27, 2024, our company terminated its Regulation A offering, including all offerings of its Royalty Share Units, as the company’s Regulation A offering was originally qualified on September 28, 2021, and as such, had been open for three years, which is the maximum amount of time that a Regulation A offering can remain open. As such, as of the date of this Offering Circular, the company will not be generating revenues from Sourcing Fees earned in connection with our offerings of Royalty Share Units until such time as this offering statement is qualified, and our company is able to conduct its offerings again. Additionally, as a result of the restructuring, our company is no longer still selling music catalogs and advances to our customers at auctions conducted on our SongVest Platform and earning Administrative Fees in connection with distributions made to investors in the Company’s Royalty Share Units.

Sourcing Fees and Administrative Fees earned to date by our company total approximately $54,548 and $3,951, respectively, through the date of this offering circular. Our company believes it will have sufficient funding from a combination of revenues from its current, alternative SongVest Platform operations, as well as Sourcing Fees and Administrative Fees to satisfy our cash requirements for the next twelve months to implement our plan of operations. This assumes that the company will be able to qualify a new Regulation A offering in approximately the next six months. If we are not able to obtain sufficient funding from our revenues to implement our plan of operations, we will consider seeking additional financing from outside sources, including debt and/or equity financing opportunities.

Issuances of Equity

In March 2021, the company issued a total of 270,100 of Series A Units at a price of $1.00 per unit. 20,100 of these units were purchased by Sean Peace for $20,100, and 250,000 were purchased by Alex Guiva for $250,000 for total proceeds of $270,100. In June 2021, the company issued an additional 229,900 of Series A Units at a price of $1.00 per unit resulting in a total of 500,000 Series A Units outstanding at a price of $1.00 per unit in an exempt offering under Section 4(a)(2) of the Securities Act.

In April 2021, the company issued 2,000,000 Common Units in exchange for certain assets contributed into the company by Sean Peace, pursuant to the Contribution Agreement filed as an exhibit to the offering statement of which this offering circular forms a part.

On March 29, 2022, the company closed an issuance of 55,549 Common Units for the amount of $200,000 in an exempt offering under Section 4(a)(2) of the Securities Act.

On August 3, 2022, our company commenced a Regulation Crowdfunding offering under which it sold its Simple Agreements for Future Equity (“SAFEs”) to investors. A copy of the form of the SAFE is filed as exhibit 3.1 to the offering statement of which this offering circular forms a part. On February 28, 2023 the company closed its Regulation Crowdfunding offering of SAFEs, and stopped taking on new investment in that offering, having raised a total of $123,505 in that offering. The terms of the SAFEs provide for automatic conversion into Conversion Units upon the Next Equity Financing of the company. Under the SAFE, “Next Equity Financing” means the sale of the company’s units, of whatever class, in an offering exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation D, from which the company receives gross proceeds of at least $250,000. “Conversion Units” means the class of equity securities issued in the Next Equity Financing, or a class of preferred units if the company so elects. If prior to a Next Equity Financing, the company sells all of its assets, merges with another entity, or undergoes a change in control (a “Company Transaction”), then each SAFE holder will receive a cash payment as if that holder SAFEs had converted into Conversion Units. No conversions to equity as of the date of this Offering Circular have occurred.

In February 2023, our company sold 5,906 Common Units to an investor for a total of $30,000 in an exempt offering under Section 4(a)(2) of the Securities Act.

On May 2, 2024, our company issued 116,060 Common Units to Alex Guiva for $0.01 per share under the terms of the warrants that Mr. Guiva held. This exercise has terminated the company’s warrant liability.

Indebtedness

On November 23, 2021, the company entered into a note purchase agreement with Alex Guiva, a member of our Manager, pursuant to which the company issued a convertible note and warrant to Mr. Guiva in exchange for a $300,000 advance to the company. The warrant originally entitled Mr. Guiva to 0.5% of the fully diluted membership interests in the company on the exercise date at an exercise price of $0.01 per interest, though on March 25, 2022, an amendment was signed to increase the amount of fully diluted membership interests to 2.0%. The date at which the warrant is exercised is chosen at Mr. Guiva’s discretion with advance notice provided. The maturity date of the note has been extended twice, most recently extended until November 23, 2024, and it carries an interest rate of 12.5% per annum. Accrued interest on the convertible note as of June 30, 2024 was $97,089. If the note is not paid off by that date that would entitle Mr. Guiva to convert the outstanding balance of the note at such time into Series A Units. A copy of this note purchase agreement, convertible note and warrant are included as an exhibit to this Offering statement of which this offering circular forms a part. A copy of the first amendment to this note purchase agreement is filed as an to the Offering statement of which this offering circular forms a part. A copy of the second amendment to this note purchase agreement is filed as an exhibit to this Offering statement of which this offering circular forms a part.

On May 27, 2022, our company issued an unsecured promissory note to Sean Peace (via a trust in Mr. Peace’s name) in the total principal amount of $200,000. The purpose of the loan from Mr. Peace was a bridge loan to our company. Interest on the principal balance of this note accrues at a rate of 20% per year, and the note has a term of 12 months from the date of issuance, at which time a lump sum payment of $240,000 is due and payable. Our company may prepay this note, in whole or in part, at any time before maturity without penalty or premium at a prorated amount of the lump sum payment of $240,000 due at the end of the 12 month term of the loan. On September 19, 2022, this note was amended to increase the total loan amount to $250,000 at the same interest rate. The term was also extended to 12 months from the date of amendment. During 2023, the promissory note was increased by $150,000 from the $250,000 to $400,000, and the maturity date was extended to July 2024. During 2023 and 2022, the company recognized $73,589 and $26,822, respectively, in interest costs related to this note. On June 14, 2024, our company entered into an Amended and Restated Promissory Note with Mr. Peace, which had the effect of replacing all previous notes (and related amendments) between the company and Mr. Peace. The Amended and Restated Promissory Note is for a total principal amount of $400,000, plus accrued interest of $136,328.77 as of June 14, 2024, and has a maturity date of July 12, 2025, Interest on the principal balance of this note accrues at a rate of 20% per year, at which principal and interest is due and payable. A copy of this Amended and Restated Promissory Note is filed as an exhibit to this Offering statement of which this offering circular forms a part.

On October 28, 2022, our company entered into a Convertible Promissory Note - Line of Credit Agreement (the “LOC”) with Alex Guiva, a manager of our company. Pursuant to the LOC, our company may borrow up to $300,000 from Mr. Guiva in $50,000 increments. Amounts outstanding under the LOC accrue interest rate of 13% per annum. All amounts under the LOC are due and payable on October 28, 2024, unless earlier converted.

The LOC automatically converts into Series A Units of the company the event of a “Qualified Financing” – i.e. the next transaction (or series of related transactions) following October 28, 2022 in which the company issues equity securities and from which our company receives aggregate gross proceeds of at least $25,000,000. Upon such an event, all unpaid principal and interest on the LOC will automatically convert into Series A Units at $1.00 per Series A Unit (subject to adjustment in the event of splits, recapitalizations and other similar events). Additionally, if our company has not entered into a Qualified Financing on or before July 31, 2023 and this Note remains outstanding as of such date, then after such date, Mr. Guiva may require our company to issue Mr. Guiva a number of Series A Units equal to the amount outstanding under the LOC at $1.00 per Series A Unit. Accrued interest on the convertible LOC note as of June 30, 2024 was $34,619. As of the date of this Offering statement of which this offering circular forms a part, our company has not yet entered into such a Qualified Financing – and as such, Mr. Guiva has the right to require our company to issue Mr. Guiva a number of Series A Units equal to the amount outstanding under the LOC at $1.00 per Series A Unit.

In connection with our company’s entry into the LOC, our company entered into a Warrant Purchase Agreement with Mr. Guiva on October 28, 2022. Pursuant to this agreement, Mr. Guiva is entitled to warrants to purchase an amount of Series A Units of the company at an exercise price of be $0.01 per unit. The amount of Series A Units that Mr. Guiva is entitled to purchase pursuant to exercise of these warrants is a percentage of the fully-diluted membership interests of the company, determined by the amount borrowed under the LOC as of the time of the exercise; starting at 0.5% for the first increment of $50,000, up to a maximum of 5% if the full $300,000 under the LOC has been borrowed by the company. As of the date of this Offering statement of which this offering circular forms a part, our company has borrowed $250,000 under the LOC, which currently entitles Mr. Guiva to 3.63% of the fully diluted membership interests in the company. On May 2, 2024, Mr. Guiva exercised his warrants and purchased 116,060 Common Units.

A copy of the LOC and Warrant Purchase Agreement are filed as exhibits to the offering statement of which this offering circular forms a part.

On February 15, 2023, Alex Guiva loaned the company $100,000. The original terms of the loan were that repayment of the loan was due in 120 days from the date the loan was made and was to accrue 10% interest over the term of the loan, such that at the time of repayment, the company would owe Mr. Guiva $110,000. The loan terms were subsequently revised to extend the loan term through July 31, 2023 and to include a profit-sharing provision of 10% of profit on a future planned music royalty deal of the company. The interest and profit-share terms will increase by 1% each month that the loan remains outstanding past July 2023 to a maximum of 16%. This loan and subsequent revisions to the loan terms were not made pursuant to any formal agreement.

On February 28, 2023 the company closed its Regulation Crowdfunding offering of SAFEs, and stopped taking on new investment in that offering, having raised a total of $123,505 in that offering. On March 27, 2023 the company issued a promissory note to a non-affiliate of the company in exchange for a $100,000 loan, the terms of which are set forth in a promissory note issued to this lender by the company. The promissory note originally matured on July 31, 2023 with interest accruing at 10% per annum through July 31, 2023 and then 2% per month through December 31, 2023. The amounts outstanding under the promissory note are secured against our company’s assets, and the holder of the note has a priority interest over other debtors of the company, which requires that the company repay this note prior to repaying any other indebtedness of the company. The balance of the promissory note is still outstanding as of the date of this Offering statement of which this offering circular forms a part. Accrued interest of $32,000 as of June 30, 2024 has been paid in full to the lender. The promissory note was subsequently amended to extend the maturity date to January 31, 2025 with the interest rate being set at 2% per month from January 1, 2024 onwards. The company intends to use a portion of the proceeds from the TLC offerings of Royalty Share Units to repay this promissory note. A copy of this promissory note and the amendment are filed as exhibits to the offering statement of which this offering circular forms a part.

On February 27, 2024, Alex Guiva loaned the company $73,000. The original maturity date of the loan was April 27, 2024, and per the terms of the loan interest of $2,000 would be payable at the maturity date such that at the time of repayment, the company would owe Mr. Guiva $75,000. If the loan is not repaid by the maturity date, an additional $1,000.00 simple interest as calculated as 1.37% of the initial principal amount for each full month after the maturity date that the principal amount remains outstanding. The loan terms were subsequently revised to extend the loan term through June 27, 2024. At the time of this Offering statement of which this offering circular forms a part, this loan is still outstanding. Per an unwritten agreement to extend, this loan has not been repaid as of report date. A copy of the loan, and subsequent amendment, is filed as an exhibit to the offering statement of which this offering circular forms a part.

The Company issued a promissory note to Mr. Guiva on May 9, 2024 for $74,000 with a maturity date of September 30, 2024. At the time of this Offering statement of which this offering circular forms a part, this loan is still outstanding. The note accrues simple interest at 12% per annum. A copy of this note is filed as an exhibit to this offering statement of which this offering circular forms a part.

Plan of Operations

Once (and assuming) the SEC qualifies this offering statement of which this offering circular forms a part, we plan to launch approximately 10 to 15 additional offerings in the next twelve months following the date of that qualification to fund the purchase of additional Music Royalty Assets.

We intend to generate revenue from the Sourcing Fees that our company earns from sourcing Music Royalty Assets that are purchased using the proceeds of our offerings, and from Administrative Fees earned from the management of royalty streams due to Royalty Share Unit holders pursuant to the applicable Royalty Share Agreements entered into by the company.

We believe that we will receive sufficient funding from a combination of revenues from Sourcing Fees and Administrative Fees to satisfy our cash requirements for the next twelve months to implement the foregoing plan of operations.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our company has no direct employees or officers. Our company operates under the direction of our manager and parent-company, SAJA, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy.

SAJA is managed by Sean Peace and Alexander Guiva, who were the original founders of our company, and previously served as the managers of our company.

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part-time employees
Sean Peace	Manager	56	March 2021	Full-time
Alexander Guiva	Manager	45	March 2021	Part-time (10 hours)

Sean Peace. Mr. Peace created the original SongVest in 2007 to sell royalties as memorabilia. That led to the creation of Royalty Exchange, the first online market to buy and sell music royalties at auction. Having sold Royalty Exchange in 2015, he has been working on implementing his vision to create the first royalty market exchange platform where fans can invest in their favorite artists via SongVest Records. From 2018 to January 2020 he has been CTO of Curbside Kitchen, a SaaS company that schedules food truck services for commercial and residential locations. From May 2011 until December 2015 he served as Founder and President of Royalty Exchange which was sold in 2015 and still operates today. From November 2008 to May 2011, Mr. Peace had various positions including as partner at Group 19 and Schmooze.me where he had leadership positions overseeing sales and marketing. Prior to these two startup companies, Mr. Peace was a partner and consultant at several companies focusing on business development, operations, and strategic alliances. In March 2021, Mr. Peace founded our company together with Mr. Guiva, and has served as its manager since its inception (now indirectly serving as manager of the company through his position as manager of SAJA, which was formed in October 2024). Mr. Peace received his Bachelor of Economics from the University of North Carolina Chapel Hill in 1991.

Alexander Guiva. Mr. Guiva is a co-founder of RoyaltyTraders LLC. Over the last fifteen years, Mr. Guiva has been an investor in the technology, music, food and manufacturing companies in the US and internationally and closed more than 50 M&A transactions. He serves as Chairman of DevelopScripts LLC dba AuctionSoftware.com, a white-label subscription-based digital platform allowing users to organize, manage, and conduct auctions through a centralized medium facilitating business transactions as well as fundraising efforts. Mr. Guiva is an active investor in the music royalty space, as featured in the Forbes magazine, and his portfolio of royalty assets include works by Cardi B, Cage The Elephant, Dire Straits, Willow Smith, Madcon and others. In March 2021, Mr. Guiva founded our company together with Sean Peace, and has served as its manager since its inception (now indirectly serving as manager of the company through his position as manager of SAJA, which was formed in October 2024). Mr. Guiva graduated with a BA in Economics from Lyon College.

There are no family relationships between any manager, director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

To the best of our knowledge, none of our manager, directors or executive officers has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Responsibilities of our Manager

Our manager will be responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. Such responsibilities will include, but are not limited to, the following:

●	Identifying, evaluating, and negotiating Music Royalty Asset acquisitions;

●	managing Music Royalty Assets on behalf of our company and investors in Royalty Share Units;

The responsibilities of our manager include the following:

Asset-Related Services

●	identify, evaluate, and negotiate Music Royalty Asset acquisitions;

●	manage acquired Music Royalty Assets to ensure payments on Royalty Share Units, and coordinate required distributions to Royalty Share Unit holders.

●	evaluate any potential asset takeover offers from third parties, which may result in asset dispositions, sales or other liquidity transactions;

●	structure and negotiate the terms and conditions of transactions pursuant to which the assets may be sold or otherwise disposed;

●	determine the Sourcing Fee (between 0% and 25% of the purchase price of the Music Royalty Asset set forth in the applicable Royalty Share Agreement) for each offering.

●	determine the Administrative Fee (between 0% and 10%) of the amount distributed to Royalty Share Unit holders.

Services in Connection with the Offering

●	develop offering materials, including the determination of its specific terms and structure and description of the specific Music Royalty Asset;

●	create and submit all necessary regulatory filings, including, but not limited to, Commission filings and financial audits, and coordinate with our broker-dealer, lawyers and accountants as necessary in such processes;

●	prepare all marketing materials related to this offering;

●	together with our broker-dealer, coordinate the processing and acceptance of subscription agreements and other administrative support functions;

●	create and implement various technology services, transactional services and electronic communications related to this offering, including management of the SongVest Platform;

●	all other necessary offering-related services;

Investor Relations Services

●	provide any appropriate updates related to investors in Royalty Share Units related to certain Music Royalty Assets electronically or through the SongVest Platform or otherwise;

●	manage communications with Royalty Share Unit holders, including answering e-mails and preparing and sending written and electronic reports and other communications;

●	establish technology infrastructure to assist in providing interest holder support and services;

●	maintain accounts for the benefit of the company;

Administrative Services

●	manage and perform the various administrative functions necessary for our day-to-day operations, either directly, or through affiliates;

●	provide financial and operational planning services to our company;

●	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the Commission and any other regulatory agency, including annual and semiannual financial statements;

●	maintain all appropriate books and records for our company;

●	obtain and update market research and economic and statistical data in connection with our Music Royalty Assets;

●	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

●	provide all necessary cash management services;

●	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to Royalty Share Unit holders or the transfer or resale of Royalty Share Units as may be permitted by law;

●	evaluate and obtain adequate insurance coverage for the Music Royalty Asset based upon risk management determinations;

●	provide timely updates related to the overall regulatory environment affecting our company, as well as managing compliance with regulatory matters;

●	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

●	oversee all reporting, recordkeeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Compensation of the Manager

The company does not intend to compensate the manager for its services as the company’s manager. For the avoidance of doubt, our company will retain all Administrative and Sourcing Fees earned.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2023, we compensated our manager as set forth in the table below. We note that, following the October 2024 restructuring, our company does not anticipate paying any compensation to its manager, nor the to the manager’s control persons.

Name	Capacity in which compensation was received	Cash Compensation		Other Compensation	Total Compensation
Sean Peace	Manager	$120,000	(1)	$0	$120,000
Alexander Guiva	Manager	$0	(2)	$0	$0

(1)	Our company entered into an employment agreement with Sean Peace. Pursuant to this agreement, Mr. Peace is entitled to a base salary of $84,000. In addition, Mr. Peace was eligible to receive bonus compensation based on the performance of our company. For each month, Mr. Peace was entitled to receive additional compensation based on our company’s gross revenues that month, up to a maximum of $3,000 if our company earns $12,000 that month. If Mr. Peace were to receive his maximum bonus under this compensation structure, he could earn a maximum of $120,000 per year. $36,000 of the total compensation shown in the table above was comprised of bonuses earned by Mr. Peace in 2023. As a result of the October 2024 restructuring, Mr. Peace’s employment agreement with our company was terminated, and he became an employee of our manager, SAJA. It is anticipated that SAJA will compensate Mr. Peace directly going forward.
(2)	Mr. Guiva currently does not receive any compensation, but our company previously agreed to start paying Mr. Guiva a quarterly fee equal to 2% of its quarterly EBITDA when and if our company achieves EBITDA of over $500,000 for a twelve month period, which did not occur during the year ended December 31, 2023. As a result of the October 2024 restructuring, Mr. Guiva’s employment agreement with our company was terminated, and he became an employee of our manager, SAJA. It is anticipated that SAJA will compensate Mr. Guiva directly going forward.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership our company by its management, and holders of 10% or more of any class of its voting securities as of October 21, 2024.

Title of class of Membership Interest	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of total voting power[1]
Series A Units	SAJA, 1053 East Whitaker Mill Road, Suite 115, Raleigh, NC 27604[2]	500,000 Series A Units	N/A	81%
Common Units	SAJA, 1053 East Whitaker Mill Road, Suite 115, Raleigh, NC 27604[2]	2,177,515 Common Units	N/A	19%

[1]	Percentage of total voting power is based on 2,177,515 Common Units outstanding plus 500,000 Series A Units outstanding as of October 21, 2024.
[2]	SAJA is owned and controlled by Sean Peace (who holds 75% of the voting power in the company) and Alex Guiva (who holds approximately 14% of the voting power of the company), and each of which are deemed to have voting and dispositive control over the shares of our company set forth in the table above.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Contribution And Exchange Agreement

On October 17, 2024, in connection with the October 2024 restructuring, Sean Peace entered into a Contribution and Exchange Agreement with SAJA, pursuant to which Mr. Peace agreed to issue all of his membership interests in our company, comprised of 20,100 Series A Units and 1,800,000 Common Units, in exchange for 20,100 Series A Units and 1,800,000 Common Units of SAJA. A copy of this agreement is filed as an exhibit to the offering statement of which this offering circular forms a part.

On October 17, 2024, in connection with the October 2024 restructuring, Alex Guiva entered into a Contribution and Exchange Agreement with SAJA, pursuant to which Mr. Guiva agreed to issue all of his membership interests in our company, comprised of 250,000 Series A Units and 116,060 Common Units, in exchange for 250,000 Series A Units and 116,060 Common Units of SAJA. A copy of this agreement is filed as an exhibit to the offering statement of which this offering circular forms a part.

Asset Transfer Agreement with RT2

On October 17, 2024, in connection with the October 2024 restructuring, we entered into an Asset Transfer Agreement with our affiliate, RT2, as well as our parent company and manager, SAJA, pursuant to which our company transferred to RT2 all of its right, title and interest to the assets of the company that relate to the SongVest Platform. As a result of this transaction, RT2 became the owner and operator of the SongVest Platform.

A copy of this agreement is filed as an exhibit to the offering statement of which this offering circular forms a part.

Services Agreement with RT2

On October 11, 2024, we entered into a services agreement (the “Services Agreement”) with our affiliate, RT2, which owns and operates the SongVest Platform. Pursuant to the Services Agreement, RT2 agreed to provide staff, technology, administration and marketing/sales support functions to our company as necessary to carry out our intended business of acquiring Music Royalty Assets and offering and selling Royalty Share Units related to those Music Royalty Assets. In particular, RT2 agreed to allow our company to utilize the SongVest Platform to market and conduct its offerings of Royalty Share Units. In consideration for the services to be provided by RT2, our company agreed to pay to RT2, on a monthly basis, twenty percent (20%) of monthly net income earned by our company (which will earned solely from Sourcing Fees and Administrative fees). For the avoidance of doubt, payments to RT2 under the Services Agreement are not considered offering expenses”

The Services Agreement has an unlimited term, and may be terminated at any time by the mutual written agreement of the parties.

A copy of the Services Agreement is filed as an exhibit to the offering statement of which this offering circular forms a part.

Related Party Loans

Our company has also received various loans from related parties of our company. Each of these loans (as well as any agreements related to these loans) is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Indebtedness” of this Offering Circular, and such descriptions are incorporated by reference into this “Interest of Management and Others in Certain Transactions”.

SECURITIES BEING OFFERED

The following is a summary of the principal terms of, and is qualified by reference to, the subscription agreement, attached hereto as Exhibit 4, relating to the purchase of the Royalty Share Units offered hereby. This summary is qualified in its entirety by reference to the detailed provisions of that agreement, which should be reviewed in their entirety by each prospective investor. In the event that the provisions of this summary differ from the provisions of the subscription agreements, the provisions of the subscription agreement shall apply.

General

Our company is offering Royalty Share Units corresponding to specific Music Royalty Assets of our company. Our company has acquired the option to purchase the rights to the Music Royalty Assets by entering into Royalty Share Agreements with the underlying royalty holders. The Royalty Share Agreements are structured as a purchase option agreement, which gives us the right, but not the obligation, to purchase a specific Music Royalty Asset subject to the agreement through the proceeds of the series offering related to that Royalty Share Agreement. Once the company has received sufficient proceeds from an offering of its Series of Royalty Share Units, it will exercise the option, and purchase the Music Royalty Asset pursuant to the applicable Royalty Share Agreement. The Royalty Share Units provide investors with the pro rata right to cash flow generated pursuant to the Royalty Share Agreements, following the deduction of Administrative Fees by our company. The number of Royalty Share Units per Music Royalty Asset is fixed, and is identified on the “Royalty Share Unit Offering Table” above.

Electronic Issuance

All Royalty Share Units will be issued in electronic form only, and will be maintained through the SongVest Platform.

Minimum Purchase Amount

Investments may be made in denominations of $10 and integral multiples of $10.

Distributions to Holders of Royalty Share Units

As stated above, the Royalty Share Units provide investors with the pro rata right to cash flow (consisting of music royalties) generated pursuant to a particular Royalty Share Agreement, following the deduction of Administrative Fees (as described below) by our company.

As royalties are paid to our company pursuant to a Royalty Share Agreement, we will place all those royalties in a designated bank account. Each calendar quarter, all royalties received by our company pursuant to that Royalty Share Agreement will be distributed to the applicable Royalty Share Unitholders who are holding Royalty Share Units at the time of the distribution, after deducting the Administrative Fee. Administrative Fees will only be deducted from distributions actually made to holders of Royalty Share Units in a particular quarter—and if there are no royalty payments paid, no Administrative Fees will be received by our company in that particular quarter.

In some instances, an artist’s royalty payments may be made more or less frequently than quarterly. If multiple royalty payments are made in a single quarter, the company will accrue those royalty payments, and we will make one single distribution to Royalty Share Unitholders (minus our Administrative Fee) at the end of the calendar quarter in which those payments were received. Conversely, if royalty payments are made less frequently than quarterly (for example, bi-annually), then there will be no distributions made until the calendar quarter the royalty payment is received.

By way of example: Artist X is the creator of a number of songs for which Artist X owns the royalties. BMI pays Artist X royalties on a quarterly basis, and Artist X receives approximately $10,000 in royalty payments per quarter resulting from proceeds generated from his music catalog. In February 2025, we enter into a Royalty Share Agreement with Artist X pursuant to which we agree to purchase Artist X’s song catalog. After consummating such purchase, our company is entitled to receive those quarterly royalty payments from BMI. Investors are invited to purchase Royalty Share Units in the Artist X Royalty Share Agreement, entitling them to a portion of the royalty payments paid by BMI to our company. At the end of the quarter (March 31, 2025), $5,000 in royalties are paid to our company by BMI. Those funds are deposited into a designated bank account for the benefit of the Artist X Royalty Share Unitholders and will remain there until distributed to the Artist X Royalty Share Unitholders (maximum of 45 days after March 31, 2025). On the day the $5,000 is distributed, each Artist X Royalty Share Unitholder will receive his or her pro rata share of the $5,000 based on number of shares owned, minus a 10% Administrative Fee – i.e., $4,500. If there are 100 Artist X Royalty Share Units, and 10 investors each have 10 units, then each share would receive $50 minus 10% ($5) or $45. Each investor at 10 units would receive $450 in total.

Expected Rate of Return

There is no expected rate of return for the Royalty Share Units because of the variable nature of the royalty payments.

Obligation to Make Payments

We will be obligated to make payments to holders of Royalty Share Units only if, and to the extent, we receive royalty payments on the corresponding Royalty Share Agreement.

Timing of Royalty Payments

Our company expects to make payments to Royalty Share Unit holders on a quarterly basis within 45 days of the end of every calendar quarter.

Administrative Fee

Prior to payments being made to Royalty Share Unit holders, our company will deduct a certain percentage of the total amount of royalties received from the Music Royalty Asset for that quarterly period to be distributed to the Royalty Share Unit holders of our series. Our company will then distribute the net amount pro rata to the holders of the Royalty Share Units. Our company will determine and set the Administrative Fee for each series of Royalty Share Unit holders, which in no case will exceed 10%. Administrative fees will only be deducted from distributions actually made to holders of Royalty Share Units in a particular quarter. If there are no royalty payments paid to holders of Royalty Share Units, no Administrative Fees will be received by our company in that particular quarter.

Term of the Royalty Share Units

The term of the Royalty Share Units will be consistent with the term of the underlying Royalty Share Agreement. Terms can be as long as 20 to 40 years for acquired royalty rights, or as short as 3 to 10 years for an advance on the royalties.

Final Payment Date

The date our obligation to make payments on a series of Royalty Share Units terminates, unless otherwise extended. The final payment date for each series of Royalty Share Units corresponds to the end date of the corresponding Royalty Share Agreement.

No Security Interest

The Royalty Share Units will be unsecured obligations of our company. In the event the company fails, investors may have difficulty recovering royalties directly from the royalty holder in the event of default by our company.

In the event of a bankruptcy or similar proceeding of our company, the relative rights of the holder of the Royalty Share Units as compared to the holders of unsecured indebtedness of our company are uncertain. If we were to become subject to a bankruptcy or similar proceeding, the holder of our Royalty Share Units will have an unsecured claim against us that may or may not be limited in recovery to the corresponding Royalty Share Agreement.

Exclusive Jurisdiction

Pursuant to our subscription agreement, any dispute in relation to the subscription agreement not arising under federal securities laws is subject to the exclusive jurisdiction of a court of the State of North Carolina, and each investor will covenant and agree not to bring any such claim in any other venue. If a holder of the Royalty Share Units were to bring a claim against our company or our manager pursuant to the subscription agreement, it would have to do so in a court of competent jurisdiction in North Carolina.

We believe the provision benefits us by providing increased consistency in the application of North Carolina law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Our company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of our company.

Waiver of Right to Trial by Jury

Our subscription agreement provides that each investor waives the right to a jury trial for any claim they may have against us arising out of, or relating to, the subscription agreement and any transaction arising under that agreement, which could include claims under federal securities law. By subscribing to this offering, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives his or her jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The company will be required to make annual and semi-annual filings with the SEC. The company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 securityholders of record and have filed at least one Form 1-K.

At least every 12 months, the company will file a post-qualification amendment to the offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

The company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the company remains an “emerging growth company,” the company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and interest holder approval of any golden parachute payments not previously approved.

If the company becomes a public reporting company in the future, the company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the company would cease to be an “emerging growth company” as of the following December 31.

If the company does not become a public reporting company under the Exchange Act for any reason, the company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its securityholders could receive less information than they might expect to receive from more mature public companies.

FINANCIAL STATEMENTS OF
ROYALTYTRADERS LLC

RoyaltyTraders, LLC

d/b/a SongVest

Interim Balance Sheet (Unaudited)

As of June 30, 2024 and December 31, 2023

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash	$26,907	$-
Restricted cash	326,922	196,029
Accounts receivable, net	61,989	88,558
Prepayments	1,398	-
Music royalty advances	80,968	82,999
Royalty rights	55,798	55,798
Total current assets	553,982	423,384

Software – website development, net	37,012	61,056

Total assets	$590,994	$484,440

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$242,892	$144,762
Accounts payable – related parties	-	11,579
Escrow payable	317,140	196,029
Accrued interest and other	308,461	250,695
Checks issued in excess of funds	-	2,571
Warrants liability	-	3,085
Due to related parties, current maturities	550,000	550,000
Current portion of note payable, investor	100,000	100,000
Total current liabilities	1,518,493	1,258,721

Due to related parties, net, less current maturities	674,256	339,394
SAFE liability	123,505	123,505
Total liabilities	2,316,254	1,781,620

Members’ equity (deficit)	(1,725,260)	(1,297,180)

Total liabilities and members’ equity	$590,994	$484,440

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Interim Statement of Operations (Unaudited)

For the Six Months Ended June 30, 2024 and June 30, 2023

	June 30, 2024	June 30, 2023
Revenue	$343,273	$321,867

Operating expenses	651,913	673,240

Loss from operations	(308,640)	(351,373)

Interest expense	98,480	101,299

Depreciation	24,045	23,345

Net loss	$(431,165)	$(476,017)

The accompanying notes are an integral part of these financial statements.

In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included.

RoyaltyTraders, LLC

d/b/a SongVest

Interim Statement of Changes in Members’ Equity (Unaudited)

For the Six Months Ended June 30, 2024 and the year ended December 31, 2023

	June 30, 2024	December 31, 2023
Balance, January 1	$(1,297,180)	$(641,093)

Capital contributions	-	30,000

Warrant exercise	3,085	-

Net loss	(431,165)	(686,087)

Balance, June 30	$(1,725,260)	$(1,297,180)

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Interim Statement of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2024 and June 30, 2023

	June 30, 2024	June 30, 2023
Cash flows from operating activities
Net loss	$(431,165)	$(476,017)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	24,045	23,345
Changes in operating assets and liabilities
Accounts Receivable	26,360	-
Prepayments	-	436
Music royalty advances	840	(99,846)
Accounts payable	51,349	34,172
Accounts payable – related parties	-	(21,958)
Escrow payable	139,973	(354,988)
Accrued interest and other	74,107	73,309
Net cash used by operating activities	(114,491)	(821,547)

Cash flows from investing activities
Payments for software and website development	-	(11,835)
Net cash used by investing activities	-	(11,835)

Cash flows from financing activities
Capital contributions	-	30,000
Proceeds from warrant amendment	-	18,750
Proceeds from debt issued to related party	274,862	353,759
Proceeds from SAFE issuance	-	28,974
Net cash provided by financing activities	274,862	431,483

Net increase (decrease) in cash, cash equivalents and restricted cash	160,371	(401,899)
Cash, cash equivalents and restricted cash, beginning of period	193,458	555,968
Cash, cash equivalents and restricted cash, end of period	$353,829	$154,069

Cash, cash equivalents and restricted cash consisted of the following:
Cash	$26,907	$26,517
Restricted cash	326,922	127,552
	$353,829	$154,069

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$6,511	$5,481

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2024

1.	NATURE OF OPERATIONS

RoyaltyTraders LLC d/b/a SongVest (the “Company”) acts as a marketplace connecting buyers and sellers of music royalties. The marketplace provides an opportunity for the owners of music rights to monetize their future royalty streams. The Company packages and brokers royalty income streams into royalty unit offerings that are sold to investors as royalty shares. The Company charges a fee for the sourcing services and will also generate income by charging a service fee for managing and distributing certain brokered royalty payments to the royalty unit holders.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company may maintain cash balances in excess of FDIC coverage. Management considers this a normal business risk.

Restricted cash

Restricted cash represents cash received in advance from investors to purchase music royalty streams. The restricted cash will be held in escrow until the closing date of the royalty shares. The amount of restricted cash is equally offset with a recorded liability as escrow payable.

Accounts receivable

Accounts receivable are stated at the amount management expects to collect on balances outstanding at year end. Accounts receivable are generally collected within 30 days of closing and are recorded net of the allowance for expected credit losses. The estimate of the allowance for expected credit losses is based on an analysis of historical loss experience, current receivables aging, and management’s assessment of current conditions and reasonable and supportable expectation of future conditions, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The Company has recorded an allowance for expected credit losses of $25,445 at June 30, 2024 and December 31, 2023, respectively.

Royalty rights

In 2023, the Company purchased music royalties to be resold and distributed on the Company’s SongVest site. The Company recorded the royalty rights at cost of $100,000. As the Company sells the music royalties it records a proportionate amount of the acquired rights to cost of sales in the statements of operations. As of June 30, 2024, total remaining rights equalled $55,798 held available for sale.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2024

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Software - website development

Website development is recorded at cost and was placed into service in January 2022. Amortization of this asset commenced once the website was placed into service over the useful life of 3 years. Continuous improvements and substantive additions are made to the website resulting in additional costs capitalized

Leases

The Company leases an office space and residential apartment and records these as short-term rentals. The determination of whether an arrangement is a lease is made at lease inception. Under ASC 842, a contract is (or contains) a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is defined under the standards as having both the right to obtain substantially all of the economic benefits from use of the asset and the right to direct the use of the asset. Management only reassesses its determination if the terms and conditions of the contract are changed.

Warrants liability

The Company classifies warrants to purchase shares of its common units as a liability on its balance sheets when the warrant settlement features do not meet the indexation guidance and are not a fixed for fixed settlement arrangement. Warrant liabilities are classified in the balance sheet as a current liability based on the holder having rights to convert at any time.

Revenue recognition

The Company recognizes brokered sourcing fee revenue at a point in time upon the closing settlement date for each music royalty asset transaction brokered. Service fee revenue will be recognized over time as the services are performed. Revenue is recorded at the amounts the Company expects to receive. Incremental costs in obtaining a contract are expensed as incurred.

Income taxes

The Members of the Company have elected to be treated as an LLC and taxed as a partnership under provisions of the Internal Revenue Code which provide that in lieu of corporation income taxes, the Members are taxed on the Company’s taxable income.

The Company has evaluated its tax positions, expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings and believes that no provision for income taxes is necessary, at this time, to cover any uncertain tax positions.

Advertising

The Company expenses advertising costs as incurred which totaled $11,520 and $38,336 for the six months ended June 30, 2024 and June 30, 2023, respectively.

Reclassifications

Certain reclassifications have been made to the 2022 financial statements to conform to the current year presentation.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2024

3.	CHANGE IN ACCOUNTING PRINCIPLES

In June 2016, the FASB issued guidance (FASB ASC 326 - Measurement of Credit Losses on Financial Instruments) which significantly changed how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the Company that are subject to the guidance in FASB ASC 326 were accounts receivable.

The Company adopted the standard effective January 1, 2023. The impact of the adoption was not considered material to the financial statements and primarily resulted in new/enhanced disclosures.

4.	ALLOWANCE FOR CREDIT LOSSES

The Company had the following activity related to its allowance for expected credit losses for the period ended June 30, 2024 and December 31, 2023:

	2024	2023
Beginning balance	$25,445	$15,000
Provision for expected credit losses	-	10,445
	$25,445	$25,445

5.	MUSIC ROYALTY ADVANCES

Management periodically will receive requests from a music royalty holder asking for an advance on upcoming music royalty closings that are brokered by the Company and will be settled in the near term. The Company will issue advances to these holders as a non-interest bearing receivable that will be repaid with upcoming closing proceeds. The collateral on these advances are the music royalties that are cataloged and offered for sale to music investors. Management periodically reviews the list of outstanding advances and records an impairment on any advances that are deemed not collectible. There was no allowance recorded as of June 30, 2024 and 2023.

6.	PROPERTY AND EQUIPMENT

During 2021, the Company developed a website to allow easy access to review available music royalties and allow investors to scan the available music offerings and make applications for investment. The website went live in January 2022 at which time the asset was placed in service to be amortized over the estimated useful life of three years. Additional development costs are capitalized and maintenance costs are expensed as incurred.

Property and equipment consisted of the following:

	June 30, 2024	December 31, 2023
Software - website development capitalized	$144,270	$144,270
Software - accumulated depreciation	(107,258)	(83,214)
	$37,012	$61,056

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2024

7.	NOTE PAYABLE

In March 2023, the Company completed placement of a $100,000 promissory note with an investor. The promissory note bore interest at 10% through the maturity date of July 31, 2023 and 2% for each month after the maturity date through December 31, 2023. The promissory note was subsequently extended through January 31, 2025, with monthly extension payments of $2,000 and one balloon payment on the date of maturity. The Company recognized $12,000 in interest costs during the six months ended June 30, 2024.

8.	RELATED PARTY TRANSACTIONS

In November 2021, the Company completed placement of a $300,000 convertible promissory note and issuance of a warrant to purchase common units with a related party that is also an owner in the Company. The Company allocated $1,400 to the fair value of the warrant resulting in a discount on the promissory note of the same amount. In March 2022, the Company increased the size of the warrants and allocated $3,111 to the fair value of the revised warrants resulting in an additional discount on the promissory note of the same amount.

The convertible note bears interest at 12.5% and matures on November 23, 2024. The holder of the note may convert the principal value of the note and all accrued unpaid interest into units of the Company at the stated conversion ratio of $1 for each Class A unit. The conversion ratio is subject to possible adjustment upon the occurrence of certain specified events, including, but not limited to, the issuance of any other convertible notes and equity certificates that have rights, preferences or privileges differing from the current note. An automatic conversion will occur if a qualified financing event occurs before or prior to the maturity date. Conversion has not occurred as of June 30, 2024.

During the first six months of 2024 and 2023, the Company recognized (a) note interest of $18,699 and $18,596, and (b) $0 and $1,148 of interest discount amortization, respectively.

In October 2022, the Company completed placement of a convertible promissory note - line of credit up to $300,000 and issuance of a warrant to purchase common units with a related party that is also an owner in the Company. The Company allocated $2,056 to the fair value of the warrant resulting in a discount on the promissory note of the same amount. In May 2023, the Company drew an additional $50,000 on the line of credit. The Company increased the size of the warrants and allocated $618 to the fair value of the revised warrants resulting in an additional discount on the promissory note of the same amount. In January 2024, the Company drew an additional $100,000 on the line of credit. The Company increased the size of the warrants and allocated $1,550 to the fair value of the revised warrants resulting in an additional discount on the promissory note of the same amount. As of June 30, 2024 and December 31, 2023, the outstanding debt par balance on the promissory note - line of credit is $250,000 and $150,000, respectively.

The convertible line of credit bears interest at 13% and matures on October 28, 2024. The holder of the line of credit may convert the principal value of the note and all accrued unpaid interest into units of the Company at the stated conversion ratio of $1 for each Class A unit. The conversion ratio is subject to possible adjustment upon the occurrence of certain specified events, including, but not limited to, the issuance of any other convertible notes and equity certificates that have rights, preferences or privileges differing from the current note. An automatic conversion will occur if a qualified financing event occurs before or prior to the maturity date. Conversion had not occurred as of June 30, 2024.

During the first six months of 2024 and 2023, the Company recognized (a) note interest of $15,101 and $7,373, and (b) $2,744 and $250 of interest discount amortization, respectively. The remaining discount will be amortized through October 2024.

Management evaluated the conversion features of the note and line of credit for embedded derivatives and application of the substantial premium model of accounting of debt by applying the provisions of the Financial Accounting Standards Board Accounting Standards Update 2020-06. Separate accounting for the conversion feature of this note placement is not required. The discount on the convertible promissory notes totaled $2,744 and $606 as of June 30, 2024 and December 31, 2023, respectively.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2024

8.	RELATED PARTY TRANSACTIONS (continued)

In May 2022, the Company completed placement of a $200,000 promissory note with a related party that is also an owner in the Company. The promissory note bears interest at 20%. In September 2022, the promissory note was increased by $50,000 from the original $200,000 to $250,000, without altering any terms of the agreement. During 2023, the promissory note was increased by $150,000 from the $250,000 to $400,000. The maturity date was extended to July 2025. During the first six months of 2024 and 2023, the Company recognized $39,890 and $34,712, respectively, in interest costs.

In January 2023, the Company completed placement of a $100,000 promissory note with a related party that is also an owner. The promissory note bore interest at 10% through July 31, 2023. The interest rate currently is increasing by 1% each month until it reaches 16% until paid in full. During the first six months of 2024, the Company recognized $8,000 in interest costs.

In February 2024, the Company completed placement of a $73,000 promissory note with a related party that is also an owner. The original maturity date of the loan was April 27, 2024, and the loan bore interest of $2,000. In addition, an additional $1,000 in interest accrues for each full month after the maturity date for which the principal amount remains outstanding. The loan terms were subsequently revised to extend the loan term through June 27, 2024. The principal and interest balance of the note is outstanding at June 30, 2024 at which time the Company recognized $4,100 of interest costs.

In May 2024, the Company completed placement of a $74,000 promissory note with a related party that is also an owner. The loan matures on September 30, 2024. The note accrues simple interest at 12% per annum. The principal and interest balance of the note is outstanding at June 30, 2024 at which time the Company recognized $1,265 of interest costs.

The net carrying amount of the notes is as follows:

	June 30, 2024	December 31, 2023
Note payable, related party	$1,227,000	$950,000

Discount on note payable - related party	(2,744)	(606)
Less current maturities	(550,000)	(550,000)
	(552,744)	(550,606)
	$674,256	$399,394

The future maturities of the related party note payable are as follows:

Year ending December 31,
2024	$550,000
2025	677,000
$1,227,000

The Company had additional amounts due to related parties of $0 and $11,579 at June 30, 2024 and December 31, 2023, respectively.

The Company had sales with related parties that were both owners and customers of $9,500 and $55,375 during the periods ended June 30, 2024 and December 31, 2023, respectively.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2024

9.	WARRANTS

In November 2021, in conjunction with the promissory note placement, the Company issued warrants to a related party who is also an owner of the Company to purchase common units of the Company totaling 0.5% of the fully-diluted membership interests in the Company on the date of exercise. The warrants were recorded at the estimated fair value of $1,400 as a liability and in subsequent periods will be remeasured to fair value until the warrants are exercised. In March 2022, the warrants were increased to equal 2.0% of the fully-diluted membership interests in the Company on the date of exercise. The additional warrants were recorded at the Company’s estimated fair value of $3,111 as a liability. The exercise price for the warrant units is $0.01, and the warrants are exercisable at any time with no termination date.

In October 2022, in conjunction with the promissory note - line of credit note placement, the Company issued a warrant to a related party who is also an owner of the Company to purchase common units of the Company totaling 1% of the fully-diluted membership interests in the Company on the date of the exercise. The warrant was recorded at the Company’s estimated fair value of $2,056 as a liability.

The warrants issued in 2021 and 2022 were originally recorded as equity awards when the Company executed the agreements. In 2023 after further review of the accounting literature and the indexation guidance, the Company reclassified all the prior awards to a liability and adjusted the fair value of the warrants. The key assumptions used by the professional appraiser in valuing the warrants were the Company’s revenues, earnings, the Company’s debt leveraged position and expected growth pattern in future years. Below summarizes the adjustments to the 2022 and 2021 financial statements.

The warrant adjustment as of December 31, 2022 and 2021 is displayed as follows:

	2022				2021
	Warrants Liability	Due to related parties, net less current maturities	Members’ Equity (deficit)	Interest Expense	Warrants Liability	Due to related parties, net less current maturities	Members’ Equity (deficit)
Balance, as originally reported	$-	$50,902	$(589,998)	$95,596	$-	$288,151	$8,784
Adjustment	6,167	44,928	(51,095)	(22,927)	1,400	10,522	(11,922)
Adjusted balances	$6,167	$95,830	$(641,093)	$72,669	$1,400	$298,673	$(3,138)

In May 2023, the Company drew additional funds on the line of credit note. The warrants were increased to permit purchase of 0.75% of the common units based on the fully-diluted membership interests in the Company on the date of exercise. The warrants were recorded at the Company’s estimated fair value of $618 as a liability. The exercise price of the warrant units is $0.01, and the warrants are exercisable at any time with no termination date. As of December 31, 2023 there are total warrants issued that allow the holder to purchase for $0.01 per warrant 3.75% of the Company’s common units on a fully diluted basis. The fair value estimate of these warrants is recorded as a liability of $3,085 as of December 31, 2023.

Subsequent to the 2023 year-end in May 2024, the holder of the warrants exercised all of the outstanding warrants for a penny per common unit. The total purchase was $1,161 in exchange for 116,060 common units. The $1,161 plus the remaining fair value of the warrants liability were recorded to equity at the time of the conversion. As of May 2024, there are no longer any warrants outstanding.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2024

10.	SIMPLE AGREEMENT FOR FUTURE EQUITY

In 2022, the Company entered into a Simple Agreement for Future Equity (“SAFE”) which was closed in February 2023. The Company has withdrawn $123,505 of the cash flow raised as of June 30, 2024. The SAFE will automatically convert into Conversion Units upon the closing of the Next Equity Financing (defined as “NEF”) wherein the Company sells equity for gross proceeds of not less than $250,000. In the event of a Company change of control transaction prior to the NEF, with change in control defined as the sale of substantially all of the Company’s assets or the transfer whether by merger, consolidation or otherwise of more than 50% of the outstanding voting securities, the Company shall pay the Holder in cash an amount equal to the proceeds the Holder would have received in such Company change in control transaction, if the SAFE had converted into Conversion Units at the SAFE Price immediately prior to the change in control transaction. Neither such Company change in control transaction nor NEF has occurred as of June 30, 2024.

11.	LEASES (AFTER ADOPTION OF ASC 842)

The Company leases office space and a residential apartment. The operating leases are short- term leases that have an expected term of 12 months or less at lease commencement. Lease costs associated with the short-term leases totaled $7,082 and $12,935 for the six months ended June 30, 2024 and 2023, respectively.

12.	MEMBERS’ EQUITY

The Company had the following equity balances:

	June 30, 2024	December 31, 2023
Series A Units, 1,500,000 units authorized; 500,000 units issued as of June 30, 2024 and December 31, 2023, respectively	$500,000	$500,000
Common Units, 3,500,000 units authorized; 2,177,515 units issued and 2,061,455 units issued as of June 30, 2024 and December 31, 2023, respectively	231,611	230,000
Series B, 400,000 units authorized, 378,300 units issued as of June 30, 2024 and December 31, 2023, respectively	-	-
Accumulated deficit	(1,725,260)	(2,027,180)
	$(993,649)	$(1,297,180)

Series A and Common Units have voting rights while Series B Units have no voting rights.

Income distributions made by the Company shall be made with the first 70% to Series A Members, and the remaining 30% to the Common Unit Members until Series A Members have received total distributions in the amount equal to their preferential return, and thereafter, to the holders of outstanding Common Units and Series A Units in accordance with their relative percentage interests on an as converted basis.

Distributions funded by the sale of material assets of the Company outside the normal course of business or a recapitalization or refinancing of the Company shall be distributed first to the Series A Members to cover any shortfall of their preferential return not already covered by income distributions until the Series A Members have received total distributions in an amount equal to their preferential return, and thereafter, to the holders of outstanding Common Units, Series A Units, and the Series B Units in accordance with their relative percentage interests on an as converted basis. Series B holders only participate in proceeds distributed above the threshold value assigned to their tranche of Series B Units at the time of their issuance.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2024

13.	MANAGEMENT INCENTIVE PLAN

The Company has authorized an incentive plan by which the Company may issue an aggregate of up to 400,000 Series B Units. The Series B units are designated “profits interests” within the meaning of the Internal Revenue Service’s Revenue Procedures 93-27 and 2001-43. In 2021, the 222,201 B-1 units vested at the date of grant. In 2022, the time-based service condition period of the units is four years for the 156,099 B-2 units issued. The Company has not recorded any stock compensation expense for the Series B Units issued as they are significantly out of the money and are not material to the financial statement presentation. The 156,099 B-2 units issued during 2022 have a service-related period vesting through May 2026.

14.	RISKS AND UNCERTAINTIES

At times, the Company may be involved in various legal claims and regulatory proceedings arising in the ordinary course of business. In the opinion of the Company’s management, none of these matters will have a significant effect on the Company’s financial position.

15.	GOING CONCERN

The Company is a start up with expected operating losses. The Company continues to fund these losses with additional equity contributions and debt advanced by related parties and other financing sources during the operating year. The advances are not fully committed to through June 2025. The Company has operated at a net loss of $431,165 for the six months ended June 30, 2024 and the cash flow from operations was negative $114,491 for the six months ended June 30, 2024. Several of the promissory notes outstanding at June 30, 2024 have current maturity dates in the coming 12 months. These facts and circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet all of its payment obligations through September 2025. Management believes they will continue to find financing sources during 2024 and 2025. Management is also working to attract other artists to the platform and has a good probability of continuing to work on several music catalogs with known artists in 2024. Management acknowledges that uncertainty remains over the ability of the Company to meet its funding requirements and to refinance or repay its borrowing facilities as they fall due in 2024. If for any reason the Company is unable to continue as a going concern, it could have an impact on the Company’s ability to realize assets at their recognized values, in particular website software and other intangible assets, and to extinguish liabilities in the normal course of business at the amounts stated in the financial statements.

16.	SUBSEQUENT EVENTS

The Company evaluated all subsequent events from June 30, 2024 through October 21, 2024, the date the unaudited interim financial statements were available to be issued.

On various dates between October 11, 2024 and October 17, 2024, all of the holders of the Company’s Series A and Common Units transferred their Units to SAJA, LLC, a newly formed Delaware limited liability company, in exchange for the issuance of limited liability interests of SAJA, LLC. As a result, we became a wholly-owned subsidiary of SAJA, LLC.

On October 11, 2024, our company adopted an amended and restated limited liability company agreement, which formally named SAJA, LLC, as the Manager of our Company.

On October 17, 2024, we entered into an asset transfer agreement with our affiliate, RT2, LLC, a newly formed Delaware limited liability company, and also a wholly-owned subsidiary of SAJA LLC, as well as our parent company and manager, SAJA, pursuant to which our Company transferred to RT2 all of its right, title and interest to the assets of the company that relate to the SongVest Platform (i.e. www.songvest.com).. As a result of this transaction, RT2 became the owner and operator of the SongVest Platform.

Other than those described above, no additional material events were identified which require adjustment or disclosure in the unaudited interim financial statements.

INDEPENDENT AUDITOR’S REPORT

To the Members of

RoyaltyTraders, LLC

d/b/a SongVest

Raleigh, North Carolina

Opinion

We have audited the accompanying financial statements of RoyaltyTraders, LLC (a Delaware limited liability company) d/b/a SongVest (the “Company”), which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RoyaltyTraders, LLC d/b/a SongVest as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of RoyaltyTraders, LLC d/b/a SongVest and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the Company reported net losses during the years ended December 31, 2023 and 2022, and reported negative cash flows from operations during the years ended December 31, 2023 and 2022, and as such, substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Correction of Error

As discussed in Note 9 to the financial statements, the Company reviewed and changed the recording of its outstanding warrants to be classified as liability awards. Accordingly, the Company adjusted its equity balance as of December 31, 2021 and presented 2022 and 2023 financial statements utilizing the warrant liability accounting model. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about RoyaltyTraders, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with auditing standards generally accepted in the United States of America will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with auditing standards generally accepted in the United States of America, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of RoyaltyTraders, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about RoyaltyTraders, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ ArmaninoLLP
ArmaninoLLP
St. Louis, Missouri

June 12, 2024

RoyaltyTraders, LLC
d/b/a SongVest
Balance Sheets
December 31, 2023 and 2022

	2023	(Restated) 2022
ASSETS

Current assets
Cash	$-	$73,428
Restricted cash	196,029	482,540
Accounts receivable, net	88,558	15,752
Music royalty advances	82,999	85,124
Royalty rights	55,798	-
Total current assets	423,384	656,844

Software - website development, net	61,056	102,257

Total assets	$484,440	$759,101

LIABILITIES AND MEMBERS’ DEFICIT

Current liabilities
Accounts payable	$144,762	$77,065
Accounts payable - related parties	11,579	21,958
Escrow payable	196,029	482,540
Checks issued in excess of available funds	2,571	-
Accrued interest and other	250,695	72,103
Warrants liability	3,085	6,167
Due to related parties, current maturities	550,000	550,000
Current portion of note payable, investor	100,000	-
Total current liabilities	1,258,721	1,209,833

Due to related parties, net, less current maturities	399,394	95,830
Simple agreement for future equity	123,505	94,531
Total liabilities	1,781,620	1,400,194

Members’ deficit	(1,297,180)	(641,093)

Total liabilities and members’ deficit	$484,440	$759,101

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC
d/b/a SongVest
Statements of Operations
For the Years Ended December 31, 2023 and 2022

	2023	(Restated) 2022
Revenue	$941,442	$551,211

Cost of sales	44,571	-

Gross profit	896,871	551,211

Operating expenses	1,407,492	1,316,587

Loss from operations	(510,621)	(765,376)

Other income (expense)
Interest expense	(179,166)	(72,669)
Current income taxes	-	(310)
Change in fair value of warrant liability	3,700	400
Total other income (expense), net	(175,466)	(72,579)

Net loss	$(686,087)	$(837,955)

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC
d/b/a SongVest
Statements of Changes in Members’ Deficit
December 31, 2023 and December 31, 2022 (Restated)

Balance, January 1, 2022 (as restated)	$(3,138)

Capital contributions	200,000

Net loss	(837,955)

Balance, December 31, 2022	(641,093)

Capital contributions	30,000

Net loss	(686,087)

Balance, December 31, 2023	$(1,297,180)

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC
d/b/a SongVest
Statements of Cash Flows
For the Years Ended December 31, 2023 and 2022

	2023	(Restated) 2022
Cash flows from operating activities
Net loss	$(686,087)	$(837,955)
Adjustments to reconcile net loss to net cash used in operating activities
Accretion of debt discount	4,182	2,324
Depreciation	47,015	36,199
Royalty rights expense	44,202	-
Change in fair value of warrants liability	(3,700)	(400)
Changes in operating assets and liabilities
Accounts receivable, net	(72,806)	(10,653)
Music royalty advances	2,125	6,983
Accounts payable	67,697	(34,509)
Accounts payable - related parties	(10,379)	21,958
Escrow payable	(286,511)	435,416
Accrued interest and other	178,592	68,713
Net cash used in operating activities	(715,670)	(311,924)

Cash flows from investing activities
Payments for software and website development	(5,814)	(63,527)
Royalty rights acquired	(100,000)	-
Net cash used in investing activities	(105,814)	(63,527)

Cash flows from financing activities
Checks issued in excess of available funds	2,571	-
Capital contributions	30,000	200,000
Proceeds from debt issued	100,000	-
Proceeds from line-of-credit from related party	50,000	100,000
Proceeds from debt issued from related party	250,000	250,000
Proceeds from simple agreement for future equity	28,974	94,531
Net cash provided by financing activities	461,545	644,531

Net increase (decrease) in cash, cash equivalents and restricted cash	(359,939)	269,080
Cash, cash equivalents and restricted cash, beginning of year	555,968	286,888
Cash, cash equivalents and restricted cash, end of year	$196,029	$555,968

Cash, cash equivalents and restricted cash consisted of the following:
Cash	$-	$73,428
Restricted cash	196,029	482,540
	$196,029	$555,968

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$11,763	$5,352

Supplemental schedule of noncash investing and financing activities
Warrant allocation	$618	$5,167

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC
d/b/a SongVest
Notes to Financial Statements
December 31, 2023 and December 31, 2022 (Restated)

1.	NATURE OF OPERATIONS

RoyaltyTraders LLC d/b/a SongVest (the “Company”) acts as a marketplace connecting buyers and sellers of music royalties. The marketplace provides an opportunity for the owners of music rights to monetize their future royalty streams. The Company packages and brokers royalty income streams into royalty unit offerings that are sold to investors as royalty shares. The Company charges a fee for the sourcing services and will also generate income by charging a service fee for managing and distributing certain brokered royalty payments to the royalty unit holders.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company may maintain cash balances in excess of FDIC coverage. Management considers this a normal business risk.

Restricted cash

Restricted cash represents cash received in advance from investors to purchase music royalty streams. The restricted cash will be held in escrow until the closing date of the royalty shares. The amount of restricted cash is equally offset with a recorded liability as escrow payable.

Accounts receivable

Accounts receivable are stated at the amount management expects to collect on balances outstanding at year end. Accounts receivable are generally collected within 30 days of closing and are recorded net of the allowance for expected credit losses. The estimate of the allowance for expected credit losses is based on an analysis of historical loss experience, current receivables aging, and management’s assessment of current conditions and reasonable and supportable expectation of future conditions, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The Company recorded an allowance for expected credit losses of $25,445 and $15,000 at December 31, 2023 and 2022, respectively.

Royalty rights

In 2023, the Company has purchased music royalties to be resold and distributed on the Company’s SongShares site. The Company recorded the royalty rights at cost of $100,000. As the Company sells the music royalties it records a proportionate amount of the acquired rights to cost of sales in the statements of operations. As of December 31, 2023, total remaining rights equaled $55,798 held available for sale.

RoyaltyTraders, LLC
d/b/a SongVest
Notes to Financial Statements
December 31, 2023 and December 31, 2022 (Restated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Software - website development

Website development is recorded at cost and was placed into service in January 2022. Amortization of this asset commenced once the website was placed into service over the useful life of 3 years. Continuous improvements and substantive additions are made to the website resulting in additional costs capitalized.

Leases

The Company leases an office space and residential apartment and records these as short-term rentals. The determination of whether an arrangement is a lease is made at lease inception. Under ASC 842, a contract is (or contains) a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is defined under the standards as having both the right to obtain substantially all of the economic benefits from use of the asset and the right to direct the use of the asset. Management only reassesses its determination if the terms and conditions of the contract are changed.

Warrants liability

The Company classifies warrants to purchase shares of its common units as a liability on its balance sheets when the warrant settlement features do not meet the indexation guidance and are not a fixed for fixed settlement arrangement. Warrant liabilities are classified in the balance sheet as a current liability based on the holder having rights to convert at any time.

Revenue recognition

The Company recognizes brokered sourcing fee revenue at a point in time upon the closing settlement date for each music royalty asset transaction brokered. Service fee revenue will be recognized over time as the services are performed. Revenue is recorded at the amounts the Company expects to receive. Incremental costs in obtaining a contract are expensed as incurred.

Income taxes

The Members of the Company have elected to be treated as an LLC and taxed as a partnership under provisions of the Internal Revenue Code which provide that in lieu of corporation income taxes, the Members are taxed on the Company’s taxable income.

The Company has evaluated its tax positions, expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings and believes that no provision for income taxes is necessary, at this time, to cover any uncertain tax positions.

Advertising

The Company expenses advertising costs as incurred which totaled $108,183 and $226,527 for the years ended December 31, 2023 and 2022, respectively.

Reclassifications

Certain reclassifications have been made to the 2022 financial statements to conform to the current year presentation.

RoyaltyTraders, LLC
d/b/a SongVest
Notes to Financial Statements
December 31, 2023 and December 31, 2022 (Restated)

3.	CHANGE IN ACCOUNTING PRINCIPLE

In June 2016, the FASB issued guidance (FASB ASC 326 - Measurement of Credit Losses on Financial Instruments) which significantly changed how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the Company that are subject to the guidance in FASB ASC 326 were accounts receivable.

The Company adopted the standard effective January 1, 2023. The impact of the adoption was not considered material to the financial statements and primarily resulted in new/enhanced disclosures.

4.	ALLOWANCE FOR CREDIT LOSSES

The Company had the following activity related to its allowance for expected credit losses for the years ended December 31, 2023 and December 31, 2022:

	2023	2022
Beginning balance	$15,000	$-
Provision for expected credit losses	10,445	15,000
	$25,445	$15,000

5.	MUSIC ROYALTY ADVANCES

Management periodically will receive requests from a music royalty holder asking for an advance on upcoming music royalty closings that are brokered by the Company and will be settled in the near term. The Company will issue advances to these holders as a non-interest bearing receivable that will be repaid with upcoming closing proceeds. The collateral on these advances are the music royalties that are cataloged and offered for sale to music investors. Management periodically reviews the list of outstanding advances and records an impairment on any advances that are deemed not collectible. There was no impairment recorded as of December 31, 2023 and 2022.

6.	PROPERTY AND EQUIPMENT

During 2021, the Company developed a website to allow easy access to review available music royalties and allow investors to scan the available music offerings and make applications for investment. The website went live in January 2022 at which time the asset was placed in service to be amortized over the estimated useful life of three years. Additional development costs are capitalized and maintenance costs are expensed as incurred.

Property and equipment consisted of the following:

	2023	2022
Software - website development capitalized	$144,270	$138,456
Software - accumulated depreciation	(83,214)	(36,199)
	$61,056	$102,257

Depreciation expense on software - website totaled $47,015 and $36,199 for the years ended December 31, 2023 and 2022, respectively.

RoyaltyTraders, LLC
d/b/a SongVest
Notes to Financial Statements
December 31, 2023 and December 31, 2022 (Restated)

7.	NOTE PAYABLE

In March 2023, the Company completed placement of a $100,000 promissory note with an investor. The promissory note bore interest at 10% through the maturity date of July 31, 2023 and 2% for each month after the maturity date through December 31, 2023. The promissory note was subsequently extended through January 31, 2025, with monthly extension payments of $2,000 and one balloon payment on the date of maturity. During 2023, the Company recognized $20,000 in interest costs.

8.	RELATED PARTY TRANSACTIONS

In November 2021, the Company completed placement of a $300,000 convertible promissory note and issuance of a warrant to purchase common units with a related party that is also an owner in the Company. The Company allocated $1,400 to the fair value of the warrant resulting in a discount on the promissory note of the same amount. In March 2022, the Company increased the size of the warrants and allocated $3,111 to the fair value of the revised warrants resulting in an additional discount on the promissory note of the same amount.

The convertible note bears interest at 12.5% and matures on November 23, 2024. The holder of the note may convert the principal value of the note and all accrued unpaid interest into units of the Company at the stated conversion ratio of $1 for each Class A unit. The conversion ratio is subject to possible adjustment upon the occurrence of certain specified events, including, but not limited to, the issuance of any other convertible notes and equity certificates that have rights, preferences or privileges differing from the current note. An automatic conversion will occur if a qualified financing event occurs before or prior to the maturity date. Conversion has not occurred as of December 31, 2023.

During 2023 and 2022, the Company recognized $39,795 and $39,643 in interest costs, consisting of (a) note interest of $37,500 in each year and (b) $2,295 and $2,143 of interest discount amortization, respectively.

In October 2022, the Company completed placement of a convertible promissory note - line of credit up to $300,000 and issuance of a warrant to purchase common units with a related party that is also an owner in the Company. The Company allocated $2,056 to the fair value of the warrant resulting in a discount on the promissory note of the same amount. In May 2023, the Company drew an additional $50,000 on the line of credit. The Company increased the size of the warrants and allocated $618 to the fair value of the revised warrants resulting in an additional discount on the promissory note of the same amount. As of December 31, 2023 and 2022, the outstanding debt par balance on the promissory note - line of credit is $150,000 and $100,000, respectively.

The convertible line of credit bears interest at 13% and matures on October 28, 2024. The holder of the line of credit may convert the principal value of the note and all accrued unpaid interest into units of the Company at the stated conversion ratio of $1 for each Class A unit. The conversion ratio is subject to possible adjustment upon the occurrence of certain specified events, including, but not limited to, the issuance of any other convertible notes and equity certificates that have rights, preferences or privileges differing from the current note. An automatic conversion will occur if a qualified financing event occurs before or prior to the maturity date. Conversion has not occurred as of December 31, 2023.

During 2023 and 2022, the Company recognized $18,432 and $1,462, in interest costs, consisting of $17,132 and $1,282, of principal interest and $1,300 and $180, of discount amortization, respectively. The remaining discount will be amortized through October 2024.

Management evaluated the conversion features of the note and line of credit for embedded derivatives and application of the substantial premium model of accounting of debt by applying the provisions of the Financial Accounting Standards Board Accounting Standards Update 2020-06. Separate accounting for the conversion feature of this note placement is not required. The discount on the convertible promissory notes totaled $606 and $4,170 as of December 31, 2023 and 2022, respectively.

RoyaltyTraders, LLC
d/b/a SongVest
Notes to Financial Statements
December 31, 2023 and December 31, 2022 (Restated)

8.	RELATED PARTY TRANSACTIONS (continued)

In May 2022, the Company completed placement of a $200,000 promissory note with a related party that is also an owner in the Company. The promissory note bears interest at 20%. In September 2022, the promissory note was increased by $50,000 from the original $200,000 to $250,000, without altering any terms of the agreement. During 2023, the promissory note was increased by $150,000 from the $250,000 to $400,000. The maturity date was extended to July 2025. During 2023 and 2022, the Company recognized $73,589 and $26,822, respectively, in interest costs.

In January 2023, the Company completed placement of a $100,000 promissory note with a related party that is also an owner. The promissory note bore interest at 10% through July 31, 2023. The interest rate currently is increasing by 1% each month until it reaches 16% until paid in full. During 2023, the Company recognized $15,000 in interest costs.

The net carrying amount of the note was as follows:

	2023	2022
Note payable, related party	$950,000	$650,000

Discount on note payable - related party	(606)	(4,170)
Less current maturities	(550,000)	(550,000)
	(550,606)	(554,170)
	$399,394	$95,830

The future maturities of the related party note payable are as follows:

Year ending December 31,
2024	$550,000
2025	400,000
$950,000

The Company had additional amounts due to related parties of $11,579 and $21,958 at December 31, 2023 and 2022, respectively.

The Company had sales with related parties that were both owners and customers of $55,375 and $220,017 during the years ended December 31, 2023 and 2022, respectively.

9.	WARRANTS

In November 2021, in conjunction with the promissory note placement, the Company issued warrants to a related party who is also an owner of the Company to purchase common units of the Company totaling 0.5% of the fully-diluted membership interests in the Company on the date of exercise. The warrants were recorded at the estimated fair value of $1,400 as a liability and in subsequent periods will be remeasured to fair value until the warrants are exercised. In March 2022, the warrants were increased to equal 2.0% of the fully-diluted membership interests in the Company on the date of exercise. The additional warrants were recorded at the Company’s estimated fair value of $3,111 as a liability. The exercise price for the warrant units is $0.01, and the warrants are exercisable at any time with no termination date.

RoyaltyTraders, LLC
d/b/a SongVest
Notes to Financial Statements
December 31, 2023 and December 31, 2022 (Restated)

9.	WARRANTS (continued)

In October 2022, in conjunction with the promissory note - line of credit note placement, the Company issued a warrant to a related party who is also an owner of the Company to purchase common units of the Company totaling 1% of the fully-diluted membership interests in the Company on the date of the exercise. The warrant was recorded at the Company’s estimated fair value of $2,056 as a liability.

The warrants issued in 2021 and 2022 were originally recorded as equity awards when the Company executed the agreements. In 2023 after further review of the accounting literature and the indexation guidance, the Company reclassified all the prior awards to a liability and adjusted the fair value of the warrants. The key assumptions used by the professional appraiser in valuing the warrants were the Company’s revenues, earnings, the Company’s debt leveraged position and expected growth pattern in future years. Below summarizes the adjustments to the 2022 and 2021 financial statements.

The warrant adjustment as of December 31, 2022 and 2021 is displayed as follows:

	2022				2021
	Warrants Liability	Due to related parties, net less current maturities	Members’ Equity (deficit)	Interest Expense	Warrants Liability	Due to related parties, net less current maturities	Members’ Equity (deficit)
Balance, as originally reported	$-	$50,902	$(589,998)	$95,596	$-	$288,151	$8,784
Adjustment	6,167	44,928	(51,095)	(22,927)	1,400	10,522	(11,922)
Adjusted balances	$6,167	$95,830	$(641,093)	$72,669	$1,400	$298,673	$(3,138)

In May 2023, the Company drew additional funds on the line of credit note. The warrants were increased to permit purchase of 0.75% of the common units based on the fully-diluted membership interests in the Company on the date of exercise. The warrants were recorded at the Company’s estimated fair value of $618 as a liability. The exercise price of the warrant units is $0.01, and the warrants are exercisable at any time with no termination date. As of December 31, 2023 there are total warrants issued that allow the holder to purchase for $0.01 per warrant 3.75% of the Company’s common units on a fully diluted basis. The fair value estimate of these warrants is recorded as a liability of $3,085 as of December 31, 2023.

Subsequent to year-end in May 2024, the holder of the warrants exercised all of the outstanding warrants for a penny per common unit. The total purchase was $1,161 in exchange for 116,060 common units. The $1,161 plus the remaining fair value of the warrants liability were recorded to equity at the time of the conversion. As of May 2024, there are no longer any warrants outstanding.

10.	SIMPLE AGREEMENT FOR FUTURE EQUITY

In 2022, the Company entered into a Simple Agreement for Future Equity (“SAFE”). The Company withdrew out $28,974 and $94,531 of the cash flow raised during 2023 and 2022, respectively. The SAFE will automatically convert into Conversion Units upon the closing of the next equity financing wherein the Company sells equity for gross proceeds of not less than $250,000. In the event of a Company transaction prior to the next equity financing, defined as the sale of substantially all of the Company’s assets with a transfer whether by merger, consolidation or otherwise of more than 50% of the outstanding voting securities, the Company shall pay the Holder an amount equal to the proceeds the Holder would have received in such Company transaction, if the SAFE had converted into Conversion Units at the SAFE price immediately prior to the Company transaction. Neither such Company transaction nor equity financing has occurred as of December 31, 2023.

RoyaltyTraders, LLC
d/b/a SongVest
Notes to Financial Statements
December 31, 2023 and December 31, 2022 (Restated)

11.	LEASES

The Company leases an office space and residential apartment. The operating leases are short-term leases that have an expected term of 12 months or less at lease commencement. Lease costs associated with the short-term leases totaled $23,112 and $16,007 for the years ended December 31, 2023 and 2022, respectively.

12.	MEMBERS’ EQUITY

The Company had the following equity balances:

	2023	2022
Series A Units, 1,500,000 units authorized; 500,000 units issued as of December 31, 2023 and 2022, respectively	$500,000	$500,000
Common Units, 3,500,000 units authorized; 2,061,455 units issued and 2,055,549 units issued as of December 31, 2023 and 2022, respectively	230,000	200,000
Series B, 400,000 units authorized, 378,300 units issued as of December 31, 2023 and 2022, respectively	-	-
Accumulated deficit	(2,027,180)	(1,341,093)
	$(1,297,180)	$(641,093)

Series A and Common Units have voting rights while Series B Units have no voting rights.

Income distributions made by the Company shall be made with the first 70% to Series A Members, and the remaining 30% to the Common Unit Members until Series A Members have received total distributions in the amount equal to their preferential return, and thereafter, to the holders of outstanding Common Units and Series A Units in accordance with their relative percentage interests on an as converted basis.

Distributions funded by the sale of material assets of the Company outside the normal course of business or a recapitalization or refinancing of the Company shall be distributed in accordance with the operating agreement, first to the Series A Members to cover any shortfall of their preferential return not already covered by income distributions until the Series A Members have received total distributions in an amount equal to their preferential return, and thereafter, to the holders of outstanding Common Units, Series A Units, and the Series B Units in accordance with their relative percentage interests on an as converted basis. Series B holders only participate in proceeds distributed above the threshold value assigned to their tranche of Series B Units at the time of their issuance.

13.	MANAGEMENT INCENTIVE PLAN

The Company has authorized an incentive plan by which the Company may issue an aggregate of up to 400,000 Series B Units. The Series B units are designated “profits interests” within the meaning of the Internal Revenue Service’s Revenue Procedures 93-27 and 2001-43. In 2021, the 222,201 B-1 units vested at the date of grant. In 2022, the time-based service condition period of the units is four years for the 156,099 B-2 units issued. The Company has not recorded any stock compensation expense for the Series B Units issued as they are significantly out of the money and are not material to the financial statement presentation. The 156,099 B-2 units issued during 2022 have a service-related period vesting through May 2026.

14.	RISKS AND UNCERTAINTIES

At times, the Company may be involved in various legal claims and regulatory proceedings arising in the ordinary course of business. In the opinion of the Company’s management, none of these matters will have a significant effect on the Company’s financial position.

RoyaltyTraders, LLC
d/b/a SongVest
Notes to Financial Statements
December 31, 2023 and December 31, 2022 (Restated)

15.	GOING CONCERN

The Company is a start up with expected operating losses. The Company continues to fund these losses with additional equity contributions and debt advanced by related parties and other financing sources during the operating year. The advances are not fully committed to through June 2025. The Company has operated at a net loss in 2023 of $686,087 and the cash flow from operations was negative $715,670. Several of the promissory notes outstanding at December 31, 2023 have current maturity dates in the coming 12 months. These facts and circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet all of its payment obligations through June 2025. Management believes they will continue to find financing sources during 2024 and 2025. Management is also working to attract other artists to the platform and has a good probability of continuing to work on several music catalogs with known artists in 2024.

Management acknowledges that uncertainty remains over the ability of the Company to meet its funding requirements and to refinance or repay its borrowing facilities as they fall due in 2024. If for any reason the Company is unable to continue as a going concern, it could have an impact on the Company’s ability to realize assets at their recognized values, in particular website software and other intangible assets, and to extinguish liabilities in the normal course of business at the amounts stated in the financial statements.

16.	SUBSEQUENT EVENTS

The Company evaluated all subsequent events through June 12, 2024, the date the financial statements were available to be issued.

The Company signed a promissory note agreement on February 27, 2024 with a related party for $73,000 with a maturity date of June 27, 2024.

The Company signed a promissory note agreement on May 9, 2024 with a related party for $74,000 with a maturity date of September 30, 2024.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
1.1	Broker-Dealer Agreement with Dalmore Group LLC&
2.1	Certificate of Formation of RoyaltyTraders LLC*
2.2	Amended and Restated Limited Liability Company Agreement of RoyaltyTraders LLC@@@
3.1	Form of SAFE Agreement offered to Regulation Crowdfunding Investors^
4.1	Form of Subscription Agreement**
6.1	“Hit the Quan” Royalty Share Agreement*
6.2	Form of Listing Agreement@@@
6.3	Note Purchase Agreement, Convertible Note and Warrant between the Company and Alex Guiva dated November 23, 2021**
6.4	Amendment to Convertible Note and Warrant between the Company and Alex Guiva dated November 23, 2021****
6.5	Amendment to Convertible Note between the Company and Alex Guiva@
6.6	“Chippass” Royalty Share Agreement***
6.7	Amended and Restated Unsecured Promissory Note effective June 14, 2024 between the Company and The Kingdom Trust Company, Custodian, FBO Sean Peace IRA.@
6.8	Convertible Promissory Note - Line of Credit Agreement between the Company and Alex Guiva dated October 28, 2022^^^
6.9	Warrant Purchase Agreement dated October 28, 2022 between the Company and Alex Guiva^^^
6.10	“Fear No More” Royalty Share Agreement^^
6.11	“Onyx, Travis Scott, The Notorious B.I.G. & More” Royalty Share Agreement^^^
6.12	“Cross Me” Royalty Share Agreement^^
6.13	“Young L” Royalty Share Agreement+
6.14	“Cainon Lamb” Royalty Share Agreement+
6.15	“Erik Cain” Royalty Share Agreement+
6.16	“No Scrubs – TLC Version”, “Creep – TLC Version”, and “Diggin’ On You – TLC Version” Royalty Share Agreement (and Form of Addendum)++
6.17	OneOf Agreement (and Form of Addendum)++
6.18	Amended and Restated Promissory Note originally issued on March 27, 2023 ($100,000)++
6.19	Amendment to Amended and Restated Promissory Note originally issued on March 27, 2023 ($100,000)@
6.20	“Swish Swish” Royalty Share Agreement#
6.21	Promissory Note, as amended, between the Company and Alex Guiva ($73,000)@
6.22	Promissory Note between the Company and Alex Guiva dated May 9, 2024 ($74,000)@
6.23	“Beyonce’s Radio” Royalty Share Agreement@@
6.24	“BulletBoys – I Know There’s Something Going On” Royalty Share Agreement@@
6.25	“BulletBoys – “Smooth Up In Ya- 2024 Version” Royalty Share Agreement@@
6.26	“Cainon Lamb (Beyonce Countdown and More)” Royalty Share Agreement@@
6.27	“Justin Bieber’s Rockin Around the Christmas Tree” Royalty Share Agreement@@
6.28	“Young Thug – Best Friend” Royalty Share Agreement@@
6.29	Contribution and Exchange Agreement – Sean Peace@@@
6.30	Contribution and Exchange Agreement – Alex Guiva@@@
6.31	Asset Transfer (Assignment and Assumption) Agreement dated October 17, 2024 between the Company and RT2, LLC@@@
6.32	Services Agreement dated October 11, 2024 between the Company and RT2, LLC@@@
8	Form of Escrow Agreement*
11	Consent of Auditor&
12	Opinion on legality of the offered Royalty Share Units&
13.1	Testing the Waters Materials (“No Scrubs – TLC Version”)++
13.2	Post-Auction Testing the Waters Website (“No Scrubs – TLC Version”)+++
13.3	Testing the Waters Materials (“Swish Swish”)#
13.4	Testing the Waters Materials “Beyonce’s Radio”@@
13.5	Testing the Waters Materials “BulletBoys”@@
13.6	Testing the Waters Materials “Justin Bieber’s Rockin Around the Christmas Tree”@@
13.7	Testing the Waters Materials “Young Thug – Best Friend”@@

&	Filed herewith
@	Incorporated by reference to the exhibit to the company’s Form 1-K filed with the SEC on June 18, 2024.
@@	Incorporated by reference to the exhibit to the company’s offering statement on Form 1-A POS filed with the SEC on July 1, 2024
@@@	Incorporated by reference to the exhibit to the company’s Semi-Annual Report on Form 1-SA filed with the SEC on October 18, 2024
#	Incorporated by reference to the exhibit to the company’s offering statement on Form 1-A POS filed with the SEC on November 17, 2023
*	Incorporated by reference to the exhibit to the company’s offering statement on Form 1-A filed with the SEC on May 21, 2021, and incorporated by reference herein.
**	Incorporated by reference to the exhibit to the company’s offering statement on Form 1-A POS filed December 29, 2021, and incorporated by reference herein.
***	Incorporated by reference to the exhibit to the company’s offering statement on Form 1-A POS filed July 27, 2022 and incorporated by reference herein.
****	Incorporated by reference to the exhibit to the company’s annual report on Form 1-K, filed May 2, 2022, and incorporated by reference.
^	Incorporated by reference to the exhibit to the company’s semi-annual report on Form 1-SA filed September 27, 2022.
^^	Incorporated by reference to the exhibit to the company’s offering statement on Form 1-A POS filed November 18, 2022.
^^^	Incorporated by reference to the exhibit to the company’s offering statement on Form 1-A POS filed December 21, 2022.
+	Incorporated by reference to the exhibit to the company’s offering statement on Form 1-A POS filed with the SEC on February 17, 2023, and incorporated by reference herein.
++	Incorporated by reference to the exhibit to the company’s offering statement on Form 1-A POS filed with the SEC on June 14, 2023, and incorporated by reference herein.
+++	Incorporated by reference to the exhibit to the company’s offering statement on Form 1-A POS filed with the SEC on July 19, 2023, and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on October 21, 2024.

ROYALTYTRADERS LLC

By:	/s/ Sean Peace
Sean Peace
Manager of SAJA, LLC, the Manager of RoyaltyTraders LLC

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Sean Peace	Manager of SAJA, LLC, the Manager of RoyaltyTraders LLC, principal executive officer, principal financial officer, and principal accounting officer	on October 21, 2024
Sean Peace

/s/ Alexander Guiva	Manager of SAJA, LLC, the Manager of RoyaltyTraders LLC	on October 21, 2024
Alexander Guiva